UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.)

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MB Financial, Inc.

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800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

April 27, 2011

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of MB Financial, Inc. (the “Company”), I cordially invite you to attend the Company’s Annual Meeting of Stockholders.  The meeting will be held at 8:30 a.m., local time, on Monday, June 13, 2011 at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois.

At the meeting, stockholders will vote on (i) the election of two directors of the Company, (ii) an advisory (non-binding) vote on executive compensation, (iii) the approval of the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan, (iv) the approval of an amendment to the Company’s charter to declassify the Board of Directors and certain related amendments and (v) the ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.  The Board of Directors recommends that you vote FOR the election of each of the director nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation, FOR the approval of the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan, FOR the approval of the charter amendment to declassify the Board and the related amendments and FOR the ratification of the appointment of McGladrey & Pullen, LLP.

This year we are again using a Securities and Exchange Commission rule to furnish our proxy statement, 2010 Annual Report on Form 10-K and proxy card over the internet to stockholders.  This means that most stockholders will not receive paper copies of these documents.  Instead, these stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting.  If you received only the notice and would like to receive a copy of the printed materials, the notice contains instructions on how you can request copies of these documents.

I encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please read the enclosed proxy statement and then vote by submitting your proxy as promptly as possible.  Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Thank you for your attention to this important matter.

Very truly yours,

Mitchell Feiger
President and Chief Executive Officer

800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 13, 2011

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of MB Financial, Inc. (the “Company”) will be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Monday, June 13, 2011.

The Meeting is for the purpose of considering and acting upon:

1.	the election of two directors of the Company;

2.	an advisory (non-binding) vote on executive compensation;

3.	the approval of the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan;

4.	the approval of an amendment to the Company’s charter to declassify the Board of Directors and certain related amendments;

5.	the ratification of the appointment of McGladrey & Pullen LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2011; and

6.	such other matters as may properly come before the Meeting, or any adjournments or postponements of the Meeting.

The Board of Directors is not aware of any other business to properly come before the Meeting.  The Board of Directors recommends a vote FOR the election of each of the director nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation, FOR the approval of the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan, FOR the approval of the charter amendment to declassify the Board and the related amendments and FOR the ratification of the appointment of McGladrey & Pullen, LLP.

Stockholders of record at the close of business on March 28, 2011 are the stockholders entitled to vote at the Meeting and any adjournments or postponements of the Meeting.  Stockholders may vote in person at the Meeting or by proxy.  Note, however, that if you hold your shares in street name through a bank, broker or other nominee and wish to vote your shares in person at the Meeting, then you must obtain a legal proxy from the holder of record authorizing you to do so by contacting your bank, broker or other nominee.  The Company reserves the right to limit admission to the Meeting to stockholders of record and persons holding shares in street name who provide appropriate documentation of beneficial ownership, such as a recent brokerage account statement.

By Order of the Board of Directors

Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
April 27, 2011

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.

PROXY STATEMENT

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
_____________________

ANNUAL MEETING OF STOCKHOLDERS
June 13, 2011

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of MB Financial, Inc., a Maryland corporation (the “Company,” “we,” “us,” “our”), of proxies to be used at our Annual Meeting of Stockholders (the “Meeting”), to be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Monday, June 13, 2011, and all adjournments and postponements of the Meeting.

The accompanying Notice of Annual Meeting and proxy and this Proxy Statement are first being made available to stockholders on or about April 27, 2011.

At the Meeting, our stockholders will be asked to consider and vote upon (i) the election of two directors of the Company, each for a three-year term, (ii) an advisory (non-binding) vote on executive compensation, (iii) the approval of the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan, (iv) the approval of an amendment to the Company’s charter to declassify the Board of Directors and certain related amendments and (v) the ratification of the appointment of McGladrey & Pullen LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Certain information in this Proxy Statement relates to our bank subsidiary, MB Financial Bank, National Association (the “Bank”).

We have decided again to use the Notice and Access rule adopted by the Securities and Exchange Commission to provide access to our proxy materials over the internet instead of mailing a printed copy of the proxy materials to each stockholder. As a result, on or about April 27, 2011, we will mail to most stockholders only a “Notice of Internet Availability of Proxy Materials” that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet.  If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.

Vote Required and Proxy Information

All shares of the common stock, par value $.01 per share (“Common Stock”) represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions on such proxies.  If no instructions are indicated, properly executed proxies will be voted for the election of the nominees named in this Proxy Statement, for the advisory vote on executive compensation, for the approval of the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan, for the approval of the charter amendment to declassify the Board and the related amendments and for the ratification of the appointment of McGladrey & Pullen LLP.  If any other matters properly come before the Meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.  We are not aware of any other matters to properly come before the Meeting.

On March 23, 2011, our Board of Directors amended the Company’s by-laws to provide that in an uncontested election of directors, directors will be elected by a majority of the votes cast with respect to each director.  This means that the number of votes cast “FOR” the election of a nominee must exceed the number of votes cast “AGAINST that nominee in order for that nominee to be elected.  Only “FOR” or “AGAINST” votes are counted as votes cast with respect to a director nominee.  Abstentions and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast.  In a contested election, which is one where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.  The election of directors at the Meeting will not be a contested election.  Therefore, directors will be elected at the Meeting under the majority voting standard described above.

Our corporate governance principles were also amended by the Board on March 23, 2011 to provide that in order for an incumbent director to be nominated for re-election at an annual meeting of stockholders, he or she must, prior to the filing with the Securities and Exchange Commission of the Company’s definitive proxy statement for that meeting, tender his or her irrevocable resignation to the Chairman of the Nominating and Corporate Governance Committee of the Company’s Board of Directors, which resignation will take effect only upon (i) his or her failure to receive the required vote in an uncontested election at the meeting and (ii) the Board’s acceptance of such resignation.  Our corporate governance principles further provide that if a nominee for re-election fails to receive the required vote, the Nominating and Corporate Governance Committee must consider the director’s previously submitted irrevocable resignation and make a recommendation to the Board of Directors on whether to accept or reject such resignation.  The Board of Directors must act on the resignation within 90 days following the date of the final certification of the stockholder vote pertaining to the election, and the Company will promptly thereafter disclose the Board’s decision on whether to accept or reject the resignation and the reasons for the Board’s decision.

The advisory vote on executive compensation, the approval of the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan and the ratification of the appointment of McGladrey & Pullen LLP each requires the affirmative vote of a majority of the votes cast on the matter. The approval of the charter amendment to declassify the Board and the related amendments requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.    Abstentions and broker non-votes will not be counted as votes cast on these matters. Accordingly, abstentions and broker non-votes will have no effect on the advisory vote on executive compensation, the approval of the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan or the ratification of the appointment of McGladrey & Pullen LLP.  Abstentions and broker non-votes will, however, have the effect of votes against the approval of the charter amendment to declassify the Board and the related amendments.

The holders of a majority of the outstanding shares of the Common Stock, present in person or represented by proxy, will constitute a quorum for purposes of the Meeting.  Abstentions and broker non-votes will be treated as shares present for quorum purposes.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).  Any written notice revoking a proxy should be delivered to Doria Koros, Vice President and Corporate Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.  If your shares are held in “street name” through a bank, broker or other nominee, you must follow the instructions on the form you receive from your bank, broker or other nominee with respect to revoking your proxy.  Your bank, broker or other nominee is prohibited from voting your shares on any matter other than ratification of the appointment of McGladrey & Pullen LLP, unless you provide instructions to the bank, broker or nominee on how to vote your shares.  You are encouraged to provide such instructions so that your shares will be voted on the other matters.

Voting Securities and Certain Holders Thereof

Only stockholders of record as of the close of business on March 28, 2011 will be entitled to notice of and to vote at the Meeting.  Each stockholder is entitled to one vote for each share of Common Stock held as of the record date, provided, however, that pursuant to Section F of Article 5 of the Company’s charter, no stockholder who beneficially owns more than 14.9% of the shares of Common Stock outstanding as of that date may vote shares in excess of this limit.  As of that date, 54,588,090 shares of Common Stock were issued and outstanding.  We have no other securities outstanding whose holders are entitled to vote at the Meeting.

The following table sets forth, as of March 28, 2011, certain information as to the beneficial ownership of Common Stock by:  (i) those persons or entities known by us to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for election as director; (iii) each named executive officer, as defined below under “Executive Compensation – Compensation Discussion and Analysis;” and (iv) all directors and executive officers as a group.  Except as indicated otherwise, the address for each person listed below is: c/o MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.  An asterisk denotes beneficial ownership of less than one percent.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Wellington Management Company, LLP	5,341,462 (2)	9.78
280 Congress Street
Boston, MA 02210

Columbia Wanger Asset Management, LLC	4,157,900 (3)	7.61
227 West Monroe Street Suite 3000
Chicago, IL 60606

BlackRock, Inc.	3,038,353 (4)	5.56
40 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP	2,692,922 (5)	4.93
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

David P. Bolger	45,280	*
Director

Rosemarie Bouman	109,937	*
Vice President of the Company; Executive Vice President,
Administration of the Bank

Robert S. Engelman, Jr.	104,994	*
Director

Mitchell Feiger	704,759	1.28
Director and President and Chief Executive Officer of the Company; President of the Bank

Burton J. Field	183,683	*
Vice President of the Company and President of Lease Banking of the Bank

Charles J. Gries	42,731	*
Director

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
James N. Hallene	57,807	*
Vice Chairman

Thomas H. Harvey	388,287	*
Chairman of the Board

Patrick Henry	913,939	1.67
Director

Richard J. Holmstrom	264,354	*
Director

Karen J. May	27,764	*
Director

Ronald D. Santo	188,023	*
Director and Former Vice President of the Company; Chairman and Former Group President of the Bank

Brian J. Wildman	50,725	*
Executive Vice President, Wealth Management and Commercial Services of the Bank

Jill E. York	154,233	*
Vice President and Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank

Directors and executive officers as a group	3,431,396	6.20
(18 persons)
________
(1)
With respect to the directors and executive officers, includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers.  Also reflects the holdings of shares of certain of the executive officers through their accounts under our 401(k) profit sharing plan and the holdings of directors and executive officers of units of the Company Common Stock fund pursuant to our stock deferred compensation plan.  In addition, includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 28, 2011, as follows:  Mr. Bolger – 35,688 shares; Ms. Bouman – 15,504; Mr. Feiger – 311,424 shares; Mr. Field – 37,170; Mr. Gries – 2,550 shares; Mr. Hallene – 42,237 shares; Mr. Henry – 5,877 shares; Mr. Holmstrom – 50,524 shares; Ms. May – 15,645 shares; Mr. Santo – 86,026 shares; Mr. Wildman – 10,792; Ms. York – 72,053 shares; and all directors and executive officers as a group – 751,559 shares.  Also includes 6,632 shares underlying director stock units held by Mr. Gries.

(2)
As reported by Wellington Management Company, LLP (“Wellington”) in a Schedule 13G amendment filed with the SEC on February 14, 2011.  Wellington reported having shared voting power over 3,450,799 shares and shared dispositive power over all 5,341,462 shares.

(3)
As reported by Columbia Wanger Asset Management, LLC (“Columbia”) in a Schedule 13G amendment filed with the SEC on February 10, 2011.  Columbia reported having sole voting power over 3,835,900 shares and sole dispositive power over all 4,157,900 shares.

(4)
As reported by BlackRock, Inc. (“BlackRock”) in a Schedule 13G amendment filed with the SEC on February 7, 2011.  Black Rock reported having sole voting and dispositive powers over all 3,038,353 shares.

(5)
As reported by Dimensional Fund Advisors LP (“Dimensional”) in a Schedule 13G amendment filed with the SEC on February 11, 2011.  Dimensional reported having sole voting power over 2,606,416 shares and sole dispositive power over all 2,692,922 shares.

PROPOSAL I.  ELECTION OF DIRECTORS

       The Company’s Board of Directors currently consists of ten members, but will be reduced to nine members as of the time of the Meeting as a result of the retirement of Director Patrick Henry.  Mr. Henry’s term as a director will expire at the time of the Meeting and he is not permitted to be re-nominated due to the mandatory director retirement provision of the Company’s by-laws.  The Board is divided into three classes, with approximately one-third of the directors serving in each class.  Directors are generally elected to serve for a three-year term or until their respective successors are elected and qualified.

The following table sets forth certain information regarding our Board of Directors, including each director’s term of office.  The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has approved the nominees identified in the following table.  If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, may approve.  At this time, the Board of Directors knows of no reason why any nominee named in this Proxy Statement may be unable to serve, if elected.

Name	Age	Position(s) Held in the Company	Director Since (1)	Term of Class to Expire

NOMINEES

Richard J. Holmstrom	53	Director	1998	2014
Karen J. May	53	Director	2004	2014

DIRECTOR WHOSE TERMS EXPIRE IN 2012 AND 2013

David P. Bolger	54	Director	2004	2012
Robert S. Engelman, Jr.	69	Director	1993	2012
Thomas H. Harvey	50	Chairman of the Board	1995	2012
Ronald D. Santo	68	Director and Chairman of the Bank	1990	2012

Mitchell Feiger	52	Director and President and Chief Executive Officer of the Company and President of the Bank	1992	2013
James N. Hallene	50	Vice Chairman	2000	2013
Charles J. Gries	65	Director	2006	2013

__________
(1)
Includes service with the Company’s predecessors prior to the November 6, 2001 merger of equals (the “MB-MidCity Merger”) between MB Financial, Inc., a Delaware corporation (“Old MB Financial”), and MidCity Financial Corporation, a Delaware corporation (“MidCity Financial”), which resulted in the Company in its present legal form.

The business experience for at least the past five years of each nominee and standing member of the Board of Directors is set forth below.

Nominees

Richard J. Holmstrom.  Mr. Holmstrom is Co-Founder and Vice Chairman of Menlo Equities LLC, a real estate investment and development company headquartered in Palo Alto, California.  Prior to co-founding Menlo Equities, Mr. Holmstrom was a partner at the Shidler Group, a private real estate investment company with offices across the United States.  Mr. Holmstrom is a member and past president of the Silicon Valley Chapter of the National Association of Industrial and Office Properties.  He is a co-founder of New Resource Bank based in San Francisco, California.  Mr. Holmstrom is a Trustee of the UC Berkeley Foundation, and a member of the Advisory Board of the UC Berkeley Haas School of Business.  Other outside board experience includes serving as a director of the Stanford Alumni Association.  Mr. Holmstrom brings to the Board extensive knowledge and experience in commercial real estate matters, which is one of the Company’s primary lending areas.  The diversity of his other board experiences provides him with a unique perspective in addressing matters before the Board.

Karen J. May.  Ms. May is Executive Vice President, Global Human Resources of Kraft Foods, Inc.  She joined Kraft Foods in October 2005.  Prior to that, Ms. May was Corporate Vice President, Human Resources, of Baxter International, Inc. and served in that capacity beginning in February 2001.  Ms. May joined Baxter in 1990 as Director, Corporate Audit.  Ms. May held various positions including Vice President/Controller of the U.S. Distribution Business and Vice President of International Finance.  In 1998, Ms. May was named Vice President of Global Planning and Staffing.  In 2000, Ms. May’s responsibilities expanded to include all global human resource functions including compensation, benefits, employee relations, development and employee services.  Prior to joining Baxter, Ms. May worked at PriceWaterhouseCoopers in the Atlanta, Chicago and New York offices.  With her initial career background in financial and accounting-related matters and more recent positions as a senior executive in charge of human resources for several large, publicly held companies, Ms. May brings a wealth of knowledge and experience in multiple areas of critical importance to the Board, especially with regard to compensation matters.  Ms. May is Chair of the Board’s Organization and Compensation Committee.

Standing Board Members

David P. Bolger. Mr. Bolger was the Chief Operating Officer of Chicago 2016, the effort to bring the 2016 Olympic and Paralympic Games to Chicago.  Prior to assuming that role, he was Executive Vice President and Chief Financial Officer of Aon Corporation, the world’s largest insurance and reinsurance intermediary.  Prior to joining Aon, Mr. Bolger worked for 21 years at Bank One Corporation and its predecessor companies, serving in various roles including President of American National Bank & Trust Company of Chicago.  Mr. Bolger serves as a Director of MF Global Holdings, Ltd., a NYSE company headquartered in New York City, and as a director of the Lincoln Park Zoo, the Chicago History Museum, and Merit School of Music, all of Chicago.  Mr. Bolger also serves on the Alumni Advisory Board of Northwestern University’s J.L. Kellogg Graduate School of Management and on the Dean’s Advisory Council of Marquette University’s College of Business Administration.  Mr. Bolger has extensive experience in commercial banking, risk management, financial reporting and financial control.  In addition, his experience as Chief Operating Officer of Chicago 2016 enhanced his organizational and leadership skills and strengthened his many ties to the Chicago community.  Mr. Bolger is Chair of the Board’s Credit Risk Committee.

Robert S. Engelman, Jr.  Mr. Engelman served as Chairman of the Board of Old MB Financial prior to the MB-MidCity Merger.  He joined Old MB Financial (then known as Avondale Financial Corp.) in January 1993 as President, Chief Executive Officer and a director and served as President and Chief Executive Officer until the completion of the merger of Coal City Corporation into Old MB Financial in February 1999.  Prior to joining Old MB Financial, Mr. Engelman was the Chairman of the Board and Chief Executive Officer of University Financial Corporation and its wholly-owned subsidiary, First Federal of Elgin, FSA, Elgin, Illinois.  Mr. Engelman is a past director of LSA Variable Trust (Allstate Insurance Company sponsored mutual fund family) and Golub and Company, a Chicago based commercial real estate development company.  Mr. Engelman serves as a Trustee of the Tesseract School in Phoenix, Arizona and is currently Chair of the Parents Advisory Board at Gettysburg College, Gettysburg, Pennsylvania.  Mr. Engelman’s career in the banking industry and his prior positions with the Company’s predecessors give him a thorough understanding of the Company’s business, and his experience in running a financial institution during a variety of operating environments make him a particularly valuable resource to the Board and management.

Thomas H. Harvey.  Mr. Harvey was appointed Chairman of the Board of Directors of the Company effective December 31, 2006.  Mr. Harvey is Chief Executive Officer of the ClimateWorks Foundation, a large, California-based international philanthropic organization.  From January 2002 to April 2008, Mr. Harvey served as the Environment Program Director of the William and Flora Hewlett Foundation.  From January 1991 to January 2002, Mr. Harvey served as President of Energy Foundation.  Mr. Harvey’s executive positions with multiple non-profit organizations provide him with strong organizational and leadership skills, which make him particularly well-suited to serve as Chairman of the Board and as Chairman of the Board’s Executive Committee.  Mr. Harvey also has gained extensive investment experience through his management of the investment portfolio for a non-profit organization and as the manager of multiple financial trusts.  Mr. Harvey holds undergraduate and graduate degrees in engineering from Stanford University, with a focus on large systems management.

Ronald D. Santo.  Mr. Santo is Chairman of the Bank, and, prior to his retirement in September 2008, also served as Group President of the Bank and Vice President of the Company.  Prior to the MB-MidCity Merger, Mr. Santo served as Executive Vice President and Secretary of MidCity Financial since 1998 and 1981, respectively, and as President and a director of The Mid-City National Bank of Chicago, a subsidiary of MidCity Financial, since 1998 and 1988, respectively.  In addition, prior to the MB-MidCity Merger, Mr. Santo served as Chief Executive Officer and a director of First National Bank of Elmhurst, a subsidiary of MidCity Financial, since 1986, and Vice Chairman of the Board of First National Bank of Elmhurst since 1993.  Mr. Santo’s career in the banking industry and his prior executive positions with the Company and its predecessors give him a thorough understanding of the Company’s business and invaluable institutional knowledge.

Mitchell Feiger. Mr. Feiger is President and Chief Executive Officer of the Company, positions he held with Old MB Financial from February 1999 until completion of the MB-MidCity Merger.  Mr. Feiger also serves as a director of the Bank and became President of the Bank in September 2010.  Mr. Feiger began his career with Touche Ross & Company in 1982, and then in 1984 joined Affiliated Banc Group, a bank holding company which was sold in 1987, where he worked in various capacities until eventually becoming Executive Vice President.  Mr. Feiger served as President and a director of Coal City Corporation, which was merged into Old MB Financial (known prior to that merger as Avondale Financial Corp.) in February 1999, from 1992 until the completion of that merger.  He also served as Chief Executive Officer of Coal City Corporation from October 1998 until completion of its merger into Old MB Financial.  Mr. Feiger currently serves as a director of Calamos Asset Management, Inc.  He also serves as a director of the Children’s Memorial Medical Center/Children’s Memorial Hospital Board and Community Investment Corporation Board.   Mr. Feiger has more than 25 years of experience in the banking industry, and has served as Chief Executive Officer of the Company or one of its predecessors for more than ten years.  Mr. Feiger is a native of the Chicago area and earned a Masters of Business Administration from the University of Chicago.  Mr. Feiger brings to the Board extensive industry experience, invaluable knowledge of all aspects of the Company’s business and operations, strong leadership and organizational skills and deep ties to the Chicago area and its local business community.

James N. Hallene.  Mr. Hallene founded Capital Concepts, LLC, a Chicago-based private equity investment firm, in 1998 and currently serves as its principal.  He is also a partner with CapX Partners, an equipment leasing fund and a licensee of the Small Business Administration’s Small Business Investment Company Program.  Before Capital Concepts, Mr. Hallene co-founded and later sold the data-consolidation company, MaxMiles.  For 15 years Mr. Hallene was employed at American National Bank, a subsidiary of Bank One Corporation, where he oversaw credit, cash management and technology-business units during his tenure.  Mr. Hallene serves on the boards of Kehe Distributors, HallStar Company, VSA Partners, and Resource Land Fund.  Through his prior work in the banking industry and current investment firm positions, Mr. Hallene brings to the Board a diverse array of business experiences and extensive knowledge of corporate governance matters.  Mr. Hallene is Chairman of the Board’s Nominating and Corporate Governance Committee.

Charles J. Gries.  Mr. Gries founded Charles J. Gries & Company, LLP, a public accounting firm, in 1983 and currently serves as the managing partner.  From 1968 to 1983, Mr. Gries has served in various capacities in a regional and national CPA firm through the partner level.  Prior to its acquisition by the Company on August 25, 2006, Mr. Gries served as a director of Oak Brook Bank since 1981, and as a director of First Oak Brook Bancshares, Inc. (“First Oak Brook”) since 2002.  With more than 40 years of experience in public accounting and 30 years of experience serving as a bank director, Mr. Gries has in-depth knowledge of accounting and auditing matters affecting financial institutions and is a particularly valuable resource to the Company’s financial management.  Mr. Gries is Chairman of the Board’s Compliance and Audit Committee.

Executive Officers Who Are Not Also Directors

Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company.

Rosemarie Bouman.  Ms. Bouman, age 54, is Vice President of the Company and Executive Vice President, Administration and a director of the Bank.  Ms. Bouman served in a variety of capacities for First Oak Brook and its subsidiary bank, Oak Brook Bank, from 1983 until our acquisition of First Oak Brook and Oak Brook Bank on August 25, 2006.  Her most recent positions were as Executive Vice President, Chief Operating Officer and Chief Financial Officer of First Oak Brook and as Senior Executive Vice President of Oak Brook Bank. Ms. Bouman previously served as an auditor with Arthur Andersen & Co. from 1979 to 1983.

Burton J. Field.  Mr. Field, age 75, is Vice President of the Company and President of Lease Banking of the Bank.  Mr. Field also is a director of the Bank.  Prior to becoming President of Lease Banking in December 2005, Mr. Field was President of the Bank.  Mr. Field retired as a director of the Company effective December 31, 2005 pursuant to the Company’s mandatory director retirement policy.  Prior to the MB-MidCity Merger, Mr. Field served as President and Chief Executive Officer of Manufacturers Bank since 1983 and as a director of Manufacturers Bank since 1977.  Mr. Field has over 40 years of banking and finance experience, mainly in the areas of commercial lending and leasing.  Mr. Field joined Manufacturers Bank in 1970.

Mark A. Heckler.  Mr. Heckler, age 47, is Executive Vice President, Credit Management and a director of the Bank.  Prior to joining the Company in 2002, he was First Vice President of Bank One and served in various management positions with its predecessor organization, American National Bank and Trust Company of Chicago, since 1985.  Mr. Heckler also serves as Chairman of the Board of Norwood Life Care, a not-for-profit senior living facility in Chicago.

Larry J. Kallembach.  Mr. Kallembach, age 54, is Executive Vice President, Operations and Technology and a director of the Bank.  Prior to the MB-Mid City merger, Mr. Kallembach served as Senior Vice President of MidCity Financial and Chief Executive Officer of MidCity Information Services since 1998.  Prior to coming to MidCity Financial, he was Executive Vice President of Bank Illinois and served in various management positions with its predecessor organization, Champaign National Bank, since 1978.

Edward F. Milefchik.  Mr. Milefchik, age 46, is Executive Vice President, Commercial Banking and a director of the Bank.  Prior to joining the Company in 2008, Mr. Milefchik served as Senior Vice President at Fifth Third Bank’s Chicago affiliate and oversaw the company’s commercial banking operations in the western suburbs of Chicago.  Mr. Milefchik has 25 years of banking experience and previously served 16 years in various capacities for Bank One and its predecessor organization, American National Bank of Chicago.

Susan G. Peterson.  Ms. Peterson, age 61, is Executive Vice President and Chief Retail Banking Officer and a director of the Bank.  Prior to our acquisition of First Oak Brook and Oak Brook Bank, Ms. Peterson served as Executive Vice President and Chief Retail Banking Officer of Oak Brook Bank since 2001, and prior to that served as Vice President and Head of Retail Banking of Oak Brook Bank since joining Oak Brook Bank in 1999.  Ms. Peterson previously served in various retail management positions with First Midwest Bank and Heritage Bank.

Brian J. Wildman.  Mr. Wildman, age 48, is Executive Vice President and responsible for the Bank’s Wealth Management and Commercial Services groups.  He is also a director of the Bank.  Prior to joining the Company in 2003, he was First Vice President of Bank One and served in various management positions with its predecessor organization, American National Bank and Trust Company of Chicago, since 1988.  Mr. Wildman also serves as Chairman of the Board of Trustees of Action International Ministries, Inc. and is a member of the Board of Trustees of Missionary Furlough Homes, Inc.

Jill E. York.  Ms. York, age 47, is Vice President and Chief Financial Officer of the Company and Executive Vice President, Chief Financial Officer and a director of the Bank.  Prior to the MB-MidCity Merger, she served as Vice President and Chief Financial Officer of Old MB Financial since joining Old MB Financial in August 2000 and also served as Senior Vice President, Chief Financial Officer and a director of Manufacturers Bank.  Ms. York previously served as a partner with the public accounting firm of McGladrey & Pullen, LLP.  She was in public accounting for 15 years and is a member of the Illinois CPA Society.

Director Independence

Our Board of Directors has determined that Directors Bolger, Gries, Hallene, Harvey, Henry, Holmstrom and May are “independent directors,” as that term is defined in Rule 5605 of the Listing Rules of the NASDAQ Stock Market.

Board Leadership Structure and Board’s Role in Risk Oversight

Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer of the Company are currently held by two persons, with Mr. Harvey serving as Chairman and Mr. Feiger serving as Chief Executive Officer.  The Board has determined that the separation of these two positions enhances Board independence and oversight.  Moreover, the separation of these positions allows Mr. Feiger to better focus on his primary responsibilities of overseeing the implementation of the Company’s strategic plans and daily consolidated operations, while allowing Mr. Harvey, who is an independent director, to lead the Board in its fundamental role of oversight of management.

Role in Risk Oversight.  Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success.  We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of the risks the Company faces, while the Board has ultimate responsibility for the oversight of risk management.  The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of the Company.  Consequently, the Board reviews and monitors risks while overseeing and assessing the Company’s various business units.  Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board integrated the oversight of certain risk areas (internal control, financial reporting and compliance; and compensation and incentive programs) with the Compliance and Audit Committee and Organization and Compensation Committee, respectively.  In addition, the Board created the Credit Risk Committee in 2009.  This Committee works with management toward optimizing the risk/return profile of the Company’s consolidated loan portfolio, setting appropriate credit risk limits and policies, and assisting the Board with credit risk oversight.  These committees regularly provide reports of their activities and recommendations to the full Board.  The Board directly oversees all other material risks, including interest rate risk, liquidity and capital adequacy.  In support of those activities, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk facing the Company and to respond to any questions or concerns raised by the directors.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors has standing Executive, Compliance and Audit, Organization and Compensation, Credit Risk, and Nominating and Corporate Governance Committees.  During the year ended December 31, 2010, the Company’s Board of Directors met fourteen times.  During 2010, no nominee or standing director of the Company attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she was a member held during the period in which he or she served.

The table below shows current membership for each of the standing Board committees:

Executive Committee	Compliance and Audit Committee	Organization and Compensation Committee	Credit Risk Committee	Nominating and Corporate Governance Committee

Thomas H. Harvey(1)	Charles J. Gries(1)	Karen J. May(1)	David P. Bolger(1)	James N. Hallene(1)
Robert S. Engelman, Jr.	David P. Bolger	James N. Hallene	James N. Hallene	Thomas H. Harvey
Mitchell Feiger	Richard J. Holmstrom	Richard J. Holmstrom	Ronald D. Santo	David P. Bolger
James N. Hallene			Charles J. Gries
Patrick Henry (2)
Richard J. Holmstrom

(1) Committee Chair
(2) Retiring in 2011 as of the time of the Meeting pursuant to the mandatory director retirement provision of the Company’s by-laws.

Executive Committee

The Company’s Executive Committee generally may exercise the powers of the full Board of Directors between Board meetings.  During 2010, the Executive Committee did not meet.

Compliance and Audit Committee

       The Compliance and Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to:

•	the integrity of our consolidated financial statements and the financial reporting processes,
•	the systems of internal accounting and financial controls,
•	compliance with legal and regulatory requirements and our policies,
•	the independent auditor’s qualifications and independence,
•	the performance of our internal audit function and independent auditors, and
•	any other areas of potential financial and compliance risks to us as may be specified by the Board.

The Compliance and Audit Committee also is responsible for:

•	hiring, retaining and terminating our independent auditors and
•	monitoring our compliance program, loan review process, senior officer expense reimbursement policies.

The Compliance and Audit Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”  The current members of the Compliance and Audit Committee are “independent” as independence for audit committee members is defined in the NASDAQ Listing Rules.  Our Board of Directors has designated Directors Gries and Bolger as “audit committee financial experts,” as defined in the rules of the Securities and Exchange Commission.  The Compliance and Audit Committee held ten meetings during fiscal 2010.

Organization and Compensation Committee

In accordance with its charter, the Organization and Compensation Committee is responsible for discharge of certain of the responsibilities of the Board of Directors relating to the compensation of our executive officers.  The Committee’s responsibilities include:

•	Reviewing from time to time the goals and objectives of our compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

•
Overseeing the evaluation of our senior management, and recommending to the Board the compensation for our Chief Executive Officer and the other executive officers.  This includes evaluating performance following the end of incentive periods and recommending to the Board specific awards for executive officers;

•	Periodically reviewing and recommending to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;

•	Administering our Omnibus Incentive Plan and any other plans which the Board has determined should be administered by the Committee;

•	Recommending to the Board the amount in total, as well as the terms, of all stock options and other awards under our Omnibus Incentive Plan to all employees and specific grants to executive officers;

•	Recommending to the Board the aggregate amount of the our annual employer contributions under the 401(k) profit sharing plan and non-qualified deferred compensation plan;

•
Conducting risk-related and other reviews of the compensation programs for our executive officers and employees and preparing reports and providing certifications as may be required as a result of our participation in the TARP Capital Purchase Program (“TARP”) or other laws or regulatory pronouncements; and

•	Reviewing and discussing with management and approving the Compensation Discussion and Analysis and issuing the Committee’s report which appear in this Proxy Statement.

The charter authorizes the Organization and Compensation Committee to select and retain a compensation consultant and other advisors to assist the Committee in carrying out its responsibilities.  Pursuant to this authority, the Organization and Compensation Committee has retained McLagan, an AON Hewitt Company (formerly Amalfi Consulting LLC through December 16, 2010), (“McLagan”) a consulting firm with extensive experience advising financial institutions, as its consultant.  McLagan advises and assists the Committee with its review of executive compensation practices, including competitiveness of pay levels, design issues, market trends and technical considerations.  In its review conducted in the fourth quarter of 2010, McLagan developed a peer group, accepted by the Organization and Compensation Committee, for the purpose of executive pay and performance benchmarking.  McLagan also reviewed our historical pay-for-performance relationship and benchmarked our target and actual compensation levels relative to competitive market data.  McLagan also has provided the Committee and Company with guidance relating to the corporate governance requirements and compensation limitations to which the Company is subject as a result of participation in TARP, including, but not limited to, the required risk-related review of our compensation programs. McLagan has also assisted the Company with a broader salary grade review for positions below the executive officer level.  McLagan interacts with Company management on other matters that are part of the process for developing information and data required by the Committee. Additional information regarding McLagan’s review, including the companies comprising the most recently compiled peer group and other matters, and of the Committee’s risk-related review, is provided under “Executive Compensation—Compensation Discussion and Analysis” and contained in the “Organization and Compensation Committee Report and Narrative and Certification Pursuant to TARP.”

Pursuant to our Omnibus Incentive Plan, the Organization and Compensation Committee has delegated authority, within prescribed limits, to grant equity awards to individuals below the executive officer level who are being recruited from other employers or who are existing employees as a means of encouraging them to remain with the Company and/or rewarding them for exceptional performance.  See “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive.”

The Organization and Compensation Committee meets at least four times per year, and more often as needed.  During 2010, the Organization and Compensation Committee met six times.  Meetings are held in the first quarter to determine the extent to which annual incentive bonuses have been earned for the prior year, to review executive base salaries and short-term variable incentive award targets, to consider the amount of the annual 401(k) employer match, the amount of the annual profit sharing contribution and the amount of Company contributions to the non-qualified deferred compensation plan.  A meeting is also held mid-year to consider the appropriate amount of annual long-term equity incentive grants for recommendation to the Board of Directors for its approval.  At least once per year, the Organization and Compensation Committee reviews a tally sheet for each executive officer, which provide a breakdown of each component of compensation being paid to the executive (i.e., base salary, annual bonus incentive, long-term equity incentives, retirement benefits, perquisites, etc.) and reviews other historical data relating to the compensation of our executive officers.  The Committee also meets to review our incentive compensation plans at least every six months to determine if such plans encourage excessive risk taking or manipulation of reported earnings and to take steps to mitigate or eliminate such risks.  In setting the compensation of executive officers other than the Chief Executive Officer, the Organization and Compensation Committee considers the recommendations of the Chief Executive Officer.  For additional information, see “Executive Compensation—Compensation Discussion and Analysis.”

The Organization and Compensation Committee operates under a formal written charter, a copy of which is available on our website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”  The members of the Organization and Compensation Committee are “independent directors,” as that term is defined in the NASDAQ Listing Rules.

Credit Risk Committee

The Credit Risk Committee addresses the challenges and risks the Company faces related to lending.  The Credit Risk Committee is appointed by the Company’s Board of Directors for the purpose of assisting and advising management in connection with its efforts to optimize the risk/return profile of the Company’s consolidated loan portfolio (including other real estate owned). The primary role of the Credit Risk Committee is to do the following:

•	Provide advice and counsel to management specific to portfolio risks;

•	Provide the Board’s view to management during the periods between Board meetings;

•	Analyze the implementation of risk mitigation tools;

•	Review policies and procedures for managing other real estate owned;

•	Review policies for addressing portfolio level risk management guidelines and limitations or prohibitions on booking certain types of new business;

•	Review approaches for addressing renewals of problem or potential problem credits; and

•	Assist management in communicating proposed portfolio actions and approaches to the Board.

The Credit Risk Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”   The Credit Risk Committee held four meetings during 2010.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Company’s Board of Directors nominees for election to the Board.  The Nominating and Corporate Governance Committee is also responsible for:

•	Recommending to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
Recommending candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in our charter and by-laws relating to the nomination or appointment of directors, based on the following criteria: business and occupational experience, education, integrity and reputation, independence, conflicts of interest, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to our communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  Although the Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board seeks candidates who further its objective of having a Board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints;

•
Reviewing nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of our charter and by-laws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	Annually recommending to the Board committee assignments and committee chairs on all committees of the Board, and recommending committee members to fill vacancies on committees as necessary;

•	Considering and making recommendations to the Board regarding matters related to our director retirement policy;

•	Periodically evaluating emerging best practices, including the Board’s leadership structure, with respect to corporate governance matters and making recommendations for Board approval;

•	Conducting, at least annually, a performance assessment of the Board and report its findings to the Board, and at least annually conducting a self-evaluation of the Committee;

•
Reviewing, at least annually, our Code of Ethics and Conduct and, if appropriate, recommending modifications to the code for Board approval and considering any requested waivers of code provisions for directors and executive officers;

•
Establishing procedures for the regular ongoing reporting by Board members of any developments that may affect his or her qualifications or independence as a director and making recommendations as deemed appropriate;

•	Reviewing and approving related party transactions pursuant to the policy for such transactions set forth in our Code of Ethics and Conduct (described under “Certain Transactions”);

•	Reviewing the Company’s succession plan for key employees;

•
Recommending to the Board a set of corporate governance principles, and review those principles at least annually.  A copy of our Corporate Governance Principles adopted by the Board is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents,” and

•	Performing any other duties or responsibilities expressly delegated to the Committee by the Board.

Pursuant to Article I, Section 6 of our by-laws, nominations for election as directors by stockholders must be made in writing and delivered to the Corporate Secretary of the Company not less than 90 days or more than 120 days prior to the date of the stockholders’ meeting.  If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by us no later than the close of business on the tenth day after the day on which notice of the date of the meeting is mailed or the day on which public announcement of the date of the meeting is first made, whichever occurs first.  In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in our by-laws.

The Nominating and Corporate Governance Committee operates under a formal written charter, a copy of which is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”  The members of the Nominating and Corporate Governance Committee are “independent directors,” as that term is defined in the NASDAQ Listing Rules.  During 2010, the Nominating and Corporate Governance Committee met two times.

Stockholder Communications with Directors

It is our policy that stockholders have the opportunity to communicate directly with members of the Company’s Board of Directors on appropriate matters.  The Board will respond, or cause us to respond, in writing to communications from stockholders concerning appropriate matters addressed to one or more members of the Board.  Stockholders may communicate with our Board of Directors by writing to:  MB Financial, Inc., Attn: (Name of Director), c/o Corporate Secretary, 6111 North River Road, Rosemont, Illinois 60018.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are requested to attend these meetings absent extenuating circumstances.  All of our directors serving on the Company’s Board attended last year’s annual meeting of stockholders.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions.  Following this section, you will find a series of tables containing specific information about the compensation earned or paid for 2010 to the following individuals, whom we refer to as our “named executive officers” or “senior executive officers:”

•	Mitchell Feiger, President and Chief Executive Officer (“CEO”) of the Company and President of the Bank;

•	Jill E. York, Vice President and Chief Financial Officer (“CFO”) of the Company and Executive Vice President and Chief Financial Officer of the Bank;

•	Burton J. Field, Vice President of the Company and President of Lease Banking of the Bank;

•	Brian J. Wildman, Executive Vice President, Wealth Management and Commercial Services of the Bank; and

•	Rosemarie Bouman, Vice President of the Company and Executive Vice President, Administration of the Bank.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Overview

Several factors impacted our compensation program during 2010 and continue to affect us in 2011.

The weak business environment that dominated 2009 continued into 2010.   In 2010, we continued to focus our efforts on withstanding the adverse economic conditions and positioning the Company to emerge from the current economic cycle with strong capital and liquidity positions and a robust (better than competitors’) earnings stream.  We emphasized initiatives intended to increase the Company’s core earnings power, improve our funding mix to increase our net interest margin, build core fee revenue, control expenses and enhance our credit origination and monitoring processes.

We met or exceeded our expectations in these areas.  We completed two FDIC-assisted acquisitions generating immediate gains and improving the core earnings power of the Company, increased our net interest margin as a result of an improved deposit mix and grew non-interest revenue and income.  Higher deposit service fees, trust and asset management fees and leasing revenues contributed to the non-interest revenue growth.  We re-designed our credit process and invested in additional staffing to support it.  We grew core earnings substantially and believe that we are well-positioned to grow further as the economy improves.  However, as was the case in 2009, we were adversely impacted by credit quality costs.  Our 2010 results were better than 2009, and we moved to profitability for the full year but our 2010 net income fell short of our expectations.

We are a participant in the TARP Capital Purchase Program (referred to in this section as “TARP”).  TARP mandates certain restrictions and limitations on executive compensation.  The most significant of these mandates are:

•
A prohibition on paying or accruing bonus, incentive or retention compensation for our five most highly compensated employees, other than certain awards of long-term restricted stock and commission income;

•
A prohibition on making any payments to our senior executive officers and five most highly compensated employees who are not senior executive officers in connection with a change in control or for departure from the Company, other than compensation earned for services rendered or accrued benefits;

•
Subjecting bonus, incentive and retention payments made to our senior executive officers and the 20 most highly compensated employees who are not senior executive officers to repayment (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate and prohibiting the payment of tax gross-ups to any of these officers or employees;

•
A requirement that the Organization and Compensation Committee of our Board of Directors (referred to in this Compensation Discussion and Analysis as the “Committee”) review our incentive and compensation plans at least every six months to determine if such plans encourage excessive risk taking or manipulation of reported earnings and to take steps to mitigate or eliminate such risks; and to include a report with respect to such review and action as part of the Committee’s report following this Compensation Discussion and Analysis;

•
Submitting a “say-on-pay” proposal to a non-binding vote of stockholders, whereby stockholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement; such a proposal was approved by our stockholders at our 2010 annual meeting and will be presented at the Meeting, as described in this Proxy Statement under Proposal II.  Advisory (Non-Binding) Vote on Executive Compensation; and

•	Limiting our tax deductions for compensation of our senior executive officers.

In addition, Mr. Feiger, our CEO, and Ms. York, our CFO, submitted a certification with respect to our compliance with TARP requirements as part of our Form 10-K Annual Report filed with the SEC.

Our performance in 2010, our participation in TARP and other regulatory considerations were the impetus for the following actions:

•
In line with competitive practice, we adjusted the 2010 base compensation for Mr. Feiger and Ms. York in recognition of their ineligibility to earn bonus compensation during 2010 and the limitations on long-term incentive awards we could grant to them while we are a participant in TARP;

•	We used salary stock with a minimum required holding period of two years as the primary vehicle for payment of the salary adjustments to Mr. Feiger and Ms. York;

•
Due to a combination of improved, but below plan, net income, continued credit-quality related charges and achievement of certain strategic objectives, we set a Company score of 50% of target in determining 2010 bonuses;

•	We awarded bonuses to Mr. Wildman and Ms. Bouman, and granted long-term restricted stock to Mr. Field, in recognition of strong business unit or department and individual performance in 2010;

•	Due to continuing challenges in 2010, we limited the overall amount of long-term incentive awards made during 2010 to 75% of target award levels;

•
We included a performance element in the long-term incentive awards we made to our executive officers that required stock price appreciation of 50% as a vesting condition and we structured the awards as TARP-compliant long-term restricted stock awards;

•	We adopted a more expansive clawback policy; and

•
We adopted stock ownership guidelines for our executive officers as well as our non-employee directors in March 2011 to further reinforce alignment between our Board and management team and our long-term stockholders.

 Compensation Philosophy and Objectives

The Committee establishes, implements and monitors adherence to our compensation philosophy.  Our compensation program is designed to attract and retain high caliber people and to motivate and reward key employees for outstanding performance that should result in building and maintaining stockholder value.  Assisted by its compensation consultant, McLagan, the Committee engaged in a complete review of our compensation philosophy and program for compensating our executive officers and directors in 2008 and updated that review in 2010.  As a result, the Committee has adopted and continues to apply the following executive compensation program policy and underlying philosophy.  Specifically, our executive compensation program should:

•	Allow us to attract, retain and motivate talented individuals critical to our success;

•	Provide opportunities to coordinate pay with achievement of our annual and long-term performance goals;

•	Encourage achievement of strategic objectives, creation of stockholder value, and alignment of employee and stockholder interests;

•	Recognize and reward individual initiative and achievement;

•	Maintain an appropriate balance between base compensation and short-and long-term incentive opportunities; and

•	Properly align risk-taking and compensation.

Our executive compensation program combines base salary and target annual cash bonus to establish an executive’s level of total cash compensation.  Base salary is reviewed during the first quarter of each year.  Merit increases are approved by the Committee and the Board of Directors.  Market adjustments, if warranted, are also considered during this time period.  These adjustments help insure that we remain competitive for talent.

Bonus opportunities are established at levels intended to provide competitive total cash compensation at target, with the potential to earn total cash compensation below, at or above target.  Actual bonus awards are based on performance assessments.  Bonuses earned in excess of target amounts are generally paid in the form of restricted stock.

A long-term incentive component, consisting of stock-based awards with multi-year vesting schedules, is also a significant part of the overall compensation paid to our executive officers.  The long-term component and total cash compensation make up an executive’s total direct compensation.  Amounts of target long-term incentive awards are determined based on competitive levels and provide the opportunity to realize increased levels of pay as greater levels of stockholder value are created.

We have not altered our compensation philosophy as a result of our participation in TARP. We have, as discussed below, modified the form of compensation to certain of our named executive officers and other employees to comply with TARP limitations and restrictions.  In some instances, however, compliance with TARP has or will result in compensation below the amounts that would otherwise have been paid to our named executive officers in accordance with our compensation philosophy.

Bi-annually, we have utilized an external, independent consultant retained by the Committee to conduct a review of our total direct compensation paid to our executive officers.  McLagan conducted the most recent review during the fourth quarter of 2010.  This review includes comparing (benchmarking) the levels of base salary, total cash compensation and total direct compensation which we provide to our executive officers against the levels provided by a peer group.  The peer group used was recommended by McLagan and approved by the Committee and included the following financial institution holding companies:

Commerce Bancshares, Inc.	CVB Financial Corp.
Cullen/Frost Bankers, Inc.	First Merit Corp.
First Midwest Bancorp, Inc.	F.N.B. Corp.
Fulton Financial Corp.	Park National Corporation
PrivateBancorp, Inc.	Prosperity Bancshares, Inc.
Signature Bank	Sterling Bancshares, Inc.
Trustmark Corporation	UMB Financial Corporation
Umpqua Holdings Corp.	United Bancshares, Inc.
Valley National Bancorp	Whitney Holding Corporation
Wilmington Trust Corp.	Wintrust Financial Corp.

We believe these companies represent a good cross-section of financial institutions which, like us, operate in large metropolitan areas and are comparable to our asset size and loan portfolio composition.  These institutions ranged in asset size from $6.1 billion to $18.8 billion and maintained a concentration of commercial loans between 53% and 91% of total loans as of September 30, 2010, as compared to our assets of $10.6 billion and commercial concentration of 73% of total loans as of that date.  In addition, 15 of the 20 financial institutions are or were for some period TARP participants.

In keeping with our compensation philosophy, the Committee has adopted the following market benchmark and competitive positioning of the elements of our executive compensation program (“Target” refers to pay that would be provided for on-plan, budgeted performance levels and “Max” refers to pay that would be provided at outstanding performance levels relative to plan):

Base Salary	Total Cash Compensation (Salary and Bonus)		Total Direct Compensation (Salary, Bonus and Long-Term)
	Target	Max	Target	Max
50th percentile	50th percentile	75th - 90th percentile	50th - 60th percentile	75th - 90th percentile

As part of its review, McLagan compared the Company’s 2009 compensation and projected 2011 target compensation for our executive officers against the actual 2009 compensation reflected in proxy filings of the peer group members and McLagan’s estimate of 2011 compensation based on the reported 2009 compensation.  McLagan advised the Committee that the total target compensation for Mr. Feiger and the other named executive officers was in line with the Company’s compensation philosophy and targeted competitive levels.

Base Salary

Over time, an executive officer’s base salary will reflect a combination of factors, including:  competitive pay levels relative to the peer group; the position’s level of authority, complexity and impact on the achievement of both short-term and long-term corporate goals and objectives; the expertise, experience and skill level of the individual under consideration; the degree to which the officer has achieved his or her management objectives for the previous year; his/her ability to attract highly skilled individuals to the Company and the officer’s overall performance in managing his/her area of responsibility.  Although no quantifiable formula or weighting of the above-mentioned factors is used in the decision-making process, as noted above we generally seek to maintain an executive officer’s base salary level competitive with the 50th percentile of our peers (that is, within a range of 15% above or below the benchmark).

Going into 2010, the Committee initiated a review of the impact the TARP limitations on bonus and incentive compensation would have on the compensation of our senior executive officers and other most highly compensated employees.  The Committee determined that the compensation of our CEO, Mr. Feiger, and CFO, Ms. York, would be significantly and adversely impacted by the inability to earn bonus compensation or receive long-term incentive awards on the same basis as they have under our current and preferred compensation program.  Noting that other financial institutions had responded to these circumstances through temporary salary adjustments paid in large part in so-called “salary stock” and permitted long-term restricted stock awards, the Committee took similar action.

In December 2009, based on a Committee recommendation, the Board approved adjustments to the base salaries of Mr. Feiger and Ms. York which took effect January 1, 2010. The adjustments addressed the impact of TARP limitations on the compensation the Company is permitted to pay to Mr. Feiger and Ms. York, including a prohibition on the payment or accrual of bonuses (including equity based incentive compensation, other than long term restricted stock awards which comply with TARP rules) to our five most highly compensated employees. The salary adjustments were established in amounts which would not increase the executive’s total target compensation beyond levels consistent with our compensation philosophy when compared to the total compensation at our peer group or at a subset of the larger members within the peer group.  The salary adjustments had the effect of shifting a portion of the executive’s total compensation to fixed from variable compensation consistent with TARP restrictions.  Additional compensation, if any, consistent with our compensation philosophy would be provided in the form of long-term restricted stock.

The salary adjustments increased Mr. Feiger’s base salary by $471,000 to $1.1 million and Ms. York’s base salary was increased by $156,000 to $450,000. For each executive, 60% of the salary adjustment was paid in fully vested shares of MB Financial common stock (“salary stock”) issued under the Company’s Omnibus Incentive Plan and the remainder paid in cash to cover tax withholding on the salary adjustment.  The number of shares of salary stock issued to each executive was determined each pay period by dividing the amount of salary to be paid in stock by the reported closing market price for the Company’s common stock on the pay date for such pay period (or if not a trading day, on the immediately preceding trading day).

As a condition of receiving the salary adjustment, Mr. Feiger and Ms. York entered into agreements providing that he or she would not sell or otherwise transfer the shares of salary stock for two years, except in the event of disability or death. The salary adjustment amount will not be taken into account for purposes of determining the salary-based retirement benefit provided to Mr. Feiger under his employment agreement. The Board or Committee may, in its sole discretion and without the executive’s consent, suspend, modify or terminate this compensation structure at any time.

In February 2010, the Committee considered a recommendation from Mr. Feiger relating to salary increases for his direct reports.  Mr. Feiger recommended, and the Committee approved, a base pay increase of $13,761 to $472,482 for Mr. Field, and of $20,000 to $264,000 for each of Mr. Wildman and Ms. Bouman.  Neither Mr. Field, Mr. Wildman or Ms. Bouman had received a base salary increase since 2008.  As was the case, in prior years, Mr. Field’s base salary was above the 50th percentile for comparable peer group executives, offset by a lower bonus and long-term incentive opportunity.  The actual amount of base salary paid to Mr. Field during 2010 as shown in the Summary Compensation Table reflects reductions related to unpaid vacation in accordance with his employment agreement.

Short-Term Variable Incentive (Annual Bonus)

The short-term variable incentive (annual bonus) opportunity for named executive officers is targeted at a specified percentage of base salary.  Bonuses, if any, are paid during the first quarter following assessment of the prior calendar year’s performance.  Bonus amounts earned in excess of the target level are generally paid in the form of two-year restricted stock granted under our Omnibus Incentive Plan, with shares valued on the date the bonus is awarded.  This plan component has been used to further retention of high performing employees and to introduce a long term component to the program.  Target bonuses for 2010, as a percentage of base salary were:  Mr. Feiger – 65%; Ms. York – 50%; Mr. Field – 26%; Mr. Wildman – 50%; and Ms. Bouman – 40%; however, due to TARP restrictions, Messrs. Feiger and Field and Ms. York were not eligible to earn an annual bonus for 2010.

The amount of the actual bonus awarded depends upon an assessment of  Company-wide financial performance and progress in implementing strategic initiatives, business unit or department performance, an assessment of the executive’s individual contribution to the Company’s performance, and a subjective adjustment, if any, by the Committee.   In February, management provides to the Committee an assessment of both Company-wide and business unit performance during the preceding calendar year, scoring each on a scale generally ranging from 0% to 150%.  This assessment is an inherently subjective process and considers, among other things, actual performance compared to the Company’s operating budget and business plan, the Company’s progress toward achieving its strategic goals, the extent to which the Company’s performance was affected by macroeconomic factors beyond the Company’s control, performance by competing financial institutions in the Company’s market area, and the occurrence of significant corporate events during the year, such as acquisitions or divestitures.  After reviewing this assessment, the Committee either accepts or modifies management’s scoring of performance.  For each individual performance factor, the Committee is provided with a qualitative assessment by Mr. Feiger of the individual contribution of each executive officer (other than himself) to the Company’s performance, with Mr. Feiger scoring each officer’s performance on a scale generally ranging from 0% to 200%.  As with the Company-wide and business unit performance, the Committee, after considering Mr. Feiger’s assessment, either accepts or modifies his scoring of each executive officer’s individual performance.  The Committee itself assigns a score to Mr. Feiger’s individual performance, also generally ranging from 0% to 200%, based on their subjective assessment of his contribution to the Company’s performance.  All final bonus payments to executive officers are determined by the Committee, subject to the approval of the Board of Directors.

For the named executive officers eligible to earn a bonus, Mr. Wildman and Ms. Bouman, bonuses were calculated based on first combining Company-wide and business unit or department performance scores (with a 60% weighting assigned to Company-wide performance and a 40% weighting assigned to business unit performance) and multiplying the combined score by the target bonus and the individual performance scores.  For example, if an officer’s target bonus amount was $150,000, and  Company-wide performance was scored at 90%, business unit or department performance was scored at 85% and his or her individual performance was scored at 95%, the officer would earn a bonus of $125,400 ($150,000 x ((60% x 90%) + (40% x 85%)) x 95%).  As noted above, the final bonus amount is determined by the Committee and may reflect an adjustment from the formula result.

The threshold, target and maximum amounts that could have been payable to Mr. Wildman and Ms. Bouman for 2010 are set forth in the Grants of Plan-Based Awards table under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards.”  The threshold amount assumes Company, business unit or department performance and individual performance scoring at the 0% level.  The target amount assumes scoring each of Company, business unit or department and individual performance at the 100% level.  The maximum amount assumes Company-wide performance and business unit or department at a maximum score of 150% and individual performance scoring at the 200% level.  We do not believe that recognition and reward can be an “all or nothing” proposition.  The lower end of the range reflects the fact that we will not always achieve all of our performance objectives.  The higher end of the range was established assuming that in some years, Company-wide or business unit or department performance, as well as the contributions of individual officers to that performance, may be extraordinary and exceed our expectations.

Although Mr. Feiger, Ms. York and Mr. Field were not eligible to receive bonus amounts due to the TARP limitations, the Committee still went through the formal steps of evaluating Mr. Feiger, Ms. York and Ms. Field in addition to Mr. Wildman and Ms. Bouman.  The Committee’s evaluation process is discussed below.

Company-Wide Performance Assessment – 2010.  The assessment of Company-wide performance for 2010 centered on an evaluation of the Company’s financial performance against plan as well as achievement of strategic objectives.

We earned $20.5 million for the year, reflecting improved financial performance compared to our $26.1 million net loss in 2009, but significantly below our plan.  The primary driver for not meeting our plan was substantial credit quality-related charges.

Notwithstanding the continuing economic headwinds and credit quality issues, we were able to strengthen our franchise within our market by successfully bidding on and closing two FDIC-assisted transactions.  We significantly improved our core earnings to levels well above those of our Chicago-area peers.  We improved our deposit mix producing a higher net interest margin. We also had significant growth in fee income.

The Committee determined that some scoring for Company-wide performance was appropriate in light of achievement of the strategic objectives, improved core and net earnings, deposit mix and fee income described above.  The Committee assigned a Company-wide performance score of 50%.

Business Unit or Department Performance Assessment – 2010.  The assessment of business unit or department performance applies to each of our named executive officers except Mr. Feiger.

The performance of the finance department headed by Ms. York was strong in 2010 as it had been in 2009.  The area was critical to the Company’s ability to bid successfully on, close and integrate two FDIC-assisted acquisitions. The area also continued to successfully manage risk and total returns in our investment portfolio.  These efforts merited a department score of 115%.

As was the case in 2009, the Lease Banking department led by Mr. Field was able to take advantage of continued marketplace dislocation and generated results ahead of plan.  Equally as important, Lease Banking experienced minimal credit quality deterioration, notwithstanding the very difficult economic environment.  Lease Banking’s performance score was 150%.

Wealth Management led by Mr. Wildman also had a strong 2010, as new business revenue and private banking efforts met or exceeded plan, resulting in a business unit score of 120%.

The administrative area headed by Ms. Bouman includes functions relating to human resources, facilities, marketing, legal and compliance and risk.  The area successfully integrated the personnel and locations associated with our FDIC-assisted transactions, continued to enhance operating efficiencies and implemented increased compliance and risk management efforts due to TARP and regulatory initiatives.  The administration department earned a score of 120%.

Individual Performance Assessments – 2010.  In addition to Company-wide and business unit or department performance, the Committee also considers individual performance.  For each individual performance factor, the Committee is provided with a qualitative assessment by Mr. Feiger of the individual contribution of each executive officer (other than himself) to the Company’s performance, with Mr. Feiger scoring each officer’s performance on a scale generally ranging from 0% to 200%.  As with the Company-wide and business unit or department performance, the Committee, after considering Mr. Feiger’s assessment, either accepts or modifies the scoring of each executive officer’s individual performance.  The Committee itself assigns a score to Mr. Feiger’s individual performance, also generally ranging from 0% to 200%, based on their subjective assessment of his contribution to the Company’s performance.

For Mr. Feiger, the Committee’s evaluation centered on Mr. Feiger’s leadership, oversight and ultimate responsibility for the Company’s financial performance and execution of its strategic initiatives. The Committee noted Mr. Feiger’s contributions to our talent management and development and the achievement of our strategic objectives in difficult times.  However, the Committee also recognized that the Company incurred a significant credit quality costs which must factor into Mr. Feiger’s overall rating.  As a result, the Committee and Board assigned a 75% individual performance factor to Mr. Feiger.

For the other named executive officers, the Committee considered and accepted Mr. Feiger’s recommendations for individual performance scoring.  Ms. York was awarded an individual performance score of 175% reflecting the extraordinary individual efforts, leadership, contribution and value delivered to the Company as evidenced by the strong performance of her department amid difficult circumstances.  Mr. Field was awarded an individual score of 150%, reflecting his leadership of the Lease Banking area.  Mr. Wildman and Ms. Bouman were each awarded individual performance scores of 125%, also in recognition of their leadership in guiding their areas to strong results.

Final Bonus Amounts  – 2010

Although the Committee went through the formal steps of evaluating Mr. Feiger, Ms. York and Mr. Field, due to the TARP limitations, no bonus amounts were awarded to Mr. Feiger, Ms. York or Mr. Field.

For Mr. Wildman and Ms. Bouman, their full year bonus amounts were dependent on a combination of Company, business unit and individual performance assessment. The full year bonus amount determined to have been earned by Mr. Wildman and Ms. Bouman, were $128,700 and $102,960, respectively, reflecting the Company performance score of 50% and their business unit and individual performance scores as described above.

Long-Term Incentive

Long-term incentives have historically consisted of stock options, premium-priced stock options and restricted stock, designed to retain key employees and reward them for sustained appreciation in the market value of our Common Stock, thereby directly aligning their interests with the long-term interest of stockholders.  Awards are granted under our Omnibus Incentive Plan.  Grants generally are made annually late in the second quarter or early in the third quarter, based on recommendations of the Committee, on the date of approval by the Board of Directors.  This general time period was selected to bifurcate compensation awards allowing for more frequent compensatory recognition of performance and potential.  In addition, grants may be used at any time during the year to facilitate negotiations with individuals who are being recruited to work at the Company and have significant retention packages in place with other employers.  Any such recruitment grants made to individuals below the executive officer level are generally made on the date of hire and are approved by the Chief Executive Officer.  A recruitment grant to an individual at the executive officer level would need to be approved by the Committee, and the grant date of such award would be the date of Committee approval.  Our Chief Executive Officer also has the authority to grant awards to existing employees below the executive officer level to encourage them to remain with the Company and to reward exceptional performance by these employees.  As with recruitment grants, these grants must be within prescribed limits and reported to the Committee at its next scheduled meeting after the grant.  We do not coordinate the timing of equity award grants with the release of material non-public information.

In keeping with our overall goal of maintaining an executive officer’s total compensation package (base salary, bonus opportunity and long-term incentive) at a level of the 50th to 60th percentile of our compensation peer group, we have the following target value of long-term incentives for the named executive officers at the following percentages of base salary:  130% for Mr. Feiger, 80% for Ms. York, 14% for Mr. Field, and 75% for Mr. Wildman, and 75% for Ms. Bouman.  For 2010, as we had done in 2009, we reduced the target award value by 25% in recognition of the Company’s prior year financial performance, the continuing economic environment and to conserve the available shares under our Omnibus Incentive Plan.  To ensure the continuing availability of shares in future years, stockholders will be asked at the Meeting to approve an amendment and restatement of the Omnibus Incentive Plan which would, among other things, increase the number of shares available for awards under the Omnibus Incentive Plan.  See “Proposal III. Approval of the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan.”

As we have been doing in recent years, awards for our named executive officers in 2010 were primarily performance-vesting long-term restricted stock awards designed to meet the requirements of TARP limitations on incentive compensation, including the ceiling on the amount of the awards.  We used restricted stock or a mix of restricted stock and stock options for employees below the executive officer level.

The TARP limitations preclude the granting of stock options to our five most highly compensated employees, yet permit awards of long-term restricted stock.  To comply, awards must require a minimum service period of two years prior to vesting, the value of such awards cannot be more than one-third of the recipient’s total compensation for the year and vested shares, net of required tax withholding, may not be sold except to the extent we have redeemed our preferred stock which was purchased by the Treasury Department under TARP.

In July 2010, we made long-term restricted stock awards based on the foregoing principles.  For Mr. Feiger and Ms. York, we factored in their increased base salaries and salary stock as well as the Company’s performance during the first half of the year.  Based on those considerations, in particular the continuing credit quality issues, we did not make a grant to Mr. Feiger. We did make a grant to Ms. York and the other named executive officers.

The long-term restricted stock awards we made in July 2010 included two conditions for vesting:  first, a performance condition in the form of a stock price hurdle that would be met if we achieved a 50% increase in our stock price and second, a service condition that required the recipient to remain with us for at least three years.  Specifically, the stock price hurdle required our stock price to reach and stay above $25.80 (150% of our stock price of $17.20 on the July 28, 2010 grant date) for ten consecutive trading days, provided that if this minimum price requirement is not been met by July 28, 2015, the restricted stock would be forfeited. The Committee established these vesting provisions in order to reinforce the alignment of our executive officers with the goal of long-term stockholder value creation and to reinforce the retention aspects of the long-term incentive awards.

In December 2010, we updated our estimate of the total compensation that would be earned by the named executive officers under our compensation philosophy as compared to the amounts which could be paid under TARP limitations, including the limitations on bonus compensation and the maximum permissible long-term restricted stock awards.  We made an additional award of long-term restricted stock to Mr. Field.  The award will vest on the second anniversary of the date of grant.

In each case, the long-term restricted stock awards also include provisions necessary to ensure the awards comply with applicable TARP requirements for permitted long-term restricted stock awards. As noted above, the requirements include that vested shares, net of required tax withholding, may only be sold by the executive officer to the extent we have redeemed the Treasury Department’s investment in our preferred stock.

The long-term restricted stock awards made to the named executive officers in July 2010 and December 2010 are set forth in the Grants of Plan-Based Awards table under the “Estimated Future Payouts Under Equity Incentive Plan Awards” and “All Other Stock Awards” columns.  In addition, the aggregate grant date fair value of these awards is set forth in the Stock Awards column in the Summary Compensation Table.

Retirement and Other Benefits

Each named executive officer participates in our 401(k) profit sharing plan, a tax-qualified plan in which all employees of the Company and its subsidiaries who work at least 20 hours per week are eligible to participate following three months of service.  Participants are able to contribute up to the lesser of 75% of their eligible earnings or the limit prescribed by the Internal Revenue Service on a before tax basis.  We make annual matching contributions to the plan in such amount as is determined by our Board of Directors and may also make profit sharing contributions.  For the 2009 plan year, all employee contributions are fully vested and employer matching contributions vest over two years.  Profit sharing contributions made by the Company vest over six years.

The named executive officers, and certain other executives, are entitled to defer compensation under one of our two deferred compensation plans:  the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan.  For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in Company Common Stock purchased by the plan trustee on the open market, except for such amounts of cash as the trustee deems necessary for the proper operation of the plan trust.  For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds selected by the executive, which in turn are based on certain mutual funds selected from time to time by our trustee to act as investment measurement devices.  We may make discretionary contributions to the deferred compensation plans.

In addition, pursuant to his employment agreement, Mr. Feiger is entitled to a supplemental retirement benefit in the form of an annual credit to his Non-Stock Deferred Compensation Plan account equal to 20% of his base salary.  As noted above, Mr. Feiger has agreed that his TARP salary adjustment will not be counted as base salary for purposes of this contribution.  For additional information, see “Non-qualified Deferred Compensation.”

The named executive officers participate in other employee benefit plans generally available to all employees, including group medical, dental, life and disability plans, in addition to any benefits to which they may be entitled by contract.

Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable relative to our peer group and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.  The incremental costs to us of providing these perquisites and other personal benefits for 2010 to the named executive officers for the fiscal year ended December 31, 2010 are included in the Summary Compensation Table under the “All Other Compensation” column.  Perquisites are generally limited to cars and country club memberships for select officers primarily for use with customers.

Employment Agreements and Change in Control Severance Agreements

As we have previously noted, each of our named and other executive officers has entered into an agreement acknowledging and agreeing that each employment, change in control, long-term incentive award and other compensation arrangement the executive officer has with the Company is subject to the limitations and restrictions of TARP.  TARP prohibits us from paying certain amounts deemed to be bonuses or “golden parachutes.” TARP defines the term “golden parachute payment” to mean any payment for the departure for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued. A golden parachute payment includes the acceleration of vesting due to the departure or the change in control event, as applicable. A golden parachute payment does not include payments made (i) pursuant to a qualified pension or retirement plan, (ii) due to the employee’s death or disability; or (iii) severance required to be made pursuant to a state statute.  In general, TARP restrictions will remain applicable until we fully redeem the preferred stock we sold to the Treasury Department.  The description of agreements that follows does not reflect the application of TARP rules.

We have entered into employment or change in control severance agreements with our named and other executive officers.  Messrs. Feiger and Field have been parties to an employment agreement with us (or our predecessors) since 1999.  Ms. York, Mr. Wildman and Ms. Bouman are parties to change in control severance agreements.  We entered into these agreements to be consistent with competitive practice, as the use of agreements such as these is commonplace within our peer group and among financial institutions, generally in light of industry consolidations.  In addition, we believe these agreements are consistent with our goal of attracting and retaining talented executives, as they help minimize uncertainty that may affect the executive’s performance in circumstances associated with changes in strategic direction and the possibility of change in control of the Company.  See “Employment and Other Agreements with Named Executive Officers.”

In the event of a change in control, our executive officers may become subject to the excise tax on golden parachute payments.  The applicability and effect of the excise tax can vary significantly from executive officer to executive officer based on the executive’s personal compensation history.  To provide an equal level of benefit across individuals without regard to the effects of the excise tax, and keeping with historical competitive practice in the banking industry, each of the named executive officers is a party to a tax gross up agreement that provides generally, he or she generally will be paid an additional amount (referred to as a “gross up payment”) that will offset, on an after tax basis, the effect of any excise tax.  See “Employment and Other Agreements with Named Executive Officers-Tax Gross Up Agreements.”  The Company’s obligation to pay a tax gross-up payment will only arise if the compensation and benefits giving rise to the excise tax exceed the amount at which the excise tax is triggered by more than ten percent.  If the excise tax is triggered, but the amount is not greater than the threshold for a gross-up payment, then the compensation and benefits otherwise owed to the executive officer are reduced to a level below which the excise tax is triggered.  This approach avoids obligating the Company to pay a large gross-up payment in circumstances where the adverse impact of the excise tax is not significant.

The only employment and change in control agreements which may obligate us to pay an excise tax gross up have been in place since prior to 2009.  We do not intend to enter into any new agreements which could obligate us to pay an excise tax gross-up.

For information on the potential payments due to the named executive officers in the event of a termination of employment or a change in control and the effect of TARP limitations on those payments, see “Employment and Other Agreements with Named Executive Officers” and “Potential Payments on Termination of Employment and Change in Control.”

Protective Covenants Agreements

We have made and continue to make significant financial commitments and investments in our business units and people to support growth. To protect these investments during the first quarter of 2010, Ms. York, Mr. Wildman and Ms. Bouman and other officers entered into Protective Covenants Agreements with us in return for eligibility to receive incentive compensation. Under the agreement, the individual is obligated to safeguard and not disclose or misuse our confidential information and, for a period of one year after termination of employment, to not solicit our customers or employees or disparage the Company, its officers, directors or employees.  Because our existing employment agreements with Messrs. Feiger and Field already contained these protections for the Company, as well as a non-competition covenant, neither executive entered  into a separate Protective Covenants Agreement.

 Other Tax Considerations and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally eliminates the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation.  While stock options and stock appreciation rights as a general matter automatically constitute qualified performance-based compensation (provided that certain plan content and grant procedure requirements are met), cash and other stock-based awards (including but not limited to restricted stock) must be subject to stockholder-approved performance criteria in order to so qualify.  In this regard, stockholders approved an amendment to our Omnibus Incentive Plan in 2007 to authorize the awarding of cash and stock-based performance awards that constitute qualified performance-based compensation exempt from the $1 million deductibility limit of Section 162(m).  As a result of our participation in TARP, we agreed to be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the U.S. Treasury retains its TARP investment in the Company.

When our Board of Directors determined to participate in TARP, it was aware of, factored into its analysis and agreed to, the potential increased after-tax cost of our executive compensation program that would arise because of TARP’s $500,000 deduction limitation.  As a result, while the Committee will remain mindful of the deduction limitation, it has concluded that the $500,000 deduction limitation will not be a significant factor in its decision-making with respect to the compensation of our executive officers.

 Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, Mr. Feiger, recommends to the Committee base salary, target bonus levels, actual bonus payments and long-term incentive grants for our executive officers (other than himself).  Mr. Feiger makes these recommendations to the Committee based on the data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance.  Mr. Feiger is not involved with any aspect of determining his own compensation.

Compensation Clawback Policy

       As noted above, we have implemented the TARP-required repayment (clawback) policy covering incentive compensation payments made to our twenty-five most highly compensated employees, including our executive officers.  Under that policy, these employees were obligated to forfeit and repay incentive compensation based on financial statements or metrics that are subsequently found to be materially inaccurate.

In March 2011, we expanded the clawback policy to apply to all officers who receive bonus, stock-based or other compensation deemed to be incentive compensation.  The expanded policy is intended to apply to the fullest extent required by TARP, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any related rules and regulations issued from time to time.  In general, as is the case with the TARP-required rules, incentive compensation based on financial statements or performance metrics which are restated or proven to have been materially inaccurate will be subject to forfeiture or repayment.

Stock Ownership Guidelines

In March 2011, the Committee and Board adopted stock ownership guidelines applicable to our executive officers, including our named executive officers, as well as our non-employee directors. These guidelines were established to further reinforce the alignment of the financial interests of these executives and non-employee directors with those of our long-term stockholders.

Under the guidelines, our CEO, Mr. Feiger, is required to own shares having a value of at least five times his base salary; Ms. York and Mr. Field,  three times their respective base salaries and Mr. Wildman, Ms. Bouman and our other executive officers, two times their respective base salaries.  Each non-employee director is required to own shares having a value of at least $150,000, which is approximately six times our current annual cash retainer (exclusive of retainers related to serving as board or committee chair and per meeting fees).  The applicable ownership level must be attained by the later of (a) March 2016, or (b) the fifth anniversary of the date of the appointment as an executive officer or a non-employee director.

The executive officer’s salary and the resulting dollar value of his or her ownership requirement is fixed as of the date the guidelines were adopted or, if later, when the officer first becomes subject to the guidelines. As of any date, the share value for shares owned will be the greater of the fair market value of the shares as of that date or the executive officer’s or non-employee director’s cost basis in those shares (as determined by the purchase price paid for the shares if purchased other than through awards under the Company’s incentive plans or fair market at the time of vesting or exercise for shares issued under the incentive plans).

The ownership requirement is based on actual ownership, which includes share held directly, through trusts or through our 401(k) plan or non-qualified deferred compensation plan.  Unvested share-based awards and all stock options or stock appreciation rights are not considered owned for this purpose.

The Committee and Board will review guidelines compliance annually. If a director or executive officer fails to comply with the guidelines, the Committee and Board may (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts or board retainers in stock.

Summary Compensation Table
(2010)

The following table sets forth information concerning the compensation paid to or earned by the named executive officers for 2010, 2009 and 2008:

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total Compensation ($)

Mitchell Feiger	2010	$1,092,754	(5)	$-	$ -	$ -	$ -	$-	$264,141	(6)	$1,356,895
President and Chief Executive Officer of the Company and President of the Bank	2009	$ 629,000		$ -	$443,447	$ -	$ 35,136	$-	$224,451		$1,332,034
	2008	$ 629,000		$-	$181,153	$423,477	$ -	$-	$240,172		$1,473,802

Jill E. York	2010	$ 447,600	(7)	$-	$209,225	$ -	$ -	$-	$ 64,006	(8)	$ 720,831
Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank	2009	$ 294,000		$-	$219,858	$ -	$ 92,978	$-	$ 73,764		$ 680,600
	2008	$ 294,000		$-	$ 88,198	$206,384	$ 84,672	$-	$ 57,571		$ 730,825

Burton J. Field Vice President of the Company and President of Lease Banking of the Bank	2010	$ 424,672	(9)	$-	$239,346	$ -	$ -	$-	$ 57,898	(10)	$ 721,916
	2009	$ 432,225		$-	$ 98,840	$ -	$ 76,714	$-	$ 72,902		$ 680,681
	2008	$ 419,905		$-	$ 18,611	$ 43,526	$ 73,336	$-	$ 73,725		$ 629,103

Brian Wildman	2010	$ 260,154		$-	$178,201	$ -	$128,700	$-	$ 41,874	(12)	$ 608,929
Executive Vice President, Wealth Management and Commercial Services of the Bank (11)	2009	$ 244,000		$-	$148,807	$ -	$ 85,583	$-	$ 34,902		$ 513,292

Rosemarie Bouman	2010	$ 260,154		$-	$163,353	$ -	$102,960	$-	$ 41,330	(13)	$ 567,797
Vice President of the Company and Executive Vice President, Administration of the Bank (11)

(1)	Bonus amounts for 2010, 2009 and 2008 for the named executive officers are reported under the “Non-Equity Incentive Plan Compensation” column and footnote (4) to that column.
(2)
The amounts in this column are calculated using the grant date fair value of the award under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), based on the number of restricted shares awarded and the fair market value of the Company’s common stock on the date the award was made. The assumptions used in the calculation of these amounts are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2011.  The terms of each restricted stock award made in 2010 include certain restrictions that may be applicable to the award recipient to the extent necessary to ensure that the award complies with the limitations on compensation to which the Company is currently subject as a result of its participation in TARP.  These restrictions, to the extent applicable, could result in a reduction in the number of shares comprising the award and/or affect the vesting of the award and transferability of the shares.

(3)
The amounts in this column are calculated using the grant date fair value of the award under ASC Topic 718, based on the fair value of the stock option awards as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2011.

(4)	Represents cash incentive bonus awards earned for 2010, 2009 and 2008.
(5)
Includes $278,252 of salary paid in the form of 14,964 shares of Common Stock (“Salary Stock”).  The Salary Stock was paid bi-weekly as part of the adjustment of Mr. Feiger’s salary in response to the TARP limitation. The shares of Salary Stock were fully vested on issuance. Mr. Feiger has agreed that such shares cannot be sold or otherwise transferred until the earlier of two years from the date of issuance and the date on which Mr. Feiger’s employment terminates due to death or disability.

(6)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $206,337, supplemental disability insurance premiums paid on Mr. Feiger’s behalf of $4,153 and 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Mr. Feiger of $13,904 and club dues paid on behalf of Mr. Feiger of $19,676.

(7)
Includes $92,160 of salary paid in the form of 4,953 shares of Salary Stock.  The Salary Stock was paid bi-weekly as part of the adjustment of Ms. York’s salary in response to the TARP limitation. The shares of Salary Stock were fully vested on issuance. Ms. York has agreed that such shares cannot be sold or otherwise transferred until the earlier of two years from the date of issuance and the date on which Ms. York’s employment terminates due to death or disability.

(8)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $19,247 and 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Ms. York of $14,037 and club dues paid on behalf of Ms. York of $10,651.

(9)	Excludes $47,810 in salary forgone by Mr. Field during 2010 reflecting reduced pay while working from his second home.
(10)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $17,064, supplemental health insurance premiums paid on Mr. Field’s behalf of $9,388 and 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Mr. Field of $9,024 and club dues paid on behalf of Mr. Field of $2,351.

(11)
No compensation information is provided for Ms. Bouman for 2009 and 2008 because she was not a named executive officer for such years. No compensation information is provided for Mr. Wildman for 2008 because he was not a named executive officer for such year.

(12)
Includes non-qualified supplemental retirement contributions under our stock deferred compensation plan of $9,570, 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Mr. Wildman of $12,233.

(13)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $8,510 and 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Ms. Bouman of $12,749.

Messrs. Feiger and Field have employment agreements with the Company.  Each of Mmes. York and Bouman and Messrs. Field and Wildman has a change-in-control severance agreement with the Bank.  For descriptions of these agreements, see “Employment and Other Agreements with Named Executive Officers.”  Explanations of the amounts of salary and bonus in proportion to total compensation are provided under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards
(2010)

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers during 2010.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other: Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards (3)

Name	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#)	Target (#)	Maximum (#)

Mitchell Feiger	Various(4)	-	-	-	-	-	-	14,964(4)	-	-	$ 278,252
Total		-	-	-	-	-	-	14,964	-

Jill E. York	07/28/10	-	-	-	-	16,219(2)	-	-	-	-	$209,225
	Various(4)	-	-	-	-	-	-	4,953(4)			$ 92,160
Total		-	-	-	-	16,219	-	4,953	-

Burton J. Field	07/28/10	-	-	-	-	3,823(2)	-	-	-	-	$ 49,317
	12/08/10	-	-	-	-	-	-	11,862(5)	-	-	$190,029
Total		-	-	-	-	3,823	-	11,862	-

Brian J. Wildman	02/12/10	-	$ 132,000	$396,000	-	-	-	-	-	-
	07/28/10	-	-	-	-	13,814(2)	-	-	-	-	$178,201
Total		-	$ 132,000	$396,000	-	13,814	-	-	-

Rosemarie Bouman	02/12/10	-	$ 105,600	$316,800	-	-	-	-	-	-
Total	07/28/10	-	-	-	-	12,663(2)	-	-	-	-	$163,353
		-	$ 105,600	$316,800	-	12,663	-	-	-

(1)
For Mr. Wildman and Ms. Bouman, represents threshold, target and maximum amount potentially payable under 2010 annual incentive awards.  No amounts are shown for Mr. Feiger, Ms. York and Mr. Field because they were not eligible to receive annual incentive awards for 2010 due to the application of TARP limits on incentive compensation.  The target amounts for Ms. Bouman and Mr. Field were approved by the Company’s Board of Directors on February 12, 2010.  The actual amounts earned under these awards for 2010 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.  For additional information, see “Compensation Discussion and Analysis-Short-Term Variable Incentive (Annual Bonus).”

(2)
Represents a restricted stock award under our Omnibus Incentive Plan that is scheduled to vest 100% on July 28, 2013, subject to continued employment and meeting a certain performance component. For additional information regarding the terms of this award, see “Compensation Discussion and Analysis—Long-Term Incentives.”

(3)
Represents the grant date fair value of the award determined in accordance with ASC Topic 718.  The assumptions used in calculating the grant date fair value of these awards are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2011.

(4)
Represents shares of Salary Stock paid throughout 2010.  The number of shares issued each pay period to Mr. Feiger had a value on the date of issuance of $10,869, resulting in individual grants ranging from 312 to 759 shares at a per share grant date values of $14.32 to $24.50.  For Ms. York, the amount per pay period was $3,600, the number of shares issued ranged from 103 to 251, based on per share grant date values of $14.32 to $24.50.  The Salary Stock was fully vested upon issuance and by agreement must be held by the recipient until the earlier of the second anniversary of the date of issuance and the termination of the recipient’s employment with the Company due to death or disability.

(5)
Represents a restricted stock award under our Omnibus Incentive Plan that is scheduled to vest 100% on December 8, 2012, subject to continued employment. For additional information regarding the terms of this award, see “Compensation Discussion and Analysis—Long-Term Incentives.”

Outstanding Equity Awards at Fiscal Year-End
(2010)

The following table sets forth information with respect to all stock options and unvested restricted stock awards held at December 31, 2010 by the named executive officers.  Vesting and other information relating to these awards set forth in the footnotes below assumes continued employment through the vesting date and is subject to acceleration of vesting in certain circumstances.  See “Potential Payments on Termination of Employment or Change in Control.”   The stock awards for Mr. Feiger and Ms. York exclude 14,964 and 4,953 shares of Salary Stock granted to Mr. Feiger and Ms. York, respectively.  These shares were fully vested upon issuance but cannot be sold or otherwise transferred until the earlier of two years following the date of issuance and termination of employment with the Company due to death or disability.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Unit s of Stock That Have Not Vested ($) (7)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mitchell Feiger	25,500	-	-	$ 16.89	7/31/2011	-		-	-	-
	75,000	-	-	$ 21.21	7/18/2012	-		-	-	-
	75,300	-	-	$ 26.89	7/23/2013	-		-	-	-
	38,441	-	-	$ 37.06	8/24/2014	-		-	-	-
	39,210	-	-	$ 42.70	7/20/2015	-		-	-	-
	33,522	-	-	$ 35.77	7/26/2016	-		-	-	-
	24,451	-	-	$ 40.00	7/26/2016	-		-	-	-
	-	41,714	-	$ 32.89	7/25/2017	-		-	-	-
	-	34,091	-	$ 40.00	7/25/2017	-		-	-	-
	-	54,108	-	$ 29.00	6/25/2018	-		-	-	-
	-	66,275	-	$ 24.65	6/25/2018	-		-	-	-
	-	-	-	$ -	-	7,349	(2)	127,285	-	-
	-	-	-	$ -	-	40,444	(3)	700,490	-	-
	-	-	-	$ -	-	5,876	(4)	101,772	-	-
Total	311,424	196,188	-			53,669		$ 929,547	-	-

Jill E. York	5,919	-	-	$ 16.89	7/31/2011	-		-	-	-
	12,900	-	-	$ 21.21	7/18/2012	-		-	-	-
	11,700	-	-	$ 26.89	7/23/2013	-		-	-	-
	7,029	-	-	$ 37.06	8/24/2014	-		-	-	-
	13,688	-	-	$ 42.70	7/20/2015	-		-	-	-
	12,037	-	-	$ 35.77	7/26/2016	-		-	-	-
	8,780	-	-	$ 40.00	7/26/2016	-		-	-	-
	-	14,309	-	$ 32.89	7/25/2017	-		-	-	-
	-	11,695	-	$ 40.00	7/25/2017	-		-	-	-
	-	26,344	-	$ 29.00	6/25/2018	-		-	-	-
	-	32,268	-	$ 24.65	6/25/2018	-		-	-	-
	-	-	-	$ -	-	3,578	(2)	61,971	-	-
	-	-	-	$ -	-	21,151	(3)	366,335	-	-
	-	-	-	$ -	-	2,435	(4)	42,174	-	-
	-	-	-	$ -	-	-		-	16,219(5)	280,913
Total	72,053	84,616	-			27,164		$ 470,480	16,219	$ 280,913

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Burton J. Field	9,375	-	-	$ 16.89	7/31/2011	-		-	-	-
	8,400	-	-	$ 21.21	7/18/2012	-		-	-	-
	6,900	-	-	$ 26.89	7/23/2013	-		-	-	-
	4,039	-	-	$ 37.06	8/24/2014	-		-	-	-
	4,196	-	-	$ 42.70	7/20/2015	-		-	-	-
	2,463	-	-	$ 35.77	7/26/2016	-		-	-	-
	1,797	-	-	$ 40.00	7/26/2016	-		-	-	-
	-	2,900	-	$ 32.89	7/25/2017	-		-	-	-
	-	2,370	-	$ 40.00	7/25/2017	-		-	-	-
	-	5,556	-	$ 29.00	6/25/2018	-		-	-	-
	-	6,805	-	$ 24.65	6/25/2018	-		-	-	-
	-	-	-	$ -	-	755	(2)	13,077	-	-
	-	-	-	$ -	-	5,576	(3)	96,576	-	-
	-	-	-	$ -	-	2,806	(4)	48,600	-	-
	-	-	-	$ -	-	-		-	3,823(5)	66,214
	-	-	-	$ -	-	11,862	(6)	205,450	-	-
Total	37,170	17,631	-			20,999		$ 363,703	3,823	$ 66,214

Brian J. Wildman	3,300	-	-	$ 36.05	7/18/2014	-		-	-	-
	2,886	-	-	$ 42.70	7/20/2015	-		-	-	-
	4,606	-	-	$ 35.77	7/26/2016	-		-	-	-
	-	5,199	-	$ 32.89	7/25/2017	-		-	-	-
	-	4,249	-	$ 40.00	7/25/2017	-		-	-	-
	-	9,839	-	$ 29.00	6/25/2018	-		-	-	-
	-	12,051	-	$ 24.65	6/25/2018	-		-	-	-
	-	-	-	$ -	-	1,336	(2)	23,140	-	-
	-	-	-	$ -	-	18,103	(3)	313,544	-	-
	-	-	-	$ -	-	-		-	13,814(5)	239,258
Total	10,792	31,338	-			19,439		$ 336,684	13,814	$ 239,258

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Rosemarie Bouman	3,618	-	-	$ 28.46	1/31/2012	-		-	-	-
	4,134	-	-	$ 26.88	1/24/2013	-		-	-	-
	7,752	-	-	$ 32.60	1/27/2014	-		-	-	-
	-	5,942	-	$ 32.89	7/25/2017	-		-	-	-
	-	4,856	-	$ 40.00	7/25/2017	-		-	-	-
	-	14,430	-	$ 29.00	6/25/2018	-		-	-	-
	-	17,675	-	$ 24.65	6/25/2018	-		-	-	-
	-	-	-	$ -	-	1,960	(2)	33,947	-	-
	-	-	-	$ -	-	19,748	(3)	342,035	-	-
	-	-	-	$ -	-	-		-	12,663(5)	219,323
Total	15,504	42,903	-			21,708		$ 375,982	12,663	$ 219,323

(1)	Option expires on tenth anniversary of grant date and vests 100% on fourth anniversary of grant date.
(2)	Restricted stock award scheduled to vest on June 25, 2011 (third anniversary of grant date).
(3)	Performance based restricted stock award scheduled to vest on July 22, 2012 (third anniversary of grant date).
(4)	Restricted stock award scheduled to vest on December 2, 2011 (second anniversary of grant date).
(5)	Performance based restricted stock award scheduled to vest on July 28, 2013 (third anniversary of grant date) assuming the performance conditions are met.
(6)	Restricted stock award scheduled to vest on December 8, 2012 (second anniversary of grant date).
(7)	Reflects the value as calculated based on the closing price of our Common Stock on December 31, 2010 of $17.32.

Option Exercises and Stock Vested
(2010)

The following table sets forth information about stock options exercised and shares of restricted stock vested during the year ended December 31, 2010 for each named executive officer:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Mitchell Feiger	12,500	$148,238	20,957 (3)	$378,934 (3)
Jill E. York	-	$ -	8,448 (4)	$155,812 (4)
Burton J. Field	-	$ -	417	$ 7,006
Brian J. Wildman	-	$ -	747	$ 12,550
Rosemarie Bouman	-	$ -	854	$ 14,347

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.
(3)	Includes 14,964 shares of Salary Stock which vested in full upon issuance, paid as salary in lieu of $278,252 in cash.
(4)	Includes 4,953 shares of Salary Stock which vested in full upon issuance, paid as salary in lieu of $92,160 in cash.

Non-Qualified Deferred Compensation
(2010)

The following table sets forth information about non-qualified deferred compensation payable to each named executive officer:

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)

Mitchell Feiger	$43,710	$206,337	$116,924	$ -	$1,421,185

Jill E. York	$13,428	$ 19,247	$ 8,302	$ -	$ 113,145

Burton J. Field	$ 8,492	$ 17,064	$ 70,367	$ -	$1,117,395

Brian J. Wildman	$ 4,279	$ 9,570	$ (2,359)	$ -	$ 23,246

Rosemarie Bouman	$50,186	$ 8,510	$ 54,373	$ -	$ 445,046

(1)	All amounts are reported as compensation for 2010 in the Summary Compensation Table under the “Salary” column.
(2)
Amount represents contributions accrued by the Company for 2010 and paid into the non-qualified deferred compensation plan in 2011.  All of the amounts shown are reported as compensation for 2010 in the Summary Compensation Table under the “All Other Compensation” column.

(3)
None of the amounts shown are reported as compensation in the Summary Compensation Table, as these amounts do not constitute above-market or preferential earnings as defined in the rules of the Securities and Exchange Commission.

(4)
Of the aggregate balances shown, the following amounts were reported as compensation earned by the named executive officers in the Company’s Summary Compensation Table for the last year and for prior years: Mr. Feiger - $1,176,179; Ms. York - $147,930; Mr. Field - $830,170; Mr. Wildman - $15,840; and Ms. Bouman - $296,883.

Certain of our executive officers, including each of the named executive officers, are permitted to defer up to 100% of their base annual salary, annual bonus and/or compensation for service as a director, under one of our two non-qualified deferred compensation plans: the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan.  For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in our Common Stock purchased on the open market, except for such amounts of cash as the plan trustee deems necessary for the proper operation of the plan trust.  For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds, which in turn are based on certain mutual funds selected from time to time by the our Board of Directors to act as investment measurement devices.  The executive selects the particular measurement funds for his or her account.

An executive is always 100% vested in his or her account balance, including any employer contributions which may be made by us in our discretion.  With certain exceptions, our deferred compensation obligations to an executive generally will be paid after the earlier of (1) a fixed payment date, if any, as may be selected by the executive in accordance with the plan’s short-term payout provisions, or (2) the termination of the executive’s employment or service or a qualifying change in control of the Company.  Payments made pursuant to the executive’s election to be paid in connection with the short-term payout provisions of the plan generally will be made in a lump sum.  A payout triggered by the termination of the executive’s employment or a change in control generally will be made in a lump sum unless the executive has made a proper election under the plan to be paid in installments.  Elections and payments are subject to compliance with tax code section 409A, including a six-month delay in payments triggered on termination of employment.  The plans provide for early withdrawal, with the approval of the Organization and Compensation Committee, of a participant’s account balance in the event of an unforeseeable financial emergency.  All distributions under the stock plan are made in shares of our Common Stock, except for fractional shares, which are paid in cash.  All distributions under the non-stock plan are made in cash.

Employment and Other Agreements with Named Executive Officers

Our participation in TARP significantly restricts or prohibits the compensation, severance and change in control benefits to which our named and other executive officers may be entitled under the agreements described below.  Each executive officer has entered into an agreement acknowledging and consenting to such limitations and restrictions. The following discussion of the terms of these agreements does not take into account the application of TARP restrictions.

Employment Agreement with Mr. Feiger.  In December 2007, we entered into an employment agreement with Mr. Feiger, the Company’s President and Chief Executive Officer, which replaced his prior employment agreement with the Company from March 2003.  We entered into an amended and restated employment agreement with Mr. Feiger in December 2008 at the time of our participation in TARP.

Mr. Feiger’s employment agreement provides for a three-year term that is extended by one day on a daily basis (so that the term of the agreement is always three years) unless the Company gives notice that the extensions will cease.  The employment agreement entitles Mr. Feiger to an annual base salary of not less than $629,000 and an annual target bonus opportunity of not less than 60% of his base salary.

The employment agreement entitles Mr. Feiger to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, including but not limited to, payment by the Company of certain club dues and the use of a company car, and to long-term disability coverage and benefits as in effect on the date of the employment agreement, to the extent available at reasonable cost.  Mr. Feiger is entitled to a post-employment health benefit (the “Post-Employment Health Benefit”) which provides Company-paid health coverage for Mr. Feiger and his eligible dependents until Mr. Feiger becomes eligible for Medicare benefits.  The employment agreement also provides that on each December 31st during the term of the agreement (starting December 31, 2007), provided that he is then employed by the Company, Mr. Feiger will receive a fully-vested employer contribution to his account under the Company’s non-stock non-qualified deferred compensation plan in an amount equal to 20% of his base salary then in effect (the “Deferred Compensation Contribution”).  The salary adjustment (increase) instituted for him beginning in 2010 in response to TARP limitations on compensation is not base salary for purposes of this 20% contribution. In the event of a change in control, Mr. Feiger is entitled to an acceleration of the deferred compensation contributions that would be made through the year he would reach age 60.

The employment agreement provides that Mr. Feiger is to be considered for annual awards of stock options and/or other stock-based awards under the Company’s Omnibus Incentive Plan, with the expectation, but not a requirement, that his awards will have a value on the date of grant, at target, equal to 100% of his salary earned for the preceding calendar year.  The mix and terms and conditions of Mr. Feiger’s awards generally will be the same as the awards made at the same time to the other senior officers of the Company, provided, that any stock option granted to Mr. Feiger will have a term of ten years (or such other period as applies under the terms of stock options granted at the same time to other senior officers), may be subject to a vesting schedule, provided that any such vesting will continue following an “involuntary termination” (as defined below) of Mr. Feiger’s employment and will accelerate in the event of Mr. Feiger’s death or disability or in the event of a “change in control” (as defined below) if the unvested portion of the stock option would otherwise terminate, in whole or in part, by reason of the change in control, and have post-employment exercise periods.

The term “involuntary termination” is defined to include termination of Mr. Feiger’s employment by the Company (other than for cause or due to death, disability or specified misconduct on his part under the federal banking laws) without his consent, or by Mr. Feiger following a material reduction of or interference with his duties, responsibilities or benefits without his consent or within 90 days after he receives written notice from the Company that the term of the agreement will not be extended (referred to below as a “Non-Extension Termination”), provided that Mr. Feiger has given timely and proper notice to the Company and the Company does not timely cure the circumstances giving Mr. Feiger the right to terminate.

The term “change in control” is defined to mean the occurrence of any of the following:  (i) any person becomes the beneficial owner of 35% or more of the voting stock of the Company or the Bank; (ii) individuals who were directors of the Company on the date of the employment agreement (referred to as the “incumbent board”) cease to represent a majority of the Board of Directors, except to the extent new directors are supported by the incumbent board; (iii) consummation of a reorganization, merger or consolidation of the Company or the Bank, other than, in the case of the Company, a transaction where the Company’s stockholders prior to the transaction hold more than 60% of the outstanding shares of the resulting entity following the transaction, or, in the case of the Bank, a transaction where the Company owns more than 50% of the outstanding securities of the resulting institution; or (iv) consummation of a sale of all or substantially all of the assets of the Company or the Bank or approval by the stockholders of the Company or the Bank of a plan of complete liquidation of the Company or the Bank.

If Mr. Feiger is involuntarily terminated prior to and not in connection with a change in control, he will receive monthly payments equal to the sum of one-twelfth of his then-current base salary, one-twelfth of the average annual cash incentive bonuses received by him for the two full calendar years preceding the date of termination, and one-twelfth of the amount of the Deferred Compensation Contribution that he otherwise would have received on the next December 31st, based on his then-current base salary.  These payments will continue until the end of the agreement’s term unless the involuntary termination is a Non-Extension Termination, in which case the payments will continue for 18 months after the date of termination.  Mr. Feiger will also receive the Post-Employment Health Benefit and all other accrued but unpaid amounts to which he is entitled under the agreement, including any unpaid salary, bonus, expense reimbursements and vested employee benefits.  These other amounts are referred to below as “Accrued Compensation.”

The employment agreement provides that if Mr. Feiger is involuntarily terminated in connection with or within 18 months following a change in control, then he will receive a lump sum amount in cash equal to three times the sum of his then current base salary and target annual bonus (currently 65% of his base salary), instead of the monthly payments described above.  He will also receive any Accrued Compensation and the Post-Termination Health Benefit.

If Mr. Feiger voluntarily terminates his employment for a reason that does not constitute “involuntary termination,” if the Company terminates Mr. Feiger’s employment after he has been disabled for one year, or if Mr. Feiger’s employment terminates due to death, then in any such case the Company’s only obligations under the agreement will be the payment of any Accrued Compensation and provision of the Post-Employment Health Benefit (to Mr. Feiger’s surviving spouse and eligible dependents, if the termination is due to Mr. Feiger’s death).  If Mr. Feiger’s employment is terminated for cause or for specified misconduct on his part under the federal banking laws, the Company’s only post-termination obligation under the agreement will be the payment of any Accrued Compensation.

The employment agreement imposes non-competition and non-solicitation covenants that will apply for one year following the termination of Mr. Feiger’s employment for any reason.  If Mr. Feiger breaches these covenants following an involuntary termination of his employment, the Company will be entitled to recover any amounts paid to him as a result of that termination.

Employment Agreement with Burton J. Field.  Prior to 2008, the Bank had an employment agreement with Burton J. Field.  This agreement was entered into by Manufacturers Bank, Old MB Financial’s wholly owned subsidiary, with Mr. Field in September 1999, and was assumed by the Bank in November 2001 following the MB-MidCity Merger.  The agreement provided for a three-year term which is extended by one year on an annual basis, unless the Bank gives notice that the term will not be extended.  The agreement entitled Mr. Field to an annual base salary of not less than $400,000, performance-based and discretionary bonuses, if any, as may be declared by the Bank’s Board of Directors.  The agreement also entitled Mr. Field to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, and provided for the payment by the Bank of certain club dues and the use of a company car.  In addition, the agreement entitled Mr. Field to six weeks’ vacation per year at full pay and ten weeks’ vacation per year at half pay.  The employment agreement also provided severance and change in control related benefits which differed from those provided to the Company’s other executive officers (except Mr. Feiger) under the change in control severance and tax gross-up agreements described below.

During 2008, the Company gave notice to Mr. Field ceasing the automatic renewal feature in the employment agreement and entered into a new employment agreement with Mr. Field.  The term of the new agreement is three years ending September 1, 2011.  The new employment agreement reflects Mr. Field’s current annual salary and otherwise continues the provisions noted above relating to bonuses, fringe benefits and vacation.  Under the new employment agreement, if Mr. Field’s employment is involuntarily terminated by the Bank during the term of his agreement, then through the remainder of the term of the agreement, or if greater, 12 months, he will receive monthly payments equal to 1/12th of his average annual salary actually earned by him during the preceding 24 months plus 1/12th of the average annual amount of cash bonuses actually earned during the two full fiscal years preceding the date of termination and he and his spouse (upon her attainment of age 65 or the then current Medicare eligibility age) will for the remainder of their lives be provided with coverage under a Medicare Supplemental Insurance plan and a long term care insurance plan, with the Bank bearing the annual cost of premiums up to $25,000 (to be reduced to $12,500 upon the death of Mr. Field or his spouse) (the “Continued Health Benefits”).

The term “involuntary termination” is defined to include termination of employment by the Bank (other than for cause or due to death, disability, retirement or specified misconduct on his part under the federal banking laws) without Mr. Field’s consent or by Mr. Field following a material reduction of or interference with his duties, responsibilities or benefits without his consent.

If Mr. Field voluntarily terminates his employment for a reason that does not constitute “involuntary termination” for purposes of the agreement, he will be entitled to receive a prorated bonus for that year and the Continued Health Benefits.  If Mr. Field’s employment terminates due to death, his estate or other designated beneficiary will receive continued payments of his salary through the last day of the calendar month in which he dies and a prorated cash bonus.  If Mr. Field’s employment terminates for cause, the Bank will have no further obligations to him under the agreement other than providing the Continued Health Benefits.

Mr. Field’s agreement contains a covenant not to compete with the Bank following his termination of employment in a specified area of the State of Illinois for a period of one year.

The employment agreement also contains provisions intended to comply with the provisions of tax code section 409A and provides that he will also be party to a change in control severance agreement and tax gross-up agreement as described below.

Change in Control Severance Agreements.  The Bank has entered into Change in Control Severance Agreements with its named executive officers (other than Mr. Feiger).  The form of the Change in Control Agreement with these executive officers was most recently updated in December 2008.  Each agreement is for a three-year term, which is automatically extended for one year on each anniversary of the agreement (so that the agreement has a three-year term following the extension).

Each agreement provides that if a change in control of the Company or the Bank occurs, and within 24 months thereafter the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates his or her employment for good reason, he or she will be entitled to receive the following severance benefits:

•	a lump sum amount in cash equal to the executive’s annual base salary multiplied by two;

•	a lump sum amount in cash equal to the executive’s average annual bonus over the last two complete fiscal years multiplied by two;

•	immediate vesting of all of the executive’s benefits under all non-qualified retirement plans of the Bank and its affiliates in which the executive participates; and

•
continuation of health, dental, long-term disability and group term life insurance coverage at the same premium cost to the executive until the second anniversary of the executive’s termination date, subject to earlier discontinuation if the executive receives substantially similar benefits from a subsequent employer.

In addition, the executive will be entitled to the severance benefits described above if:  (1) within 24 months after a change in control of the Company or the Bank, a successor to the Bank fails to assume the Bank’s obligations under the agreement; (2) within 24 months after a change in control of the Company or the Bank, the Bank or any successor to the Bank breaches any provision of the agreement; or (3) the executive’s employment is involuntary terminated without just cause within six months prior to a change in control that occurs during the term of the agreement and either (a) the termination was at the request or direction of the person which has entered into an agreement with the Bank for a transaction that will result in a change in control or (b ) the executive reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

The term “good reason” is defined to include a specified reduction in the executive’s annual base salary and bonus opportunity or duties, significant diminution in position, authority or responsibilities or a required relocation.

The definition of the term “change in control” contained in their change in control severance agreements is the same as the definition of that term in Mr. Feiger’s employment agreement as described above, except that, consistent with the original terms of this change in control severance agreements for Ms. York, a reorganization, merger or consolidation involving the Company will constitute a change in control if the Company’s stockholders following the transaction own less than 70% (compared to 60% in Mr. Feiger’s employment agreement) of the outstanding shares of the resulting entity following the transaction.  The definition of “change in control” in Mr. Field’s, Ms. Bouman’s and Mr. Wildman’s change in control severance agreement is identical to the definition of that term in Mr. Feiger’s employment agreement.

The change in control severance agreements entered into in December 2008 also contain provisions intended to cause payment of any benefits under the agreement to comply with tax code section 409A (including when applicable a delay of six months in the payment of the severance benefits) and any applicable executive compensation limitations under TARP.

Tax Gross Up Agreements.  Prior to 2008, the Company had entered into tax gross up agreements with each of its executive officers.  The form of the tax gross up agreement was most recently updated in December 2008.  Each tax gross up agreement provides that if the executive becomes entitled to receive payments or benefits in connection with a change in control, whether under his or her employment or change in control severance agreement, as applicable, or otherwise, then to the extent such payments or benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, the executive generally will be paid an additional amount (referred to as a “gross up payment”) that will offset on an after tax basis, the effect of any excise tax consequently imposed upon him or her under Section 4999 of the Internal Revenue Code, provided the payments subject to the excise tax exceed a certain threshold amount.  See “Compensation Discussion and Analysis-Employment Agreements; Change in Control Severance Agreements.”  The term “change in control” is defined generally as a change in ownership of the Company or a significant financial institution subsidiary of the Company triggers the applicability of Section 280G and 4999.

Potential Payments Upon Termination of Employment or Change in Control

As discussed under “Compensation Discussion and Analysis,” we were subject to TARP compensation limits during 2010, and we will remain subject to these limits until we have fully redeemed the preferred stock we issued to the U.S. Treasury Department pursuant to TARP.  Among other things, these limits prohibits us from paying certain amounts or benefits deemed to be “golden parachute payments” to any of the named executive officers or any of our next five most highly compensated employees.  TARP regulations define the term “golden parachute payment” to mean any payment for the departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments for services performed or benefits accrued. A golden parachute payment includes the acceleration of vesting due to the departure or the change in control event, as applicable. A golden parachute payment does not include payments made (i) pursuant to a qualified pension or retirement plan, (ii) due to the employee’s death or disability; or (iii) severance required to be made pursuant to a state statute.  TARP compensation limits also generally prohibit us from providing tax “gross-ups” to any of the named executive officers or any of the next 20 most highly compensated employees.

TARP compensation limits reduce substantially the amounts and benefits the named executive officers would otherwise have been entitled to receive as of December 31, 2010 had their employment been terminated or had a change in control event occurred on that date. The first table below reflects the amounts and benefits the named executive officers would have received had their employment been terminated or had a change in control event occurred on December 31, 2010, giving effect to TARP compensation limits.  The second table below shows what these amounts and benefits would have been, had TARP compensation limits not been in effect as of December 31, 2010.  Each table excludes (i) amounts accrued through December 31, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under our 401(k) profit sharing plan, (iii) vested account balances under our nonqualified deferred compensation plans, as described under “Nonqualified Deferred Compensation,” and (iv) already vested equity awards.

Termination and Change in Control Scenarios – TARP Limits Applicable

Executive Benefits and Payments upon Termination	Voluntary	Involuntary Not for Cause	For Cause	Involuntary in Connection With or After a Change of Control	Upon a Change of Control but No Termination of Employment Occurs	Death	Disability

Mitchell Feiger
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ 285,545	(1)
Acceleration of Long-Term Incentives (2)	-	-	-	-	-	929,547	929,547
Post Employment Healthcare Benefits (3)	245,906	245,906	-	245,906	-	163,937	245,906
Total Benefits to be Received	$ 245,906	$ 245,906	$ -	$ 245,906	$ -	$ 1,093,484	$ 1,460,998

Jill E. York
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acceleration of Long-Term Incentives (2)	-	-	-	-	-	470,480	470,480
Post Employment Healthcare Benefits (3)	-	-	-	-	-	-	-
Total Benefits to be Received	$ -	$ -	$ -	$ -	$ -	$ 470,480	$ 470,480

Burton J. Field
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acceleration of Long-Term Incentives (2)	-	-	-	-	-	363,703	363,703
Post Employment Healthcare Benefits (3)	188,187	188,187	-	188,187	-	94,093	188,187
Total Benefits to be Received	$ 188,187	$ 188,187	$ -	$ 188,187	$ -	$ 457,796	$ 551,890

Brian J. Wildman
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acceleration of Long-Term Incentives (2)	-	-	-	-	-	336,683	336,683
Post Employment Healthcare Benefits (3)	-	-	-	-	-	-	-
Total Benefits to be Received	$ -	$ -	$ -	$ -	$ -	$ 336,683	$ 336,683

Rosemarie Bouman
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acceleration of Long-Term Incentives (2)	-	-	-	-	-	375,982	375,982
Post Employment Healthcare Benefits (3)	-	-	-	-	-	-	-
Total Benefits to be Received	$ -	$ -	$ -	$ -	$ -	$ 375,982	$ 375,982

(1)
Represents the total salary continuation payments payable to Mr. Feiger pursuant to his employment agreement, assuming that the Board of Directors exercises its right to discontinue these payments six months after it has determined that Mr. Feiger has become entitled to benefits under a disability plan or is otherwise unable to fulfill his duties under the employment agreement.

(2)
The terms of outstanding stock option and restricted stock awards (other than those with performance vesting conditions) provide that all unvested awards will vest in full in the event employment is terminated due to death or disability.  Restricted stock awards that contain a performance condition do not automatically vest on death or disability unless the performance condition has been satisfied. Instead, such awards remain outstanding and will vest if the performance condition is subsequently satisfied prior to expiration of the award.  The value of the stock options is based on the excess, if any, of the closing market price of our common stock on December 31, 2010 ($17.32) and the option exercise price.  The value of restricted stock is based on the $17.32 year-end stock price.

(3)
Represents the approximate cost of providing the continued health, dental, group life and disability benefit coverage.  Amount shown represents the present value of the portion of premium payments made by the Company (in the case of Mr. Feiger) or the Bank (in the case of each other named executive officer), assuming a 5% annual increase in premiums and a discount rate of 3.30% (10-year U.S. Treasury yield as of December 31, 2010).

Termination and Change in Control Scenarios – Assuming TARP Limits Not Applicable

Executive Benefits and Payments upon Termination	Voluntary	Involuntary Not for Cause		For Cause	Involuntary in Connection With or After a Change of Control		Upon a Change of Control but No Termination of Employment Occurs	Death	Disability

Mitchell Feiger
Compensation Continuation or Lump Sum Amount	$ -	$ 3,730,104	(1)	$ -	$ 5,566,967	(2)	$ 838,648	$ -	$ 287,900	(3)
Acceleration of Long-Term Incentives (4)	-	929,547		-	929,547		929,547	929,547	929,547
Post Employment Healthcare Benefits (5)	245,906	245,906		-	245,906		-	163,937	245,906
Total Benefits to be Received	$ 245,906	$ 4,905,557		$ -	$ 6,742,420		$ 1,768,195	$ 1,093,484	$ 1,463,353

Jill E. York
Compensation Continuation or Lump Sum Amount	$ -	$ -		$ -	$ 1,077,650	(2)	$ -	$ -	$ -
Acceleration of Long-Term Incentives (4)	-	470,480		-	751,393		751,393	470,480	470,480
Post Employment Healthcare Benefits (5)	-	-		-	33,084		-	-	-
Total Benefits to be Received	$ -	$ 470,480		$ -	$ 1,862,127		$ 751,393	$ 470,480	$ 470,480

Burton J. Field
Compensation Continuation or Lump Sum Amount	$ -	$ 503,474	(6)	$ -	$ 999,394	(2)	$ -	$ -	$ 68,418
Acceleration of Long-Term Incentives (4)	363,703	363,703		-	429,917		429,917	363,703	363,703
Post Employment Healthcare Benefits (5)	188,187	188,187		-	188,187		-	94,093	188,187
Total Benefits to be Received	$ 551,890	$ 1,055,364		$ -	$ 1,617,498		$ 429,917	$ 457,796	$ 620,308

Brian J. Wildman
Compensation Continuation or Lump Sum Amount	$ -	$ -		$ -	$ 635,543	(2)	$ -	$ -	$ -
Acceleration of Long-Term Incentives (4)	-	336,683		-	575,942		575,942	336,683	336,683
Post Employment Healthcare Benefits (5)	-	-		-	34,741		-	-	-
Total Benefits to be Received	$ -	$ 336,683		$ -	$ 1,246,226		$ 575,942	$ 336,683	$ 336,683

Rosemarie Bouman
Compensation Continuation or Lump Sum Amount	$ -	$ -		$ -	$ 658,638	(2)	$ -	$ -	$ -
Acceleration of Long-Term Incentives (4)	-	375,982		-	595,305		595,305	375,982	375,982
Post Employment Healthcare Benefits (5)	-	-		-	34,784		-	-	-
Total Benefits to be Received	$ -	$ 375,982		$ -	$ 1,288,727		$ 595,305	$ 375,982	$ 375,982

(1)
Represents 36 monthly compensation continuation (severance) payments of $103,614 each which would be paid to Mr. Feiger under his employment agreement for an involuntary termination, as described under “Employment and Other Agreements with Named Executive Officers-Employment Agreement with Mitchell Feiger.”  If the involuntary termination were a “Non-Extension Termination,” (as defined in Mr. Feiger’s employment agreement – see “Employment and Other Agreements with Named Executive Officers–Employment Agreement with Mr. Feiger”), payments would continue only through June 30, 2011 and would total $1,865,052.

(2)
Represents the lump sum severance amount which would be paid in the event the officer’s employment is “involuntarily terminated” in connection with or following a change in control of the Company.  For Mr. Feiger, the amount includes a tax gross up payment of $1,428,318.  Also includes, for Mr. Feiger, the lump sum amount equal to the present value of accelerated deferred compensation contributions which are payable upon a change in control under Mr. Feiger’s Employment Agreement (see “Employment and Other Agreements with Named Executive Officers – Employment Agreement with Mr. Feiger”).

(3)
Represents the total salary continuation payments payable to Mr. Feiger pursuant to his employment agreement, assuming that the Board of Directors exercises its right to discontinue these payments six months after it has determined that Mr. Feiger has become entitled to benefits under a disability plan or is otherwise unable to fulfill his duties under the employment agreement.

(4)
The terms of outstanding stock option and restricted stock awards (except those restricted stock awards granted in 2009 and 2010) provide that all unvested awards will vest in full in the event employment is terminated due to death or disability or involuntarily terminated without cause, as well as upon a change in control event regardless of the officer’s employment status.  The 2009 and 2010 awards fully vest on a change in control if the awards are not continued on the same economic basis by the post-transaction entity.  For purposes of this presentation, it is assumed that the awards are not continued and are therefore vested in full on the change in control event.  The value of the stock options is based on the excess, if any, of the closing market price of our common stock on December 31, 2010 ($17.32) and the option exercise price.  The value of restricted stock is based on the $17.32 year-end stock price.

(5)
Represents the approximate cost of providing the continued health, dental, group life and disability benefit coverage.  Amount shown represents the present value of the portion of premium payments made by the Company (in the case of Mr. Feiger) or the Bank (in the case of each other named executive officer), assuming a 5% annual increase in premiums and a discount rate of 3.30%.  For Messrs. Feiger and Field, represents benefits that would be provided under their employment agreements.  For Ms. York, Mr. Wildman and Ms. Bouman, represents benefits that would be provided under their change in control severance agreements.  See “Employment and Other Agreements with Named Executive Officers.”

(6)
Represents the 12 monthly compensation continuation (severance) payments of $41,956 payable to Mr. Field under his employment agreement for an involuntary termination, as described under “Employment and Other Agreements with Named Executive Officers-Employment Agreement with Burton J. Field.”

Organization and Compensation Committee Report and
Narrative and Certification Pursuant to TARP

Organization and Compensation Committee Report

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Narrative and Certification Pursuant to TARP

       The Committee has reviewed and discussed with our senior risk officers certain risk-related aspects of the compensation plans in which our senior executive officers participate, as well as those employee compensation plans in which our senior executive officers do not participate.  These reviews were undertaken in a manner reasonably believed by the Committee to be in accordance with the rules governing our participation in TARP and also with respect to the July 2010 Interagency Guidance on Sound Incentive Compensation Policies issued by the bank regulatory agencies.  Following is a narrative description of such reviews:

       The Committee met with our senior risk officers twice during 2010 and in early 2011 to review and discuss risks and other matters associated with our plans.  During these meetings, our senior risk officers presented detailed information gathered by them with respect to our plans.  This information included a matrix identifying the potential risks that could arise under those plans, key elements mitigating those risks and an assessment of whether the plans encouraged unnecessary and excessive risk taking, earnings manipulation or behavior focused on short-term results rather than long term value creation.  The information also included materials and analysis prepared by our consultant, McLagan.

       In conducting its review and analysis, our senior risk officers identified our senior executive officer (“SEO”) plans and the incentive compensation plans we have in place for our employees.  The SEO plans are the short-term incentive variable (bonus) plan and long-term incentive plans (the Omnibus Incentive Plan) described in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement.

       The remainder of our employees participate in one or more business unit or department-based incentive plans and signing, referral and spot bonus programs.  For example, we maintain plans specific to officers and employees in our commercial loan, wealth management, retail banking, leasing and other business units and in our finance and administrative departments.  These incentive plans are intended to reward performance specific to the goals of that unit or department.  The plans are primarily short-term, with annual or more frequent recognition of performance.  Officers and employees participating in these plans may also receive long-term incentive awards under our Omnibus Incentive Plan.

       The Committee reviewed and discussed with the senior risk officers the information and analysis presented.  The analysis indicated the presence of the following factors which could reasonably be considered to mitigate against excessive or unnecessary risk taking or manipulation of earnings for compensation and to avoid a short-term focus:

•	Our incentive plans are reasonably designed to not incentivize risk-taking in excess of the risks inherent in the Company’s business.

•
Our use of fixed and variable components and short- and long-term oriented incentives within total compensation produces a balance which helps mitigate the risks that may be associated with highly leveraged situations where the employee is dependent upon incentives.  The use of equity-based compensation is another element that should foster a long-term focus.

•	We have the combination of culture, internal controls, systems and processes, and management, Committee and Board oversight reasonably necessary for identifying, managing and mitigating risks.

•
When determined as part of our on-going review process to be appropriate, we take reasonable steps to incorporate risk-mitigation and enhancement of the impact of long-term performance on our incentive programs.

       In its evaluation of the short-term variable incentive plan, the senior risk officers and the Committee noted the foregoing factors and the plan’s focus on Company-wide and business unit or department goals and initiatives, all of which are based on the Board-approved budget and strategic plan.  Basing the incentive opportunity on these performance factors was viewed as encouraging our SEOs to take actions and risks in line with the risks inherent in our Company’s business and strategy and not risks that are unnecessary or excessive.  In addition, the cap on the annual bonus which may be earned, together with payment of above target amounts in restricted stock vesting over a period of years, was considered to mitigate against the incentive to take excessive risk or engage in earnings manipulation.

       With respect to long-term incentives, the senior risk officers and Committee determined that use of restricted stock and stock option awards vesting over a period of years, strikes an appropriate balance between incentive and retention by encouraging our SEOs to execute our strategic initiatives to maintain and build the value of our Company over time.

       With respect to the business unit department-specific incentive plans, the senior risk officers and Committee noted that these plans are designed with the intention of rewarding behaviors which are supportive of and consistent with the risk embedded in our strategic plans and are not tied directly to reported earnings.  These plans are generally capped, generally represent a small percentage of the employee’s overall compensation and should not encourage excessive or unnecessary risks or manipulation of earnings to enhance compensation.

       One risk mitigant identified by our senior risk officers in the review of the plans was the extent to which rewards paid under a plan were subject to adjustment or reduction should credit losses relating to loans and other transactions on which the incentive compensation was based significantly exceed expected levels.  Because credit quality is factored into bonus payouts for all employees, including SEOs, in the commercial business unit, and a meaningful portion of compensation for all senior officers is in the form of long-term restricted stock, the senior risk officers and the Committee believe that adequate mitigants to this risk are in place for these employees. The Committee has implemented in certain areas provisions for the deferred payments of certain forms of incentive compensation to better align the actual amount of compensation paid with the financial results achieved relative to risk.  The Committee did not take these actions out of concern that excessive or unnecessary risk-taking had or may occur under the existing program, but instead to further guard against an incentive for such risk-taking and to enhance focus on the long term.

Based upon the foregoing, the Committee certifies that:

(1) The Committee has reviewed with the Company’s senior risk officers the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2) The Committee has reviewed with the Company’s senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3) The Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

       Submitted by the Organization and Compensation Committee of the Company’s Board of Directors:

Karen J. May, Chairperson
James N. Hallene
Richard J. Holmstrom

Organization and Compensation Committee Interlocks and Insider Participation

No member of the Organization and Compensation Committee is a current or former officer or employee of the Company or any of the Company’s subsidiaries.  None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on the Organization and Compensation Committee of our Board of Directors.  During 2010, we had various ordinary course lease banking transactions with a company of which Organization and Compensation Committee Chair Karen J. May is an executive officer and with a company of which Organization and Compensation Committee member James N. Hallene is a director.  See “Certain Transactions.”

DIRECTOR COMPENSATION

For 2010, the fees paid to our directors for meeting attendance were as follows (no increases occurred in 2009 or 2010):

•	a fee for each regular Board meeting attended of $3,000;
•	a fee for each special Board meeting attended of $1,500;
•	a fee for each committee meeting attended of $1,000; and
•	a fee for each Executive Loan Committee meeting attended of $1,000.

For 2010, the annual retainers paid were as follows (all increases noted occurred in September 2010):

•	Board members (other than the Chairman), $26,000;
•	the Chairman of the Board, $50,000;
•	the Compliance and Audit Committee chairperson, $10,000;
•	the Organization and Compensation Committee chairperson, $10,000; and
•	the Nominating and Corporate Governance Committee chairperson, and the Credit Risk Committee chairperson, each increased from $3,500 to $5,000.

All fees earned by our Company directors for 2010 could be deferred into our Stock Deferred Compensation Plan or Non-Stock Deferred Compensation Plan, described under “Non-Qualified Deferred Compensation.”  Up to 70% of fees not deferred could, in lieu of cash, be paid in five-year, immediately exercisable options to purchase Common Stock granted under our Omnibus Incentive Plan and up to 100% of fees not deferred could be paid in shares of restricted stock granted under the Omnibus Plan that vest on the first anniversary of the grant date.  Grants of stock options and restricted stock in lieu of director fees are made on the last business day of each calendar quarter.

In March 2011, the Board of Directors adopted stock ownership guidelines applicable to the Company’s non-employee directors and the Company’s executive officers to further reinforce the alignment of the financial interests of these individuals with those of our long-term stockholders.   See “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer, who served on our Board of Directors in 2010.  During 2010, Mr. Feiger did not receive any compensation for service on our Board of Directors while employed by the Company.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

David P. Bolger	$ -	$ 25,425	$ 59,325	$ -	$ -	$ -	$ 84,750
Robert S. Engelman, Jr. (1)	63,500	-	-	-	-	-	63,500
Charles J. Gries	103,500	-	-	-	-	-	103,500
James N. Hallene	65,488	10,075	25,187	-	-	-	100,750
Thomas H. Harvey	89,500	-	-	-	-	-	89,500
Patrick Henry	63,500	-	-	-	-	-	63,500
Richard J. Holmstrom	23,850	-	55,650	-	-	-	79,500
Karen J. May	50,625	-	16,875	-	-	-	67,500
Ronald D. Santo	121,000	-	-	-	-	-	121,000

(1)
Mr. Engelman, a former Chief Executive Officer of one of the Company’s predecessors, receives a fixed annual lifetime retirement benefit of $225,000 pursuant to his supplemental executive retirement plan with the Bank.  Pursuant to his employment agreement entered into in October 1998, Mr. Engelman also receives lifetime health benefits for himself and his dependents, provided that Mr. Engelman reimburses the Company for the COBRA premium, and lifetime coverage under a Medicare Supplemental Insurance Plan.  See “Certain Transactions.”

(2)
Includes amounts deferred under our stock and non-stock deferred compensation plan, as follows: Mr. Gries - $103,500 in stock deferred compensation plan; and Ms. May - $50,625 in stock deferred compensation plan.  Included in the fees paid to Mr. Santo is $25,500 for his service as a director of the Bank.

(3)
The amount in this column is calculated using the grant date fair value of the awards under ASC Topic 718, based on the number of restricted shares awarded and the fair market value of the Company’s common stock on the dates the awards were made.  The awards reflected in the table represent grants of restricted stock in 2010 for director fees in lieu of cash to Mr. Bolger and Mr. Hallene for 1,379 and 546 shares, respectively.

(4)
The amounts in this column are calculated using the grant date fair value of the awards under ASC Topic 718, based on the fair value of the stock option awards as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2011.  The option grants reflected in the table include grants in 2010 for director fees in lieu of cash to Messrs. Bolger, Hallene, and Holmstrom and Ms. May for 8,560, 3,635, 8,041 and 2,435 shares, respectively, which option awards vested immediately upon grant.  As of December 31, 2010, total shares underlying stock options held by the directors were as follows: Mr. Bolger – 35,688 shares; Mr. Hallene – 42,237 shares; Mr. Henry – 5,877 shares; Mr. Holmstrom – 50,524 shares; Ms. May – 15,645 shares; and Mr. Santo – 86,026.

CERTAIN TRANSACTIONS

Related Party Transactions Policy

Our Code of Ethics and Conduct, which is applicable to all of our directors, officers and employees, contains a specific policy concerning the review, approval and monitoring of transactions directly or indirectly involving “related parties” (directors, executive officers, beneficial owners of more than 5% of the outstanding shares of our Common Stock and any immediate family members of these persons) and the Company.  The policy covers any transaction or series of similar transactions where the amount involved is expected to exceed $10,000 in any calendar year, excluding transactions of the type which would not require disclosure in our proxy statement under SEC rules (without regard to the amount involved) as well as any loan to a related party made in compliance with our policy on loans to affiliates or any deposit or other customer relationship in the ordinary course of our business that is at arms-length and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Under the policy, related party transactions must be approved or ratified by the Nominating and Corporate Governance Committee of our Board of Directors.  The policy provides that the Nominating and Corporate Governance Committee should consider the following factors, among any others it deems appropriate, in making a decision whether to approve or ratify a transaction: (1) the extent of the related party’s interest in the transaction, (2) if applicable, the availability of other sources of comparable products or services, (3) whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the fairness and expected benefits of the transaction to the Company, (5) the aggregate value of the transaction and (6) in the case of a transaction involving a director of the Company, whether the transaction would impair the independence of the director.

A director may not participate in any discussion or approval by the Nominating and Corporate Governance Committee of any related party transaction with respect to which he or she is a related party, but must provide to the Nominating and Corporate Governance Committee all material information reasonably requested concerning the transaction.  If a related party transaction will be ongoing, the Nominating and Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party.  Thereafter, the Nominating and Corporate Governance Committee, on at least an annual basis, must review and assess ongoing relationships with the related party to see that they are in compliance with any such guidelines and that the related party transaction remains appropriate.

A copy of our Code of Conduct and Ethics is available on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”

Transactions

Our directors and executive officers and their affiliates were customers of and have had transactions with the Bank.  Additional transactions may be expected to take place in the future.  All outstanding loans, commitments to make loans, transactions in repurchase agreements and certificates of deposit and other depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Loans outstanding to our executive officers and directors, including companies in which they have management or ownership control were approximately $1.0 million at December 31, 2010.

The largest relationship to a single director or executive officer at December 31, 2010 totaled $515,000.  The longest maturity date on a loan to a director or executive officer was 30 years.  Interest rates on director or executive officer loans were 4.75% for fixed rate loans and Prime less 55 basis points on adjustable rate loans.  These terms are consistent with the terms offered to other customers with similar risk characteristics.

In addition to the lending relationships described above, as part of its ordinary course Lease Banking activities, LaSalle Systems Leasing, Inc., a subsidiary of the Bank, has entered into various equipment lease transactions with Kraft Foods, Inc. (“Kraft”).  Company Director Karen J. May is an executive officer of Kraft.  Ms. May did not have any direct or indirect involvement with these transactions and has not received any direct or indirect compensation or other benefits from these transactions.  Our business relationship with Kraft began before Ms. May became a board member.  These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of default or present other unfavorable features.  These transactions include both direct finance leases and operating leases.  The aggregate remaining rent payments owed were approximately $17.2 million at December 31, 2010.

LaSalle Systems Leasing, Inc. has also entered into various equipment lease transactions with Kehe Food Distributors, Inc. and Kehe Distributors, LLC (“Kehe”).  Company Director James N. Hallene is a director of Kehe.  Mr. Hallene did not have any direct or indirect involvement with these transactions and has not received any direct or indirect compensation or other benefits from these transactions.  These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of default or present other unfavorable features.  These transactions include both direct finance leases and operating leases.  The aggregate remaining rent payments owed were approximately $1.2 million at December 31, 2010.

James Field, the son of the Company’s Vice President and President of Lease Banking for the Bank, Burton J. Field, is a member of the law firm of Field & Goldberg, LLC, which the Company utilizes for certain legal services.  Fees paid by the Company to this law firm during 2010 totaled $474,911.

Company Director Robert S. Engelman, Jr., who served as Chairman of the Board of Directors of Old MB Financial prior to the MB-MidCity Merger and as President and Chief Executive Officer of Old MB Financial (then known as Avondale Financial Corp.) from January 1993 until February 1999, receives a fixed annual lifetime retirement benefit of $225,000 pursuant to his supplemental executive retirement plan with the Bank.  Pursuant to his employment agreement entered into in October 1998, Mr. Engelman also receives lifetime health benefits for himself and his dependents, provided that Mr. Engelman reimburses the Company for the COBRA premium.  Mr. Engelman’s son, Christopher Engelman, is a director of wealth management for the Bank and a managing director of Cedar Hill Associates, LLC, an asset management firm in which the Bank purchased an 80% interest in April 2008.  Compensation (including salary and bonus) paid to Christopher Engelman for 2010 totaled $263,449.  During 2010, Christopher Engelman was also awarded 457 shares of restricted stock and options to purchase 1,183 shares of common stock.

Company Director Ronald D. Santo, who retired as Group President of MB Financial Bank in September 2008, receives lifetime coverage of continued premium payments by the Bank on long-term care insurance policies maintained for him and his spouse and coverage under a Medicare Supplemental Insurance Plan pursuant to the employment agreement he had with the Bank provided that the annual costs to the Bank are not to exceed $25,000.

Mitchell Feiger serves on the Board of Directors of Calamos Asset Management, Inc. (“Calamos”).  Oak Brook Bank, prior to its purchase by MB Financial, Inc., entered into a loan agreement with Calamos Family Partners, Inc., an affiliate of Calamos.  The loan provides financing for the development of a multi-story office building in Naperville, IL.  All transactions were on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of default or present other unfavorable features.  The outstanding balance on the loan as of December 31, 2010 was $6.2 million.

PROPOSAL II.  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

         Regulations issued by the SEC under the Dodd-Frank Act require public companies to submit to their stockholders an advisory, non-binding vote on approval of executive compensation and on the frequency with which those votes will be submitted to stockholders.  As a participant in the TARP Capital Purchase Program, we are required to include in this Proxy Statement and present at the Meeting a non-binding stockholder vote to approve the compensation of our executives, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC.  In recognition of this, the SEC rules implementing the Dodd-Frank Act provide that we need only comply with our TARP-related obligations.  As a result, we are submitting only the vote on executive compensation and not the frequency vote.

The proposal to vote on executive compensation, commonly known as a “say on pay” proposal, gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s executives as disclosed in this Proxy Statement.  The proposal will be presented at the Meeting in the form of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Company’s Proxy Statement for the Annual Meeting.

This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  Nor will it affect any compensation paid or awarded to any executive.  The Organization and Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The objective of our executive compensation philosophy and resulting programs is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value using a market competitive, pay-for-performance approach.  Our philosophy and programs for 2010 were substantially unchanged from our 2009 executive compensation, which our stockholders approved through the say-on-pay vote at last year’s Annual Meeting of Stockholders.

Our Board of Directors believes that our executive compensation in 2010 continued to achieve these objectives, and therefore recommends that stockholders vote FOR this proposal.

PROPOSAL III.  APPROVAL OF THE MB FINANCIAL, INC. SECOND AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

Our Board of Directors has approved a second amendment and restatement of our 1997 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), subject to approval of the amended and restated plan by stockholders at the Meeting.  The Omnibus Incentive Plan was last amended and restated on April 25, 2007 following approval of that amendment and restatement at our 2007 annual meeting of stockholders.  With that amendment, a total of 6,000,000 shares were authorized by the stockholders for issuance under the Omnibus Incentive Plan.  As of December 31, 2010, 468,567 shares remained eligible for issuance and 3,874,427 shares were subject to outstanding awards under the Omnibus Incentive Plan.

Approval of the Second Amended and Restated Omnibus Incentive Plan will increase the number of shares authorized by the stockholders for issuance under the Omnibus Incentive Plan by 2,300,000.  Based upon the amount of shares covered by awards made during 2010, which approximated 1.3% of the outstanding shares, and a three-year average award level (“burn rate”) of approximately 2.25%, we believe the additional shares will be sufficient for the next three to four years.

Approval of the Second Amended and Restated Omnibus Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal.

The following description sets forth the material terms of the Second Amended and Restated Omnibus Incentive Plan.  It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Second Amended and Restated Omnibus Incentive Plan attached as Appendix A to this Proxy Statement. All capitalized terms which are not defined herein are defined in the plan.

Purpose

Our Board believes that the Omnibus Incentive Plan provides a valuable means for attracting, retaining and motivating key employees and directors to produce continued growth in stockholder value. Participation in the Omnibus Incentive Plan rewards these persons for superior performance by giving them an opportunity to participate in this growth. We believe that approval of the Second Amended and Restated Omnibus Incentive Plan would provide us with a number of additional shares sufficient for the next three to four years.  Without these additional shares, we are concerned that we could be forced to curtail (and eventually eliminate) the long-term incentive component of our compensation program, which would place us at a significant disadvantage with our competitors.

Plan Highlights

As amended by the second amendment and restatement, the Omnibus Incentive Plan enables us to maintain sound corporate governance practices in granting equity-based awards to employees and directors that the Company believes are consistent with the interests of stockholders, including:

•
Limit on Shares Authorized: As it is proposed to be amended and restated, the Omnibus Incentive Plan would increase by 2,300,000 the number of shares which may be issued under the Omnibus Incentive Plan.  The additional 2,300,000 shares, coupled with the previously-authorized 3,874,427 shares subject to outstanding awards (3,254,717 subject to stock options and 619,710 subject to restricted stock awards) and  468,567 shares remaining available for issuance at December 31, 2010 (of which 251,678 are authorized for issuance under full value awards, which are awards other than stock options and stock appreciation rights) represents 6,642,994 shares, or approximately 12% of the Company’s issued and outstanding common shares as of December 31, 2010.

•
Limit on Shares Issued for Full Value Awards: The Omnibus Incentive Plan has been structured to limit the number of shares which may be issued under full value awards (awards other than stock appreciation rights and stock options). Under the Omnibus Incentive Plan, as it is proposed to be amended and restated, if the number of shares issued under full value awards granted after the effective date of the proposed amendment and restatement, exceeds the shares previously-authorized for issuance under full value awards, those excess shares will have the effect of reducing the aggregate shares available for issuance on a 2-to-1 basis.

•
No Liberal Share Recycling Provisions: The Omnibus Incentive Plan provides that the following shares will not be added back (recycled) to the aggregate Omnibus Incentive Plan limit: (1) shares tendered in payment of the option price; (2) shares withheld by the Company to satisfy the tax withholding obligation; and (3) shares that are repurchased by the Company with proceeds from option exercises. In addition, as it is proposed to be amended and restated, the Omnibus Incentive Plan expressly provides that the gross number of stock appreciation rights exercised or settled, and not just the net shares issued upon exercise or settlement, will count against the aggregate limit on the number of shares which may be issued under the Omnibus Incentive Plan.

•
No Discount Stock Appreciation Rights or Stock Options: The Omnibus Incentive Plan prohibits the grant of stock appreciation rights or stock options with an exercise price less than the fair market value of our stock on the date of grant. Fair market value is the closing price of our stock on the date of grant.

•	No Repricing of Stock Appreciation Rights or Stock Options: The Omnibus Incentive Plan prohibits the repricing of stock appreciation rights and stock options without stockholder approval.

•
Protective Provisions: As it proposed to be amended and restated, the Omnibus Incentive Plan authorizes the Organization and Compensation Committee to include clawback, holding period or other protective provisions in the terms of any award. Clawback provisions enable the Company to recover amounts which were paid or earned based upon financial statements or other metrics which subsequently prove to be erroneous. Holding period requirements mandate that participants retain earned shares in order to further link their interests to the long-term interests of the stockholders. Other protective provisions, such as conditioning an award upon the participant’s consent to restrictive covenants, are additional ways through which participants’ interests and those of the Company can be aligned.

•
Material Amendments to the Plan Require Stockholder Approval: The Omnibus Incentive Plan provides that a material amendment to the Omnibus Incentive Plan will not be effective unless approved by our stockholders.

•	Independent Committee Administration: The Omnibus Incentive Plan will be administered by a committee of the Board of Directors comprised entirely of independent directors.

Awards and Shares Authorized

The Omnibus Incentive Plan provides for the grant to employees and directors of the Company and its subsidiaries (collectively “participants”) of the following types of awards:

•
options to purchase shares of Common Stock, which may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (“incentive stock options”) or non-statutory options which do not satisfy the provisions of Section 422 of the Internal Revenue Code (“non-qualified stock options”) (incentive stock options and non-qualified stock options are together referred to as “stock options” or “options”);

•	stock appreciation rights;

•	restricted stock and restricted stock units;

•	performance shares and performance units;

•	other stock-based awards; and

•	cash awards.

Subject to adjustment as described under “Changes in Capitalization,” as it is proposed to be amended and restated, the total number of shares available for issuance under the Omnibus Incentive Plan (including shares previously issued) is limited to 8,300,000, reflecting an increase of 2,300,000 shares.  After taking into account previously-issued shares, as of December 31, 2010, there were 3,254,717 shares subject to stock options, 619,710 shares subject to restricted stock awards and 468,567 shares eligible for issuance but not subject to awards.  Of the 468,567 previously-authorized shares eligible for awards, up to 251,678 could be used for issuance under full value awards (awards other than stock options or stock appreciation rights).  The 251,678 shares (and any shares subject to outstanding full value awards which again become available for awards due to  termination, expiration or lapse of the full value award), form a “full value award pool” under the Omnibus Incentive Plan.  To the extent shares issued under full value awards granted after the effective date of the proposed amendment and restatement exceed the shares in the full value award pool, those excess shares will have the effect of reducing the aggregate shares available for issuance on a 2-to-1 basis.  Shares issued under the Omnibus Incentive Plan may be either authorized but unissued, or shares that have been reacquired by the Company.  Shares subject to awards which terminate, expire or lapse are again available for awards under the Omnibus Incentive Plan.  Awards that are not settled in shares will not be counted against the limit described above.

Under the Omnibus Incentive Plan, during any calendar year, subject to adjustment as described under “Changes in Capitalization,” no participant may be granted: (1) stock options or stock appreciation rights covering an aggregate of more than 400,000 shares of our Common Stock; (2) restricted stock or restricted stock units covering an aggregate of more than 200,000 shares of our Common Stock; (3) performance shares covering an aggregate of more than 200,000 shares of our Common Stock or performance units equal to the value of more than 200,000 shares of our Common Stock, determined as of the date of grant; (4) other stock-based-awards covering an aggregate of more than 200,000 shares of our Common Stock; or (5) cash awards in excess of $4,000,000.

Changes in Capitalization

The limitations on the number of shares as to which awards may be granted under the Omnibus Incentive Plan, the determination of shares counted against such limits, the shares then subject to awards, as well as the applicable prices of outstanding awards, will be adjusted by the Committee in the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in our corporate structure affecting our Common Stock, to prevent any dilution or enlargements of rights.

Eligibility

Any officer, employee or director of the Company or any of its subsidiaries is eligible to receive an award under the Plan. As of December 31, 2010 there were approximately 1,703 full-time equivalent employees and nine non-employee directors of the Company and its subsidiaries.

Administration of the Omnibus Incentive Plan

The Omnibus Incentive Plan is administered by a committee (referred to below as the “Committee”) of two or more members of the Company’s Board of Directors, each of whom qualifies as (i) an “outside director,” as defined in Section 162(m) of the Internal Revenue Code, and (ii) a “Non-Employee Director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.  Committee members serve at the discretion of the Board of Directors and may be removed by the Board at any time. The Organization and Compensation Committee of the Board of Directors, comprised of Directors May, Hallene and Holmstrom, presently serves as the Committee.

The Committee generally has full power to:

•	determine the size and types of awards;

•	determine the terms and conditions of awards in a manner consistent with the Omnibus Incentive Plan;

•	interpret the Omnibus Incentive Plan and any agreement or instrument entered into under the Omnibus Incentive Plan;

•	establish, amend or waive rules and regulations for the administration of the Omnibus Incentive Plan;

•	amend or otherwise modify the Omnibus Incentive Plan or the terms and conditions of any outstanding award under the Omnibus Incentive Plan;

•	make all other determinations which are necessary or advisable for the administration of the Omnibus Incentive Plan; and

•	delegate its authority under the Omnibus Incentive Plan to the extent permitted by law, rule or regulation.

Duration and Modification; No Repricing Without Stockholder Approval

The Omnibus Incentive Plan will remain in effect until terminated in accordance with its terms; however, no award may be made under the Omnibus Incentive Plan, as it is proposed to be amended and restated, after June 13, 2021.  The Company’s Board of Directors or the Committee generally may, at any time, terminate, amend or modify the Omnibus Incentive Plan without approval of participants or the Company’s stockholders. Stockholder approval must be obtained if it is required by law, rule or regulation.  As a result, stockholder approval will generally be required for material amendments to the Omnibus Incentive Plan, such as amendments to increase the number of shares which may be issued under awards.  Additionally, the Board of Directors of the Company, in its discretion, may voluntarily seek stockholder approval if it so desires.

In addition, stock options and stock appreciation rights may not be repriced, replaced or regranted through cancellation or by lowering the exercise or grant price of a previously granted stock option or stock appreciation right (other than as described under “--Changes in Capitalization”), except in compliance with Section 409A of the Internal Revenue Code and with the approval of the Company’s stockholders.

Stock Options

General.    Stock options may be granted to employees and directors at any time and from time to time by the Committee. Except with respect to grants of stock options to directors of the Company who elect to take all or a portion of their annual retainer and fees in the form of stock options (see “—Director Compensation Elections”), the Committee generally has complete discretion in determining the number of shares subject to options granted to each participant. Each option grant is evidenced by an option agreement that specifies the exercise price, the duration of the option, the number of shares to which the option pertains, the vesting schedule, and such other provisions as the Committee determines. In addition, the option agreement specifies whether the option was intended to be an incentive stock option or a non-qualified stock option. The exercise price must not be less than the fair market value of a share of our Common Stock on the date of grant, provided that the exercise price of an incentive stock option granted to a holder of more than 10% of our Common Stock must not be less than 110% on the date of grant. The duration of a stock option may not exceed 10 years, provided that the duration of an incentive stock option granted to a holder of more than 10% of our Common Stock may not exceed five years.

Stock Option Exercises.    A participant may pay the exercise price of his or her option in cash, by delivering shares of our Common Stock that he or she already owns having a total market value equal to the total exercise price, or by a combination of cash and shares. In addition, if permitted by the Company, the participant may pay the exercise price through a cashless exercise facilitated through a broker.

Exercising Options After Termination of Employment or Service.    The termination of a participant’s employment or service as a director affects his or her ability to exercise options granted under the Omnibus Incentive Plan.  In the case of our named executive officers and our five most highly compensated employees who are not named executive officers, the acceleration of vesting described below is subject to the TARP limitations, which, until we have redeemed our preferred stock which was purchased by the Treasury Department under TARP, generally preclude the acceleration of vesting of awards held by such individuals upon their departure from the Company for any reason other than death or disability

Termination of Service or Employment.  Unless otherwise set forth in the participant’s option agreement or as described below, if a participant's employment or service terminates, any portion of the participant's option which has not yet vested will be forfeited, unless the Committee decides to waive this forfeiture and allow the participant to exercise that portion (in addition to the already vested portion) of the option.  Thereafter, unless otherwise provided in the participant's option agreement, the exercisable portion of the participant's option may be exercised for one year after the date of termination or until the expiration date of the option, whichever period is shorter.  Unless otherwise set forth in the participant’s option agreement, should the participant die during the shorter of these two periods, the participant’s option may be exercised by the participant’s designated beneficiary (or, if no beneficiary has been designated, by such person or persons who have acquired the participant’s rights under the option by will or the laws of descent and distribution) for one year after the participant’s death.

For most recipients of stock options granted to date under the Omnibus Incentive Plan, their option agreement provides that if their employment or service is terminated under these circumstances, the exercisable portion of their option may be exercised for only three months after the date of termination or until the expiration date of the option, whichever period is shorter.  For certain members of our senior management group, some of their option agreements also provide that if  (1) their employment is involuntarily terminated without cause, or voluntarily terminated for “good reason” (defined generally as a material reduction in their duties, responsibilities or benefits), or (2) their employment is voluntarily or involuntarily terminated prior to age 65 other than for cause or death, and their age plus years of service is equal to or greater than 90, then their option will continue to vest and remain exercisable until the later of one year after the vesting date or the date of termination, but in no event beyond the expiration date.

Termination Due to Death. Unless otherwise set forth in the participant’s option agreement, if a participant’s employment or service is terminated due to death, any unvested portion of the participant's option will immediately become exercisable and the option may be exercised  by the participant’s designated beneficiary (or, if no beneficiary has been designated, by such person or persons who have acquired the participant’s rights under the option by will or the laws of descent and distribution) for one year after the participant’s death.

Termination Due to Disability. Unless otherwise set forth in the participant’s option agreement, if a participant's employment or service is terminated due to permanent and total disability, any unvested portion of the participant's option will immediately become exercisable and the option may be exercised for one year after the date of termination or until the expiration date of the option, whichever period is shorter.  Unless otherwise set forth in the participant’s option agreement, should the participant die during the shorter of these two periods, the participant’s option may be exercised by the participant’s designated beneficiary (or, if no beneficiary has been designated, by such person or persons who have acquired the participant’s rights under the options by will or the laws of descent and distribution) for one year after the participant’s death.

Termination Due to Retirement. Unless otherwise set forth in the participant’s option agreement, if a participant retires as an employee or director after reaching age 65, any unvested portion of the participant's option will immediately become exercisable and the option may be exercised for one year after the date of termination or until the expiration date of the option, whichever period is shorter.  Unless otherwise set forth in the participant’s option agreement, should the participant die during the shorter of these two periods, the participant’s option may be exercised by the participant’s designated beneficiary (or, if no beneficiary has been designated, by such person or persons who have acquired the participant’s rights under the option by will or the laws of descent and distribution) for one year after the participant’s death, or if shorter, until expiration of the option.  For certain members of our senior management group, some of their existing option agreements also provide that if their employment is voluntarily or involuntarily terminated after reaching age 65 and their age plus years of service is equal to or greater than 90, then the unvested portion of the option will vest immediately and the option will remain exercisable until the later of one year after the date of termination or one year after the option would have become exercisable (had vesting not been accelerated), but in no event after the expiration date of the option.

Termination Due to Cause.  If a participant's employment or service is terminated for cause, all of his or her outstanding options under the Omnibus Incentive Plan (regardless of vesting status) will immediately be forfeited.

Transferability.  Except as otherwise permitted by the Internal Revenue Code or the regulations under the Internal Revenue Code, no incentive stock option may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than, upon the participant’s death, to the participant’s designated beneficiary or, if no beneficiary has been properly designated by the participant, by will or by the laws of descent and distribution. An incentive stock option may be transferred incident to a divorce (within the meaning of Section 1041 of the Internal Revenue Code) or pursuant to a qualified domestic relations order, but such a transfer will cause the incentive stock option to become non-qualified stock option as of the day of the transfer.  An incentive stock option may be transferred to a grantor trust under which the participant is considered the sole beneficial owner of the incentive stock option while it held by the trust.  No non-qualified stock option may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than (1) upon the participant’s death, to the participant’s designated beneficiary or, if no beneficiary has been properly designated by the participant, by will or by the laws of descent and distribution, (2) pursuant to a qualified domestic relations order, (3) to a grantor trust, or (4) if specified by the Committee in the participant’s option agreement, by gift to any member of the participant’s immediate family or to a trust for the benefit of the participant or one or more of the participant’s immediate family members.  For these purposes, a participant’s “immediate family” means the participant, participant’s spouse, children and grandchildren.  Unless transferred as permitted under the Omnibus Incentive Plan, a stock option may be exercised during the participant’s lifetime only by the participant.

Stock Appreciation Rights

The exercise of a stock appreciation right entitles its holder to receive in cash, shares of our Common Stock or a combination of both (as determined by the Committee), an amount equal to (1) the difference between the fair market value of a share of our Common Stock on the date of exercise over the grant (exercise) price, multiplied by (2) the number of shares with respect to which the stock appreciation right is exercised.

Stock appreciation rights may be granted to employees and directors at any time and from time to time as determined by the Committee. The Committee has broad discretion in establishing the terms of stock appreciation rights, including the number of shares subject to a particular award, conditions to exercising, grant price (which must be equal to at least 100% of the fair market value of a share of our Common Stock on the date of grant) and duration of the award (which may not exceed ten years). A stock appreciation right may be related to a stock option or be granted independently of any option. In the case of a stock appreciation right that is related to a stock option, the exercise of one award will reduce, on a one-to-one basis, the number of shares covered by the other award.  The plan provisions on exercising stock appreciation rights after termination of employment or service and transferability of stock appreciation rights are essentially the same as those applicable to stock options.

To date, no stock appreciation rights have been granted under the Omnibus Incentive Plan.

Restricted Stock and Restricted Stock Units

General.  Shares of restricted stock and restricted stock units may be granted to employees and directors at any time and from time to time by the Committee.  Each restricted stock or restricted stock unit grant is evidenced by a restricted stock or restricted stock unit agreement that specifies the period of restriction (that is, the period during which the entitlement of the participant under the award is limited in some way or subject to forfeiture) and any other vesting terms, the number of shares of restricted stock or restricted stock units granted, and such other provisions as the Committee may determine, including whether the award is subject to vesting upon the achievement of performance goals (which may, but need not, include performance goals intended to qualify the award as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (see “-Qualified Performance-Based Compensation”)).  Each restricted stock unit agreement will also specify the time at which, after vesting, the award will be settled (i.e., paid out to the participant) and the form in which settlement will be made (i.e., in shares of our Common Stock, in cash or a combination of both).  In addition, the Committee may require that a participant pay a stipulated purchase price for each share of restricted stock or restricted stock unit, or impose holding requirements or sale restrictions upon vesting of restricted stock or settlement of restricted stock units in shares.

The Omnibus Incentive Plan does not prescribe a specific period over which shares of restricted stock and restricted stock units generally must vest.  During the period of restriction, a participant holding shares of restricted stock may exercise full voting rights with respect to those shares, and also is entitled to receive all dividends and distributions paid with respect to those shares while they are held.  The Committee may provide that payment of such dividends shall not be made until the underlying restricted stock vests.  If any dividends or distributions are paid in shares of our Common Stock, those shares will be subject to the same restrictions as the shares of restricted stock with respect to which they were paid.  A participant has no voting or dividend rights with respect to shares underlying restricted stock units unless and until the shares are issued to the participant in settlement of the restricted stock units.  The Committee may, however, provide in the participant’s restricted stock unit agreement for the crediting of dividend equivalent units.

In the case of our named and other executive officers, during the past two years, we have awarded primarily performance-vesting long term restricted stock awards designed to meet the requirements of TARP limitations on incentive compensation.  To comply, restricted stock awards must require a minimum service period of two years prior to vesting, the value of such awards cannot be more than one-third of the recipient’s total compensation for the year and vested shares, net of required tax withholding, may not be sold except to the extent we have redeemed our preferred stock which was purchased by the Treasury Department under TARP.

Termination of Service or Employment.  Unless otherwise set forth in the participant’s restricted stock or restricted stock unit agreement, if a participant's employment or service is terminated due to death, permanent and total disability or retirement after reaching age 65, the period of restriction will lapse as of the date of termination.  Unless otherwise set forth in the participant’s restricted stock or restricted stock unit agreement, if a participant's employment or service is terminated for any other reason, all unvested shares awarded as restricted stock and restricted stock units will immediately be forfeited unless the termination is not for cause and the Committee, in its sole discretion, determines to provide for the lapsing of all or a portion of the unvested shares or restricted stock units.  For certain members of our senior management group, some of their restricted stock agreements provide that, in addition to the termination events described above, the period of restriction will lapse if their employment is (1) involuntarily terminated without cause, (2) voluntarily or involuntarily terminated without cause or due to death prior to age 65 and their age plus years of service is equal to or greater than 90 or (3) voluntarily terminated for “good reason” (defined generally as a material reduction in their duties, responsibilities or benefits) in connection with or following a change in control of the Company.   In the case of our named executive officers and five most highly compensated employees who are not named executive officers, the lapsing of the period of restriction is subject to the TARP limitations, which, until we have redeemed our preferred stock which was purchased by the Treasury Department under TARP, generally preclude the acceleration of vesting of awards held by such individuals upon their departure from the Company for any reason other than death or disability.

Transferability.  Shares of restricted stock and restricted stock units generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction (and in the case of restricted stock units, until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the restricted stock or restricted stock unit agreement.

Performance Shares and Performance Units

General.  Performance shares and performance units may be granted to employees and directors at any time and from time to time by the Committee, entitling the participant to future cash payments, shares of our Common Stock or a combination of both, based upon the level of achievement with respect to one or more pre-established performance goals (which may, but need not, include performance goals intended to qualify the award as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (see “-Qualified Performance-Based Compensation”)) over a specified performance period.

The Committee will establish a maximum amount of a participant’s award, denominated in shares of our Common Stock, in the case of performance shares, or units, in the case of performance units. Each award of performance shares or performance units will be evidenced by a performance share or performance unit agreement, which will set forth (1) the target and maximum amount payable to the participant, (2) the performance goals and level of achievement versus these goals that will determine the amount of payment, (3) the performance period as to which performance will be measured, (4) the timing of any payment earned by virtue of performance, (5) whether and the extent to which participants holding performance shares or performance units will receive dividends or dividend equivalents, (6) restrictions on the alienation or transfer of the award prior to actual payment and restrictions on the sale or transfer of shares following actual payment of an award paid in shares, (7) forfeiture provisions and (8) such other terms as may be determined by the Committee.

After the end of each performance period, the Committee will determine the extent to which performance goals have been attained, and the satisfaction of any other terms and conditions. The Committee will determine what, if any, payment is due with respect to an award and, in the case of performance units, whether the payment will be made in cash, shares of our Common Stock or a combination of both. Payment will be made in a lump sum within 60 days after the Committee determines that a payment is due.  Notwithstanding satisfaction of any performance goals, the amount paid under an award of performance shares or performance units on account of either financial performance or personal performance evaluations may be reduced by the Committee in its discretion, if the terms of the award so provide.

The TARP limitations with respect to restricted stock awards described above are applicable to performance shares and performance units.

Termination of Employment or Service.  Unless provided otherwise in the participant’s agreement evidencing his or her award of performance shares or performance units, if the employment or service of a participant terminates before the end of a performance period due to death, permanent and total disability or retirement after reaching age 65, then to the extent it is determined by the Committee following the end of the performance period that the performance goals have been attained, the participant will be entitled to a pro rata payment based on the number of months’ service during the performance period but based on the achievement of performance goals during the entire performance period; payment under these circumstances will be made at the same time payments are made to participants who did not terminate service during the performance period.  Unless provided otherwise in the participant’s agreement evidencing his or her award of performance shares or performance units, if the employment or service of a participant terminates before the end of a performance period for any other reason, all outstanding performance shares or performance units awarded to the participant will be cancelled; however, if the participant’s employment or service is terminated by the Company other than for cause, the Committee in its sole discretion may waive the automatic cancellation provision and pay out on a pro rata basis as described in the immediately preceding sentence.

Transferability.  Except as otherwise provided in the participant's agreement evidencing his or her award of performance shares or performance units, performance shares and performance units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the participant’s death, to the participant’s designated beneficiary or, if no beneficiary has been designated by the participant, by will or by the laws of descent and distribution.

Other Stock-Based Awards and Cash Awards

Other Stock-Based Awards.  The Committee may grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our Common Stock or factors that may influence the value of our Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our Common Stock, purchase rights for shares of our Common Stock, awards with value and payment contingent upon performance of the Company or any subsidiary, affiliate or business unit of the Company, or any other factors designated by the Committee, and awards valued by reference to the book value of our Common Stock or the value of securities of, or the performance of specified subsidiaries, affiliates or other business units of the Company.  We refer to this broad-based award category as “other stock-based awards.”  The Committee will determine the terms and conditions of other stock-based awards, including, among other things, the number of underlying shares, the purchase price, if any, vesting (which may, but need not, be subject to achievement of performance goals intended to qualify the award as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as discussed under “Qualified Performance-Based Compensation”), if any, forfeiture and transferability.

Cash Awards.  The Committee may also grant cash awards to any participant.  The Committee will determine the terms and conditions of cash awards, including, without limitation, performance criteria which must be satisfied (which may, but need not, include performance goals intended to qualify the award as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as discussed under “Qualified Performance-Based Compensation”).

Qualified Performance-Based Compensation

Section 162(m) of the Internal Revenue Code generally disallows federal income tax deductions for compensation in excess of $1 million per year paid to each of the Company’s Chief Executive Officer and its other three most highly compensated executive officers.  Compensation that qualifies as “performance-based compensation” under Section 162(m) generally is not subject to the $1 million deduction limit.  Stock options and stock appreciation rights generally automatically qualify as “performance based compensation,” provided that certain grant procedures are followed and that, like the Omnibus Incentive Plan, the plan places limits on the number of stock options and stock appreciation rights that can be granted to an individual during a specified time period (see annual limits on awards to individuals under “—General.”)  In addition to the limitations on awards to individuals and satisfying grant procedure requirements, one of the conditions necessary to qualify awards other than stock options and stock appreciation rights as “performance-based compensation” is that the material criteria relating to the performance goals under which the award is made must be disclosed to, and approved by, stockholders before the incentive compensation is paid.  As a result of our participation in TARP, however, we agreed to be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance-based compensation, to $500,000 per covered executive with respect to any taxable year during which the U.S. Treasury retains its TARP preferred stock investment in the Company.

For those awards under the Omnibus Incentive Plan, other than stock options and stock appreciation rights, that are intended to meet the definition of “performance-based compensation” the Committee will subject the vesting and payability of the award to the achievement of one or more pre-established performance goals (referred to as “qualifying performance goals”) based upon one or more of the following performance criteria (referred to as “qualifying performance measures”):  earnings; earnings per share; net income; revenues and gross profits (in total or with respect to specific categories or business units, including, without limitation, brokerage, trust and treasury management); operating or cash earnings; operating or cash earnings per share; return measures (including but not limited to total stockholder return, return on average assets, return on average stockholders’ equity and cash return on tangible equity); net interest income; net interest income on a tax equivalent basis; net interest margin; net interest margin on a tax equivalent basis; interest-sensitivity gap levels; expense targets; operating efficiency; market share; assets under management new or net growth in merchant processing sales; growth in assets, loans (in total or with respect to specific categories of loans) and/or deposits (in total or with respect to specific categories of deposit accounts, and with respect to number of account relationships or account balance amounts); growth in target market relationships; investments; value of assets; asset quality levels; charge-offs; loan-loss reserves; non-performing assets; the price of our Common Stock; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; and achievement of balance sheet or income statement objectives, or other financial accounting or quantitative objectives established by the Committee.

Any qualifying performance measure(s) may be used to measure the performance of the Company as a whole or any subsidiary or business unit of the Company or any combination of both. Performance may be measured in absolute terms and/or relative to the performance of a group of other companies or a published or special index that the Committee, in its sole discretion, deems appropriate. In the agreement evidencing the award, the Committee may provide for accelerated vesting of any award based on the achievement of qualifying performance goal(s).

The Committee may provide in the agreement evidencing an award that any evaluation of attainment of a qualifying performance goal may include or exclude the effects of any of the following events that occurs during the relevant period: (i) extraordinary, unusual and/or non-recurring items of gain or loss; (ii) asset write-downs; (iii) litigation or claim judgments or settlements; (iv) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (v) any reorganization and restructuring programs; and (vi) acquisitions or divestitures.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing qualifying performance measures without obtaining stockholder approval, the Committee has sole discretion under the Omnibus Incentive Plan to make such changes without obtaining stockholder approval.  The Committee may, in its discretion, also grant performance-based awards under the Omnibus Incentive Plan that are not intended to satisfy, and do not satisfy, the requirements of “performance-based compensation”  under Section 162(m) of the Internal Revenue Code.

Director Compensation Elections

Directors of the Company may elect to take up to 100%, or such lesser percentage as may be determined by the Committee, of their annual retainer and fees for attending Board and Board committee meetings in the form of non-qualified stock options, shares of restricted stock and/or, if permitted by the Committee, restricted stock units, granted under the Omnibus Incentive Plan.  The exercise price of a non-qualified stock option granted to a director who makes such an election must be equal to at least 100% of the fair market value of a share of our Common Stock on the date of grant, and the number of underlying shares will be equal to the amount of the Board compensation as to which the election is made divided by the per share value of the option using a Black-Scholes model based on a five-year option (or using such other valuation methodology as may be selected by the Committee prior to the date of grant), rounded to the nearest whole share.  The number of shares of restricted stock or, if permitted by the Committee, shares underlying restricted stock units granted to a director who makes such an election will be equal to the amount of the Board compensation as to which the election is made divided by the fair market value of a share of our Common Stock on the date of grant, rounded to the nearest whole share. A non-qualified stock option granted to a director who makes such an election will have a five-year term and vest in full immediately upon grant, provided that no shares acquired upon exercise may be sold within six months following the date of grant.  Shares of restricted stock and, if permitted by the Committee, restricted stock units granted to a director who makes such an election will vest, based upon continuing service, in full on the one-year anniversary of the date of grant unless vested earlier upon termination of service as described under “—Restricted Stock and Restricted Stock Units-Termination of Employment or Service.”

Change in Control

Unless otherwise set forth in the applicable award agreement, upon the occurrence of a “change in control:”

(1) All outstanding stock options and stock appreciation rights granted under the Omnibus Incentive Plan will become immediately exercisable;

(2) Any period of restriction and other restrictions imposed on outstanding shares of restricted stock and restricted stock units will lapse, and restricted stock units will be immediately payable;

(3) The target payout opportunities attainable under all outstanding awards of performance-based restricted stock, performance-based restricted stock units, performance units, and performance shares (including but not limited to awards intended to qualify as “performance-based compensation under Section 162(m) of the Code) will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the change in control:

(i) The vesting of all awards denominated in shares of our Common Stock will be accelerated as of the effective date of the change in control, and will be paid out to participants within 30 days following the effective date of the change in control; and

(ii) Awards denominated in cash will be paid to participants in cash within 30 days following the effective date of the change in control; and

(4) All cash-based awards and other stock-based awards will immediately be vested.

The award agreements applicable to stock options and restricted stock granted under the Omnibus Incentive Plan after 2008 have provided that vesting of the options or restricted stock shall not automatically accelerate on a change in control if the option or restricted stock award is assumed and continued following the change in control.

The Company’s Board of Directors has final authority to determine the exact date on which a change in control has been deemed to have occurred.  In the case of our SEOs and five most highly compensated employees who are not SEOs, the acceleration of vesting is subject to the TARP limitations, which, until we have redeemed our preferred stock which was purchased by the Treasury Department under TARP, preclude the acceleration of vesting of awards held by such individuals upon a change in control of the Company.

A “change in control” is defined in the Omnibus Incentive Plan as the first to occur of a “change in ownership of the Company,” a “change in the effective control of the Company” or a “change in the ownership of a substantial portion of the Company’s assets,” as those phrases are determined in Section 409A of the Internal Revenue Code.   A “change in ownership of the Company” generally would occur where any person or group acquires more than 50% of the total fair market value or total voting power of the Company’s stock.  A “change in the effective control of the Company” generally would occur where any person or group acquires (either in a single transaction or over a 12-month period) stock representing 35% or more of the total voting power of the Company’s stock or a majority of the members of the Company’s Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  A “change in the ownership of a substantial portion of the Company’s assets” generally would occur where any person or group acquires (either in a single transaction or over a 12-month period) assets from the Company with a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the Company’s assets immediately prior to the acquisition.

Federal Income Tax Consequences

The following discussion is intended for the information of stockholders considering how to vote on approval of the Second Amended and Restated Omnibus Incentive Plan, and not as tax guidance to plan participants.  In addition, our ability to take the deductions described below may be limited under Section 162(m) of the Internal Revenue Code and related deduction limitations under TARP.  Under current federal income tax laws, awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units under the amended and restated Omnibus Incentive Plan will generally have the following federal income tax consequences:

(1) The grant of a stock option will not, by itself, result in the recognition of taxable income to the participant or entitle us to a deduction at the time of grant.

(2) If the participant exercises an incentive stock option, the exercise of the option will generally not, by itself, result in the recognition of taxable income by the participant or entitle us to a deduction at the time of exercise. However, the difference between the exercise price and the fair market value of the shares of our Common Stock acquired on the date of exercise is an item of adjustment included for purposes of calculating the participant’s alternative minimum tax.

If the participant does not hold the shares of our Common Stock acquired upon exercise of an incentive stock option for at least one year after the exercise of the stock option or two years after the grant of the stock option, whichever is later, the participant will recognize ordinary (compensation) income upon disposition of the shares in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the stock option. If this happens, we will be entitled to a corresponding deduction in the amount of ordinary income, if any, that the participant recognizes. The participant also will recognize a capital gain (loss) to the extent the sale price exceeds (is less than) the fair market value of the shares of our Common Stock on the date of exercise of the stock option. We will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be characterized as short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option.

If the participant holds the shares of our Common Stock acquired upon exercise of an incentive stock option for one year after the stock option is exercised and two years after the option is granted, the participant will recognize a long-term capital gain (loss) upon disposition of the shares to the extent the sale price exceeds (is less than) the exercise price. This capital gain (loss) will be characterized as short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option. We will not be entitled to a corresponding deduction for any such capital gain.

(3) If the participant exercises a non-qualified stock option, the participant will recognize ordinary (compensation) income on the date of exercise in an amount equal to the difference between the fair market value on the date of exercise of the shares of our Common Stock acquired pursuant to the exercise and the exercise price of the non-qualified stock option. We will be allowed a deduction in the amount of any ordinary income recognized by the participant upon exercise of the non-qualified stock option. When the participant sells the shares acquired upon exercise of a non-qualified stock option, the participant will recognize a capital gain (loss) to the extent of any appreciation (depreciation) in value of the shares from the date of exercise to the date of sale. We will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option.

(4) The grant of a stock appreciation right will not, by itself, result in the recognition of taxable income to the participant or entitle us to a deduction at the time of grant. If the participant exercises a stock appreciation right, the participant will recognize ordinary (compensation) income on the date of exercise in an amount equal to the difference between the fair market value on the date of exercise of the shares of our Common Stock underlying the stock appreciation right being exercised and the grant price of the stock appreciation right. We will be entitled to a corresponding tax deduction.  To the extent the stock appreciation right is settled in shares of our Common Stock, when the participant sells the shares, the participant will recognize a capital gain (loss) to the extent of any appreciation (depreciation) in value of the shares from the date of exercise. We will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be short-term if the participant does not hold the shares for more than one year after the exercise of the stock appreciation right and long-term if the participant does hold the shares for more than one year after the exercise of the stock appreciation right.

(5) The grant of restricted stock will not, by itself, result in the recognition of taxable income to the participant or entitle us to a deduction at the time of grant. Holders of shares of restricted stock will recognize ordinary (compensation) income on the date that the shares of restricted stock are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. A holder of restricted stock may generally elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the amount of the fair market value of the shares of restricted stock on the date of grant. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the holder. When the participant disposes of shares granted as restricted stock, the difference between the amount received by the participant upon the disposition and the fair market value of the shares on the date the participant recognized ordinary income will be treated as a capital gain or loss.  The capital gain or loss will be short-term if the participant does not hold the shares for more than one year after recognition of ordinary income and long-term if the participant does hold the shares for more than one year after the recognition of ordinary income.  The holding period begins when the restricted stock vests, unless a Section 83(b) election is made, in which case the holding period begins upon the restricted stock grant date.  We will not be entitled to a corresponding deduction for any such capital gain. Holders of restricted stock will also recognize ordinary income equal to any dividend when such payments are received, even if the restricted stock remains subject to a substantial risk of forfeiture.

(6)  The grant of restricted stock units will not, by itself, result in the recognition of taxable income to the participant or entitle us to a deduction at the time of grant.  Upon settlement of the restricted stock units, the participant will generally recognize ordinary (compensation) income in the amount of the fair market value of the shares of our Common Stock and/or the amount of cash paid to the participant.  When the participant disposes of any shares of our Common Stock paid upon settlement of the restricted stock units, the difference between the amount received by the participant upon the disposition and the fair market value of the shares on the date the participant recognized ordinary income with respect to the shares will be treated as a capital gain or loss.  The capital gain or loss will be short-term if the participant does not hold the shares for more than one year after recognition of ordinary income and long-term if the participant does hold the shares for more than one year after the recognition of ordinary income.  We will not be entitled to a corresponding deduction for any such capital gain.

(7) The grant of performance shares or performance units will not, by itself, result in the recognition of taxable income to the participant or entitle us to a deduction at the time of grant.  The participant will recognize ordinary (compensation) income, and we will be entitled to a corresponding deduction, at the time shares of our Common Stock are delivered in payment of performance shares or shares of our Common Stock and/or cash are delivered in payment of performance units.  The amount of such ordinary income will be the amount of the fair market value of the shares of our Common Stock and/or the amount of cash delivered to the participant.  When the participant disposes of any shares of our Common Stock, the difference between the amount received by the participant upon the disposition and the fair market value of the shares on the date the participant recognizes ordinary income will be treated as a capital gain or loss.  The capital gain or loss will be short-term if the participant does not hold the shares for more than one year after recognition of ordinary income and long-term if the participant does hold the shares for more than one year after the recognition of ordinary income.  We will not be entitled to a corresponding deduction for any such capital gain.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010 with respect to compensation plans under which shares of our Common Stock may be issued:

Equity Compensation Plan Information
Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, warrants and rights (1)	Weighted Average Exercise Price of Outstanding Options, warrants and rights (1)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the first column) (2)

Equity compensation plans approved by stockholders……..	3,254,717	$28.31	468,567
Equity compensation plans not approved by stockholders…	N/A	N/A	N/A
Total……………………………………………………….............	3,254,717	$28.31	468,567

N/A – not applicable

(1)
Includes 21,158 shares underlying stock options that we assumed in our acquisition of First SecurityFed Financial, Inc. in 2004, and 66,407 shares underlying stock options, and 6,632 shares underlying director stock units that we assumed in the 2006 First Oak Brook Bancshares, Inc. acquisition.  Since the restricted stock units and the director stock units do not have an exercise price and are settled only for shares of our common stock on a one-for-one basis, these units are not relevant for purposes of computing the weighted average exercise price.

(2)	No more than 251,678 of the 468,567 shares may be issued under full value awards, which are awards other than stock options or stock appreciation rights.

Not included in the table are shares of our common stock that may be acquired by directors and officers who participate in the MB Financial, Inc. Stock Deferred Compensation Plan.  This plan, along with the MB Financial, Inc. Non-Stock Deferred Compensation Plan, allows directors and eligible officers to defer a portion of their cash compensation.  Neither plan has been approved by our stockholders.  All distributions under the stock plan are made in shares of our common stock purchased by the plan trustee on the open market, except for fractional shares, which are paid in cash.

New Plan Benefits; Outstanding Awards

Awards under the Omnibus Incentive Plan are made at the discretion of the Committee. The Committee has not made any decisions on the amount or type of awards that are to be made to the participants.  Information relating to awards made to our named executive officers and directors during 2010 is set forth in the “Grants of Plan-Based Awards” table and “Director Compensation Table,”  respectively.

The following table sets forth certain information as of March 28, 2011 with respect to outstanding options granted under the Omnibus Incentive Plan.  Additional information regarding outstanding options and unvested shares of restricted stock held by Mr. Feiger, Ms. York, Ms. Bouman, Mr. Field and Mr. Wildman as of December 31, 2010 is set forth in the “Outstanding Equity Awards at Fiscal Year End” table.

No. of Shares
Underlying Options
Under the
Name and Position	Omnibus Incentive Plan (1)

Mitchell Feiger	507,612
President and Chief Executive Officer
of the Company and President of the Bank

Jill E. York	156,669
Vice President and Chief Financial Officer
of the Company and Executive Vice President
and Chief Financial Officer of the Bank

Burton J. Field	54,801
Vice President of the Company and
President of Lease Banking of the Bank

Brian J. Wildman	42,130
Executive Vice President, Wealth Management
and Commercial Services of the Bank

Rosemarie Bouman	58,407
Vice President of the Company and
Executive Vice President, Administration
of the Bank

All current executive officers as a group (9 persons)	998,400

All current directors who are not executive officers
as a group (9 persons)	238,547

(1)	Includes only options granted under the Omnibus Incentive Plan.

Board Recommendation

Our Board of Directors unanimously recommends that you vote FOR approval of the Second Amended and Restated Omnibus Incentive Plan.

PROPOSAL IV.  APPROVAL OF THE CHARTER AMENDMENT TO DECLASSIFY THE BOARD AND CERTAIN RELATED CHARTER AMENDMENTS

Overview

In response to a favorable vote by stockholders at our 2010 annual meeting of stockholders on a non-binding stockholder proposal to eliminate the classification of the Board of Directors and provide for the election of all directors annually, the Nominating and Governance Committee of the Board, as well as the Board, again reviewed the Board classification provisions in the Company’s charter and reconsidered the implications of declassifying the Board. In general, a classified board structure provides stability and continuity and ensures that, at any given time, there are experienced directors serving on the Board who are familiar with the Company and its business, management, strategic goals and challenges, thereby fostering effective long-term strategic planning.  On the other hand, classified boards are perceived by certain investors to have the effect of reducing the accountability of directors to stockholders because classified boards limit the ability of stockholders to evaluate and elect all directors on an annual basis.

The Nominating and Governance Committee and the Board have considered carefully the advantages and disadvantages of maintaining a classified board structure, and in the past concluded that it would be in the best interest of the Company and its stockholders to maintain a classified board. This year, in light of the vote of the Company’s stockholders at the 2010 annual meeting of stockholders on the stockholder proposal to declassify the Board, and after careful consideration of the various arguments for and against a classified board, the Board has determined, upon the recommendation of the Nominating and Governance Committee, that amending Article 7 of the Company’s charter to declassify the Board is advisable and in the best interests of the Company.  In addition to declassifying the Board, the Board believes that certain related amendments to Article 7 would be advisable.

Proposed Declassification Amendment

Section B of Article 7 of the Company’s charter currently divides the Board into three classes. Each class is elected for a three-year term, with the terms staggered so that approximately one-third of the directors stand for election each year.

          If the Company’s stockholders approve the proposed amendment, directors will be elected to one-year terms starting with the 2012 annual meeting of stockholders, but the existing terms of directors elected prior to the 2012 annual meeting of stockholders will not be shortened.  Accordingly, directors elected at the Meeting (whose terms will expire at the 2014 annual meeting) and directors elected prior to the Meeting whose terms will expire at the 2013 annual meeting, will continue to serve until the end of their terms.  Beginning with the 2014 annual meeting of stockholders, the entire Board will be elected annually.

Proposed Related Amendments

Section C of Article 7 of the Company’s charter provides that a director chosen to fill a Board vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified.  In view of the proposed declassification of the Board, the Board believes it would be advisable to amend Section C of Article 7 to provide that a director chosen to fill a vacancy shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualified.

Section B of Article 7 of the Company’s charter currently provides that the number of directors shall be 17, which number may, subject to any limitations in the Company’s by-laws, be increased or decreased from time to time exclusively by the Board of Directors.  The Company’s by-laws permit the number of directors to be no more than 25 and no fewer than the minimum number permitted under the Maryland General Corporation Law (currently one director).  The Company had 17 directors at the time the Board classification provision was added to the Company’s charter shortly after the Company’s formation in 2001, but that number has changed numerous times since then and, immediately following the Meeting, the Company is expected to have nine directors (as a result of the retirement of Director Patrick Henry).  To reflect the fact that the Company no longer has 17 directors and the fact that it is expected to have nine directors immediately following the Meeting, the Board believes it would be advisable to amend the Company’s charter to provide that the number of directors shall be nine, which number may, subject to any limitations in the Company’s by-laws, be increased or decreased from time to time exclusively by the Board of Directors.  As amended, Section B of Article 7 would contain the names of the nine directors in office immediately following the Meeting.

Text of Proposed Amendments

The text of the proposed amendments to Article 7 of the Company’s charter is set forth in Appendix B to this Proxy Statement.  The above description of the proposed amendments is qualified in its entirety by reference to the text of the proposed amendments.

Effectiveness of Amendments

If approved by stockholders at the Meeting, the amendments to Article 7 of the Company’s charter will become effective upon the filing of articles of amendment to the charter with the Department of Assessments and Taxation of the State of Maryland (the “Maryland Department”).

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock is required to approve this proposal.

Restated Charter

A vote in favor of this proposal will also be deemed to constitute approval of the filing with the Maryland Department of a complete amended and restated charter reflecting the proposed amendments.

          The Board of Directors recommends that stockholders vote FOR approval of the proposed amendments to the Company’s charter.

PROPOSAL V.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.  Although stockholder ratification of the appointment of McGladrey & Pullen, LLP is not required by our by-laws or otherwise, our Board of Directors is submitting this appointment to stockholders for their ratification at the Meeting as a matter of good corporate practice.  If the stockholders do not ratify the appointment of McGladrey & Pullen LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.  Even if the appointment of McGladrey & Pullen LLP is ratified by the stockholders at the Meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

McGladrey & Pullen, LLP served as our independent registered public accounting firm for the year ended December 31, 2010.  Representatives of McGladrey & Pullen, LLP have been invited to be present at the Meeting, and we expect that they will attend.  If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Set forth below is information regarding fees for the various services provided to the Company by McGladrey & Pullen, LLP during 2010 and 2009.

Audit Fees

2010.  McGladrey & Pullen, LLP billed us $680,908 for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for the audit of the annual financial statements of Vision Investment Services, Inc., a subsidiary of the Company, for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and for reviews of certain  Forms 8-K.

2009.  McGladrey & Pullen, LLP billed us $678,245 for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for the audit of the annual financial statements of Vision Investment Services, Inc., a subsidiary of the Company, for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and for reviews of two prospectuses, and certain  Forms 8-K.

Audit-Related Fees

2010.  McGladrey & Pullen, LLP billed us $35,000 for professional services rendered by it for the December 31, 2009 audit of our 401(k) profit sharing plan.

2009.  McGladrey & Pullen, LLP billed us $32,630 for professional services rendered by it for the December 31, 2008 audit of our 401(k) profit sharing plan.

Tax Fees

2010 and 2009.  McGladrey & Pullen, LLP did not perform any professional services for us that would be considered in the tax fee category during the fiscal year ended December 31, 2010 or 2009.

All Other Fees

2010 and 2009.  McGladrey & Pullen, LLP did not perform any professional services for us that would be considered in the all other fee category during the fiscal year ended December 31, 2010 or 2009.

Pre-Approval Policy

The Compliance and Audit Committee has a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives detailed guidance regarding the specific services that are eligible for general pre-approval and provides the specific cost limits for each such service.  The policy also provides that specific pre-approval of services to be provided by the independent registered public accounting firm will be required if such services have not been generally pre-approved by the Compliance and Audit Committee or if such services exceed specific pre-approved cost limits.  Under the policy, the term of any general pre-approval of services is 12 months from the date of general pre-approval, unless the Compliance and Audit Committee specifically provides for a different period.

In addition, the policy provides that the Compliance and Audit Committee may delegate pre-approval authority to one or more of its members.  Any member or members of the Compliance and Audit Committee to whom such authority is delegated must report any pre-approval decisions to the Compliance and Audit Committee at its next scheduled meeting.  The policy prohibits the Compliance and Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent registered public accounting firm to the Company’s management.

None of the services provided by the independent registered public accounting firm described above in the fiscal years ended December 31, 2009 and 2010 were approved by the Compliance and Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.

REPORT OF THE COMPLIANCE AND AUDIT COMMITTEE

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the financial statements’ conformity with accounting principles generally accepted in the United States of America, and annually attesting to management’s assessment of the effectiveness of the Company’s internal control over financial reporting.  It is the Compliance and Audit Committee's responsibility to monitor and oversee these processes and procedures.

The Compliance and Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2010, with management and with McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm for 2010.  The Compliance and Audit Committee also has discussed with McGladrey & Pullen, LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect.  Finally, the Compliance and Audit Committee has received the written disclosures and the letter from McGladrey & Pullen, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey & Pullen, LLP’s communications with the Compliance and Audit Committee concerning independence as currently in effect, and discussed with McGladrey & Pullen, LLP their independence.  Based upon the review and discussions described in this report, the Compliance and Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Submitted by the Compliance and Audit Committee of the Company’s Board of Directors:

Charles J. Gries, Chairman
David P. Bolger
Richard J. Holmstrom

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of our Common Stock to file reports of ownership and changes of beneficial ownership with the Securities and Exchange Commission and to furnish us with copies of the reports they file.  Based solely on a review of the reports we received, or written representations from certain reporting persons, we believe that with respect to 2010 all reports were timely filed.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the our proxy materials for the next annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Company’s Corporate Secretary at MB Financial Center, 6111 North River Road, Rosemont, Illinois  60018 by December 29, 2011.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in the Company's proxy materials), our charter and by-laws and Maryland law.

Our by-laws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in our proxy materials.  In order to be considered for presentation at the next annual meeting, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of our by-laws must be received by the Company's Secretary not earlier than the close of business on February 16, 2012 and not later than the close of business on March 15, 2012.  If, however, the date of the next annual meeting is before May 24, 2012 or after August 12, 2012, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by the Company.

FORM 10-K

This Proxy Statement is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (excluding exhibits).  To request a copy of the 10-K with exhibits, or to obtain a copy of our 2010 Summary Annual Report, call or write to: Doria L. Koros, Secretary, MB Financial, Inc., 6111 N. River Road, Rosemont, Illinois 60018; tel. (847) 653-1992.  Alternatively, copies of these documents may be obtained from our website, www.mbfinancial.com, by clicking “Investor Relations.”

OTHER MATTERS

The cost of solicitation of proxies will be borne by the Company.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone without additional compensation.

By Order of the Board of Directors
Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
April 27, 2011

APPENDIX A

MB FINANCIAL, INC.

SECOND AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

MB FINANCIAL, INC.

SECOND AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

MB FINANCIAL, INC.

SECOND AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

ARTICLE 1.  ESTABLISHMENT,  PURPOSE  AND  DURATION

               1.1Establishment of the Plan. The Company hereby establishes an incentive compensation plan to be known as the "MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan" (the "Plan"), as set forth in this document. The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Stock-Based Awards and Cash Awards.

The Plan was originally adopted effective as of January 1, 1997 and was most recently amended and restated effective April 25, 2007. This second amendment and restatement of the Plan has been approved by the Board, but it will only become effective (the “Effective Date”) when it is approved by the Company’s stockholders at the annual meeting of the Company’s stockholders on June 13, 2011 or any adjournment or postponement thereof (the “2011 Annual Meeting”). If this second amendment and restatement is not approved by the Company’s stockholders at the 2011 Annual Meeting, then this second amendment and restatement shall be void and the terms of the Plan prior to this second amendment and restatement shall instead govern.

                Provided that this Second Amended and Restated Omnibus Incentive Plan is approved by the stockholders as provided for in this Section 1.1, this Plan shall be treated as a new plan for purposes of Section 422 of the Code (as herein defined), so that an Option granted hereunder on a date that is not more than ten years after the Effective Date, and that is intended to qualify as an Incentive Stock Option under Section 422 of the Code, complies with the requirements of Code Section 422(b)(2) and the applicable regulations thereunder.

               1.2Purpose of the Plan.  The purpose of the Plan is to promote the long-term success, and enhance the long-term value, of the Company by linking the personal interests of Employees and Directors with those of Company stockholders.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees and Directors upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent, in a manner that does not expose the Company to imprudent risks and that is consistent with the long-term health of the Company.

               1.3Duration of the Plan.  Subject to approval by the stockholders of the Company, the Plan shall be effective on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors or the Committee to terminate the Plan at any time pursuant to Article 15 herein.  However, in no event may an Award be granted under the Plan on or after the tenth anniversary of the Effective Date.

ARTICLE 2.  DEFINITIONS  AND  CONSTRUCTION

               2.1Definitions.  Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a)
"Award" means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units, Other Stock-Based Awards or Cash Awards.

(b)	“Beneficiary” has the meaning set forth in Article 12 herein.

(c)	"Board" or "Board or Directors" means the Board of Directors of the Company.

(d)         "Board Compensation" has the meaning set forth in Section 4.3 herein.

(e)         “Cash Award” has the meaning set forth in Section 10.2 herein.

(f)
"Cause" means a Participant's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order.  For purposes of this subsection, no act, or failure to act, on Participant's part shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the financial institutions industry.  Notwithstanding the foregoing, if a Participant is a party to an employment, change in control or similar agreement with the Company or any Subsidiary and such agreement defines “Cause” (or a variation of that term) in a manner different than as set forth above, the definition in such agreement shall apply for purposes of the Plan instead of the above definition.

(g)
"Change in Control" means the first to occur of a “change in the ownership of the Company,” a “change in the effective control of the Company” or a “change in the ownership of a substantial portion of the Company’s assets,” as those phrases are determined in Section 409A.

(h)	"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor code thereto, and the rules and regulations thereunder.

(i)	"Committee" means the Committee, as specified in Section 3.1 herein, appointed by the Board to administer the Plan.

(j)	"Company" means MB Financial, Inc., a Maryland corporation, or any successor thereto.

(k)
"Director" means any individual who is a member of the Board of Directors or the board of directors of a Subsidiary or an advisory director of the Company or a Subsidiary who is not currently an Employee of the Company or a Subsidiary.

(l)
"Disability" means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice.

(m)
"Employee" means a full-time or part-time employee of the Company or any Subsidiary.  Directors who are not otherwise employed by the Company or any Subsidiary shall not be considered Employees under the Plan.

(n)	“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

(o)	"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the rules and regulations thereunder.

(p)
"Fair Market Value" means the closing market price per share of one Share on the relevant date, as reported by the NASDAQ Stock Market or any other exchange or quotation system on which the Shares are then listed or quoted.  If the Shares did not trade on the relevant date, then Fair Market Value shall be the closing market price of one Share on the most recently preceding date on which the Shares traded.  If the Shares are not traded on an established exchange, Fair Market Value shall be determined by the Committee in good faith.  Notwithstanding anything herein to the contrary, the determination of Fair Market Value shall comply with Section 409A.

(q)	"Grant Price" means the stock price above which a SAR entitles the recipient to any increase in value, as determined by the Committee.

(r)
"Incentive Stock Option" or "ISO" means an option to purchase Shares, granted under Article 6 herein, which is designated as an Incentive Stock Option and meets the requirements of Section 422 of the Code.

(s)	"Nonqualified Stock Option" or "NQSO" means an option to purchase Shares, granted under Section 4.3 herein or Article 6 herein, which is not an Incentive Stock Option.

(t)	"Option" means an Incentive Stock Option or a Nonqualified Stock Option.

(u)	“Other Stock-Based Award” has the meaning set forth in Section 10.1 herein.

(v)	"Participant" means an Employee or Director who has outstanding an Award granted under the Plan.

(w)
"Period of Restriction" means the period during which the entitlement of a Participant under an Award of Restricted Stock or Restricted Stock Units is limited in some way or subject to forfeiture, in whole or in part, based on the passage of time, the achievement of performance goals (which may, but need not, include Qualifying Performance Goals), or upon the occurrence of other events as determined by the Committee, in its discretion.

(x)	“Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act.

(y)	“Performance Period” means the period of time as specified by the Committee over which Performance Shares or Performance Units are to be earned.

(z)
“Performance Shares” means an Award granted pursuant to Article 9 herein which entitles a Participant to receive Shares based on the achievement of performance goals (including, but not limited to, Qualifying Performance Goals) during a Performance Period.

(aa)
“Performance Units” means an Award granted pursuant to Article 9 herein which entitles a Participant to receive cash, Shares or a combination thereof, based on the achievement of performance goals (including, but not limited to, Qualifying Performance Goals) during a Performance Period.

(bb)
“Qualified Domestic Relations Order” means a domestic relations order that satisfies the requirements of Section 414(q) of the Code (or any successor provision) as if such section applied to the applicable Award.

(cc)
“Qualified Performance-Based Compensation” means compensation under an Award that is granted in order to provide remuneration solely on account of the attainment of one or more Qualifying Performance Goals under circumstances that satisfy Section 162(m) of the Code.

(dd)	“Qualifying Performance Goal” means a performance criterion selected by the Committee for a given Award based on one or more Qualifying Performance Measures.

(ee)	“Qualifying Performance Measures” means measures as described in Article 11 herein on which Qualifying Performance Goals may be based.

(ff)
“Related” means (i) in the case of a SAR or other right, a SAR or other right which is granted in connection with, and to the extent exercisable, in whole or in part, in lieu of, an Option or another right and (ii) in the case of an Option, an Option with respect to which and to the extent a SAR or other right is exercisable, in whole or in part, in lieu thereof.

(gg)	"Restricted Stock" means an Award of Shares subject to a Period of Restriction granted pursuant to Section 4.3 herein or Article 8 herein.

(hh)	“Restricted Stock Units” means an Award denominated in units subject to a Period of Restriction granted pursuant to Section 4.3 herein or Article 8 herein.

(ii)	"Retirement" means termination of a Participant's employment with the Company and its Subsidiaries after the Participant attains age 65.

(jj)	“Section 409A” means Section 409A of the Code and any regulations or guidance of general applicability thereunder.

(kk)	"Shares" means shares of the common stock of the Company.

(ll)	"Stock Appreciation Right" or "SAR" means an Award, designated as an SAR, granted pursuant to Article 7 herein.

(mm)
"Subsidiary" means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least 50% of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least 50% of the combined equity thereof.

               2.2Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

               2.3Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3.  ADMINISTRATION

               3.1The Committee.  The Plan shall be administered by a Committee, consisting of two or more members of the Board of Directors, each of whom (i) shall be an “outside director,” as defined under Section 162(m) of the Code and (ii) shall be a “Non-Employee Director,” as defined in Rule 16b-3 under the Exchange Act.  The members of the Committee shall be appointed by the Board of Directors.

               3.2Authority of the Committee.  The Committee shall have full power except as limited by law or by the charter or by-laws of the Company or by resolutions adopted by the Board of Directors, and subject to the provisions herein, to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and to determine the terms and provisions of, and interpret, any agreement or instrument evidencing and Award or entered into under the Plan (which agreement or instrument may be in electronic format); to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 15 herein) to amend or otherwise modify the Plan or the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan and, if the Award is subject to Section 409A, does not cause the Plan or the Award to violate Section 409A.  Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.  As permitted by law, rule, or regulation, the Committee may delegate its authorities as identified hereunder.

               3.3Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all Persons, including the Company, its stockholders, employees, Participants, and their respective successors.

ARTICLE 4.  SHARES SUBJECT TO THE PLAN; AWARDS TO DIRECTORS

               4.1Number of Shares.  Subject to adjustment as provided in Section 4.5 herein, the total number of Shares available for issuance under the Plan, taking into account Shares issued prior to the Effective Date, shall be 8,300,000 (the “Limit”).  Of the 8,300,000 Shares authorized, 251,678 of the Shares are Shares previously authorized by the stockholders for issuance under full value awards (Awards other than Options or SARs), but which are not subject to outstanding Awards (such number of previously-authorized full value award Shares, subject to adjustment as provided in Section 4.5 herein, the “Full Value Award Pool”).  In the event the number of Shares issued under full value awards granted after the Effective Date exceeds the Full Value Award Pool (“Excess Shares”), the Excess Shares will be counted against the Limit on a 2-to-1 basis, subject to adjustment as provided in Section 4.5 herein.  To the extent Shares subject to a full value award again become available for issuance for reasons described in Section 4.4 below, such Shares shall be available for issuance as part of the Full Value Award Pool.  These Shares may be either authorized but unissued, or Shares that have been reacquired by the Company.  Awards that are not settled in Shares shall not be counted against the Limit.

               4.2Maximum Awards.  The maximum aggregate number of Shares that may be issued pursuant to Options that are Incentive Stock Options is 8,300,000, subject to adjustment as provided in Section 4.5 herein.  During any calendar year, subject to adjustment as provided in Section 4.5 herein, no Participant may be granted: (i) Options or SARs covering an aggregate of more than four hundred thousand (400,000) Shares; (ii) Shares of Restricted Stock or Restricted Stock Units covering an aggregate of more than two hundred thousand (200,000) Shares; (iii) Performance Shares covering an aggregate of more than two hundred thousand (200,000) Shares or Performance Units equal to the value of more than two hundred thousand (200,000) Shares, determined as of the date of grant; (iv) Other Stock-Based Awards covering an aggregate of more than two hundred thousand (200,000) Shares; or (v) Cash Awards in excess of four million dollars ($4,000,000).

               4.3Awards to Directors.  Subject to Sections 4.1 and 4.2 herein, Directors of the Company are entitled to take up to 100%, or such lesser percentage as may from time to time be determined by the Committee, of their annual retainer and fees for attendance at meetings of the Board of Directors and committees thereof (such annual retainer and fees being referred to below as “Board Compensation”) in the form of Nonqualified Stock Options, Shares of Restricted Stock and/or, if permitted by the Committee in its sole discretion, Restricted Stock Units.  These Options, Shares of Restricted Stock and, if permitted by the Committee, Restricted Stock Units, will be granted at such times as shall be determined by the Committee.  The election for Options, Shares of Restricted Stock and/or, if permitted by the Committee, Restricted Stock Units shall be made before the annual retainer or fees are earned in accordance with Section 409A, to the extent applicable, and the procedures therefor established by the Committee from time to time.  The Exercise Price of an Option granted to a Director of the Company pursuant to this Section 4.3 shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and the number of Shares purchasable under the Option will be equal to the amount of the Board Compensation earned by the Director as to which an election for Options has been made by the Director in accordance with the procedures established by the Committee divided by the per share value of the Option using a Black-Scholes model based on a five-year option (or using such other valuation methodology as may be selected by the Committee prior to the date of grant), rounded to the nearest whole Share.  The number of Shares of Restricted Stock or, if permitted by the Committee, Shares underlying Restricted Stock Units granted to a Director of the Company pursuant to this Section 4.3 will be equal to the amount of the Board Compensation earned by the Director as to which an election for Shares of Restricted Stock or Restricted Stock Units has been made by the Director in accordance with the procedures established by the Committee divided by the Fair Market Value of a Share on the date of grant, rounded to the nearest whole Share. An Option granted pursuant to this Section 4.3 will have a five-year term and vest in full immediately upon grant, provided that no Shares acquired upon exercise of the Option may be sold within six months following the date of grant.  Shares of Restricted Stock and, if permitted by the Committee, Restricted Stock Units granted pursuant to this Section 4.3 will vest, based upon continuing service, in full on the one-year anniversary of the date of grant unless vested earlier pursuant to Section 8.9 or 8.10 herein.

               4.4Lapsed Awards.  If any Award granted under the Plan terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available for the grant of an Award under the Plan.  Shares used to pay the Exercise Price of an Option and Shares used to satisfy tax withholding obligations shall not be available for future Awards under the Plan.  To the extent that Shares are delivered pursuant to the exercise of a SAR, the number of underlying Shares as to which the exercise related shall be counted against the Limit set forth in Section 4.1, as opposed to only counting the Shares issued.

               4.5Adjustments in Authorized Shares.  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be issued under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as shall be determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of rights.

               4.6Dividends and Dividend Equivalents. The Committee may provide that any Award under the Plan earn dividends or dividend equivalents; provided however, that dividend equivalent rights may not be granted in connection with any Option or SAR granted hereunder. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account, provided that as to any dividend equivalent rights granted in connection with an Award granted under the Plan that is subject to performance-based vesting requirements (whether pursuant to Qualifying Performance Goals or otherwise), no payment shall be made with respect to such dividend equivalent right (or, in the case of a Restricted Stock or similar Award where the dividend must be paid as a matter of law, the dividend payment shall be subject to forfeiture or repayment, as the case may be) unless the related performance-based vesting conditions of such Award are satisfied. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.

ARTICLE 5.  ELIGIBILITY  AND  PARTICIPATION

               5.1Eligibility.  Persons eligible to participate in the Plan include all Employees, including Employees who are members of the Board or the board of directors of any Subsidiary, and all Directors, including Directors of the Company and its Subsidiaries.

               5.2Actual Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from all Employees and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.  Subject to Section 4.3 herein, no Employee or Director shall be entitled to be granted an Award under the Plan.

ARTICLE 6.  STOCK  OPTIONS

               6.1Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Employees and Directors at any time and from time to time as shall be determined by the Committee.  Subject to Sections 4.1, 4.2 and 4.3, the Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant.  Options granted to Directors shall consist only of NQSOs and not ISOs.

               6.2Option Agreement.  Each Option grant shall be evidenced by an Option agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, the percentage of the Option that becomes exercisable on specified dates, and such other provisions as the Committee shall determine.  The Option agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

               6.3Exercise Price.  The Exercise Price for each grant of an Option shall be determined by the Committee, provided that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted.  In the event any holder of 10% or more of the Shares receives a grant of ISOs, the Exercise Price shall be not less than 110% of the Fair Market Value of a Share on the date of grant.  Once an Option has been granted, the Exercise Price with respect thereto may not be changed except for any adjustments pursuant to Section 4.5 herein.

               6.4Duration of Options.  Each Option granted shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth anniversary of the date of its grant, and provided further that no ISO granted to a holder of 10% or more of the Shares shall be exercisable later than the fifth anniversary of the date of its grant.

               6.5Exercise of Options.  Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant.

               6.6Payment.  Options shall be exercised by the delivery of a written notice of exercise to the Company, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by payment in full of the Exercise Price.

Upon exercise of any Option, the Exercise Price shall be payable to the Company in full either (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price, or (c) by a combination of (a) and (b).  In addition, the Company may establish a cashless exercise program in accordance with applicable laws and regulations.

As soon as practicable after receipt of a notification of exercise and payment in full of the Exercise Price, the Company shall deliver Share certificates, or cause Shares to be issued by book-entry procedures, in an appropriate amount based upon the number of Shares purchased under the Option(s).

               6.7Restrictions on Share Transferability.  The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired upon exercise for a specified period of time, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.  No restriction on Share transferability shall be imposed that causes either the Shares or the Options to which the Shares relate to violate Section 409A.

               6.8Termination of Employment or Service Due to Death, Disability or Retirement.

(a)
Termination by Death.  Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, in the event the employment or service of a Participant is terminated by reason of death, any outstanding Options granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all Options granted to such Participant shall remain exercisable for one year after the date of the Participant’s death by the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the Option by will or by the laws of descent and distribution.

(b)
Termination by Disability.  Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, in the event the employment or service of a Participant is terminated by reason of Disability, any outstanding Options granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all Options granted to such Participant shall remain exercisable until their respective expiration dates, or for one year after the date that the Participant’s employment or service is terminated by reason of Disability, whichever period is shorter. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant's Options by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the Options by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

(c)
Termination by Retirement.  Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, in the event the employment of an Employee is terminated by reason of Retirement, or the service of a Director is terminated after age 65, any outstanding Options granted to that Employee or Director that are not exercisable as of the date of termination shall immediately become exercisable, and all Options granted to such Participant shall remain exercisable until their respective expiration dates, or for one year after the date of termination, whichever period is shorter.  Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant's Options by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the Options by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

(d)
Exercise Limitations on ISOs.  In the case of ISOs, the tax treatment prescribed under Section 422 of the Code may not be available if the Options are not exercised within the time periods provided by Section 422 for each of the various types of employment termination.

               6.9Termination of Employment for Other Reasons.  Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, if the employment of an Employee or the service of a Director shall terminate for any reason other than the reasons set forth in Section 6.8 herein, except for Cause, all outstanding Options that are not exercisable as of the date of termination immediately shall expire and terminate (and shall once again become available for grant under the Plan). However, the Committee, in its sole discretion, shall have the right to waive such termination and to immediately make exercisable all or any portion of such Options.  Thereafter, unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, all such exercisable Options shall remain exercisable until their respective expiration dates, or for one year after the date of termination, whichever period is shorter.  Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant's Options by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the Options by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

If the employment or service of a Participant shall terminate for Cause, all outstanding Options immediately shall be forfeited to the Company (and shall once again become available for grant under the Plan) and no additional exercise period shall be allowed, regardless of the exercisability status of the Options.

6.10                   Transferability of Options.  Except as otherwise permitted by the Code or the regulations thereunder, no ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than, upon the Participant’s death, to the person designated as the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by will or by the laws of descent and distribution.  An ISO may be transferred incident to a divorce (within the meaning of Code Section 1041) or pursuant to a Qualified Domestic Relations Order, but such transfer shall cause the ISO to become an NQSO as of the day of the transfer. An ISO may be transferred to a grantor trust if, under Code Section 671 and applicable state law, the Participant is considered the sole beneficial owner of the ISO while it is held by the trust.  No NQSO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than (i) upon the Participant’s death, to the person designated as the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by will or by the laws of descent and distribution, (ii) pursuant to a Qualified Domestic Relations Order, (iii) to a grantor trust if, under Code Section 671 and applicable state law, the Participant is considered the sole beneficial owner of the NQSO while it is held by the trust or (iv) if specified by the Committee in the Participant’s Option agreement, by gift to any member of the Participant’s immediate family or to a trust for the benefit of the Participant or one or more of the Participant’s immediate family members.  For purposes of this Section 6.10, a Participant’s “immediate family” shall mean the Participant, Participant’s spouse, children and grandchildren.  Unless transferred as permitted hereby, an Option shall be exercisable during the Participant’s lifetime only by the Participant.

ARTICLE 7.  STOCK  APPRECIATION  RIGHTS

               7.1Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to Employees and Directors at any time and from time to time as shall be determined by the Committee.  A SAR may be Related to an Option or may be granted independently of any Option as the Committee shall from time to time in each case determine.  In the case of a Related Option, such Related Option shall cease to be exercisable to the extent of the Shares with respect to which the Related SAR was exercised.  Upon the exercise or termination of a Related Option, any Related SAR shall terminate to the extent of the Shares with respect to which the Related Option was exercised or terminated.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Sections 4.1 and 4.2 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.  However, the Grant Price of a SAR shall be at least equal to 100% of the Fair Market Value of a Share on the date of grant of the SAR.  The Grant Price of a Related SAR shall be equal to the Exercise Price of the Related Option. The terms and conditions of any SAR shall not include provisions that provide for the deferral of compensation other than the recognition of income until the exercise of the SAR (so that the SAR will not be subject to Section 409A).  Once an SAR has been granted, the Grant Price with respect thereto may not be changed except for any adjustments pursuant to Section 4.5 herein.

               7.2Exercise of SARs.  SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon the SARs.

               7.3SAR Agreement.  Each SAR grant shall be evidenced by a SAR agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

               7.4Term of SARs.   The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; however, such term shall not exceed ten years.

               7.5Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The difference between the Fair Market Value of a Share on the date of exercise over the Grant Price; and

(b)       The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof.

               7.6Restrictions on Share Transferability.  The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an SAR under the Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired upon exercise for a specified period of time, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.  No restriction on Share transferability shall be imposed that causes either the Shares or the SAR to which the Shares relate to violate Section 409A.

               7.7Termination of Employment or Service Due to Death, Disability or Retirement.

(a)
Termination by Death.  Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, in the event the employment or service of a Participant is terminated by reason of death, any outstanding SARs granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all SARs granted to such Participant shall remain exercisable for one year after the date of the Participant’s death by the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant,  by such other Person or Persons as shall have acquired the Participant's rights under the SARs by will or by the laws of descent and distribution.

(b)
Termination by Disability.  Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, in the event the employment or service of a Participant is terminated by reason of Disability, any outstanding SARs granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all SARs granted to such Participant shall remain exercisable until their respective expiration dates, or for one year after the date the Participant's employment or service is terminated by reason of Disability, whichever period is shorter.  Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant's SARs by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the SARs by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

(c)
Termination by Retirement. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, in the event the employment of an Employee is terminated by reason of Retirement, or the service of a Director is terminated after age 65, any outstanding SARs granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all SARs granted to such Participant shall remain exercisable until their respective expiration dates, or for one year after the date that employment or service was terminated, whichever period is shorter.  Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant's SARs by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the SARs by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

               7.8Termination of Employment for Other Reasons.  Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, if the employment of an Employee or the service of a Director shall terminate for any reason other than the reasons described in Section 7.7 herein, except for Cause, all outstanding SARs held by the Participant that are not exercisable as of the date of termination immediately shall expire and terminate (and shall once again become available for grant under the Plan).  However, the Committee, in its sole discretion, shall have the right to waive such termination and to make exercisable all or any portion of such SARs.  Thereafter, unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, all such exercisable SARs shall remain exercisable until their expiration dates, or for one year after the date of termination, whichever period is shorter.  Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant's SARs by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant's rights under the SARs by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

If the employment or service of the Participant shall terminate for Cause, all outstanding SARs immediately shall be forfeited to the Company (and shall once again become available for grant under the Plan) and no additional exercise period shall be allowed, regardless of the exercisability status of the SARs.

               7.9Transferability of SARs.  An SAR that is Related to an ISO may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than upon the Participant’s death, to the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by will or by the laws of descent and distribution.  Any other SAR, whether or not related to an NQSO, may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than (i) upon the Participant’s death, to the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by will or by the laws of descent and distribution, (ii) pursuant to a Qualified Domestic Relations Order, (iii) to a grantor trust described in Section 6.10 or (iv) if specified by the Committee in the Participant’s SAR agreement, by gift to any member of the Participant’s immediate family or to a trust for the benefit of the Participant, or one or more of the Participant’s immediate family members.  For purposes of this Section 7.9, a Participant’s “immediate family” shall mean the Participant, Participant’s spouse, children and grandchildren.  Unless transferred as permitted hereby, an SAR shall be exercisable during the Participant’s lifetime only by the Participant.

ARTICLE 8.  RESTRICTED  STOCK AND RESTRICTED STOCK UNITS

               8.1Grant of Restricted Stock and Restricted Stock Units. Subject to the limitations set forth in Sections 4.1 and 4.2 herein, the rights of Directors under Section 4.3 herein, and the other terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Employees and Directors in such amounts as the Committee shall determine, Unless vested earlier pursuant to Section 8.9 or 8.10 herein, Shares of Restricted Stock and Restricted Stock Units shall vest (i.e., no longer be subject to a risk of forfeiture under a Period of Restriction), based upon continuing employment or service, over a minimum of three years, with the exception of: (i) Shares of Restricted Stock and Restricted Stock Units awarded based upon past or future performance (whether pursuant to Qualifying Performance Goals or otherwise), which shall vest, based also upon continuing employment or service, over a minimum of one year; (ii) Shares of Restricted Stock and Restricted Stock Units granted to Directors of the Company pursuant to Section 4.3 herein, which shall vest, based upon continuing service, in full on the one-year anniversary of the date of grant; and (iii) Shares of Restricted Stock and Restricted Stock Units granted to a person not previously an Employee or Director, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company or any Subsidiary, which may be subject to a shorter minimum vesting period.

               8.2Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock and Restricted Stock Unit grant shall be evidenced by a Restricted Stock or Restricted Stock Unit agreement that shall specify the Period of Restriction and any other vesting terms, the number of Shares of Restricted Stock or Restricted Stock Units granted, and such other provisions as the Committee shall determine.  Each Restricted Stock Unit agreement shall comply with Section 409A.

8.3           Nontransferability.  Except as otherwise provided in this Plan or the Restricted Stock or Restricted Stock Unit agreement, Shares of Restricted Stock and Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Restricted Stock or Restricted Stock Unit agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock or Restricted Stock Unit agreement. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in the Restricted Stock or Restricted Stock Unit agreement.

               8.4Other Restrictions.  In addition to the restrictions set forth in Section 8.1 herein, the Committee may impose such restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including restrictions under applicable Federal or state securities laws; and may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions.  The Committee may also require that Participants pay a stipulated purchase price for each Share of Restricted Stock or Restricted Stock Unit, or impose holding requirements or sale restrictions upon vesting of Restricted Stock or settlement of Restricted Stock Units in Shares.

               8.5Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

"The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan and in a Restricted Stock agreement dated ____________.  A copy of the Plan and such Restricted Stock agreement may be obtained from the Chief Financial Officer of MB Financial, Inc."

               8.6Removal of Restrictions.  Except as otherwise provided in this Section, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction.  Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 8.5 herein removed from his or her Share certificate.

               8.7Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.  Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are issued to the Participant in settlement of the Restricted Stock Units.

               8.8Dividends and Other Distributions.  Subject to Section 4.6 herein, during the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those Shares while they are so held.  The Committee may provide that payment of such dividends shall not be made until the underlying restricted stock vests.  If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.  Participants shall have no rights to dividends or other distributions paid on the Shares underlying Restricted Stock Units other than dividends and distributions with a record date on or after the date on which the Shares are issued to the Participant.  Subject to Section 4.6 herein, the Committee may provide for dividend equivalent units in the Participant’s Restricted Stock Unit agreement.

               8.9Termination of Employment or Service Due to Death, Disability or Retirement.  Unless otherwise set forth in the Restricted Stock or Restricted Stock Unit agreement, in the event that a Participant's employment or service is terminated by reason of death, Disability or Retirement, the Period of Restriction with respect to the Participant's Shares of Restricted Stock or Restricted Stock Units shall lapse as of the date of termination.

               8.10Termination of Employment or Service for Other Reasons.  Unless otherwise set forth in the Restricted Stock or Restricted Stock Unit agreement, if the employment or service of the Participant shall terminate for any reason other than those reasons described in Section 8.9 herein, including a termination for Cause, all nonvested Shares of Restricted Stock and Restricted Stock Units held by the Participant at that time immediately shall be forfeited and, in the case of Restricted Stock, the Shares shall be returned to the Company (and shall once again become available for grant under the Plan); provided, however, that with the exception of a termination of employment or service for Cause, the Committee, in its sole discretion, shall have the right to provide for lapsing of the Period of Restriction with respect to Restricted Stock or Restricted Stock Units following termination of employment or service for any reason other than those described in Section 8.9 herein, upon such terms and provisions as it deems proper.

               8.11Settlement of Restricted Stock Units.  Restricted Stock Units shall be settled (paid) at such time as is specified in the Restricted Stock Unit agreement.  When and if Restricted Stock Units become payable, a Participant having received the grant of such units shall be entitled to receive payment from the Company in cash, Shares or a combination thereof, as determined by the Committee at its sole discretion.

ARTICLE 9. PERFORMANCE SHARES AND PERFORMANCE UNITS

               9.1Grant of Performance Shares and Performance Units.  Subject to the limitations set forth in Sections 4.1 and 4.2 herein and the other terms of the Plan, the Committee, at any time and from time to time, may grant Performance Shares, or Performance Units entitling the Participant to future cash payments or Shares or a combination thereof, based upon the level of achievement with respect to one or more pre-established performance goals (which may, but need not, include Qualifying Performance Goals) established for a Performance Period.

               9.2Amount of Award.  The Committee shall establish a maximum amount of a Participant’s Award, which amount shall be denominated in Shares in the case of Performance Shares or in units in the case of Performance Units.

               9.3Award Agreement.  Each Award of Performance Shares or Performance Units shall be evidenced by a Performance Share or Performance Unit agreement, which shall contain provisions regarding (i) the target and maximum amount payable to the Participant pursuant to the Award, (ii) the performance goals and level of achievement versus these goals that shall determine the amount of such payment, (iii) the Performance Period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) whether and the extent to which Participants holding Performance Shares or Performance Units will receive dividends or dividend equivalents with respect to dividends declared with respect to the Shares, which, if any, shall be subject to Section 4.6 herein, (vi) restrictions on the alienation or transfer of the Award prior to actual payment and restrictions on the sale or transfer of Shares following actual payment of an Award paid in Shares, (vii) forfeiture provisions and (viii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee.

               9.4Performance Goals.  Performance goals established by the Committee shall relate to Company-or Subsidiary-wide, group or individual performance, and be based upon such measures as are determined by the Committee; provided, however, that the performance measures for any portion of an Award of Performance Shares or Performance Units that is intended by the Committee to satisfy the requirements for Qualified Performance-Based Compensation  shall be based on one or more Qualifying Performance Measures selected by the Committee in accordance with Article 11 herein.  Multiple performance goals may be used and the components of multiple performance goals may be given the same or different weighting in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, individuals or entities.

               9.5Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Award of Performance Shares or Performance Units on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine, if so provided in the terms of the Award.

                9.6Payment of Awards. Following the conclusion of each Performance Period, the Committee shall determine the extent to which performance goals have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Period. The Committee shall determine what, if any, payment is due with respect to an Award and, in the case of Performance Units, whether such payment shall be made in cash, Shares or a combination thereof. Payment shall be made in a lump sum within 60 days after the Committee determines that a payment is due (or at such other time as provided for in the Performance Share or Performance Unit agreement that either qualifies as a short-term deferral that is exempt from Section 409A, or satisfies Section 409A).

9.7         Termination of Employment or Service Due to Death, Disability or Retirement.   Unless provided otherwise in the Participant’s agreement evidencing his or her Performance Shares or Performance Units, if the employment or service of a Participant shall terminate before the end of a Performance Period by reason of death, Disability or Retirement, then to the extent it is determined by the Committee following the end of the Performance Period in accordance with Section 9.6 that the performance goals have been attained, the Participant shall be entitled to a pro rata payment based on the number of months’ service during the Performance Period but based on the achievement of performance goals during the entire Performance Period; payment under these circumstances shall be made at the time payments are made to Participants who did not terminate service during the Performance Period, subject to Section 9.6 herein.

               9.8Termination of Employment or Service for Other Reasons.  Unless provided otherwise in the Participant’s agreement evidencing his or her Performance Shares or Performance Units, if the employment or service of a Participant shall terminate before the end of a Performance Period for any other reason, all outstanding Awards of Performance Shares or Performance Units to such Participant shall be cancelled; provided, however, that in the event of a termination of the employment or service of the Participant by the Company other than for Cause, the Committee in its sole discretion may waive the foregoing automatic cancellation provision and pay out on a pro rata basis as set forth in Section 9.7 herein.

9.9         Nontransferability.  Except as otherwise provided in the Participant's agreement evidencing his or her Award of Performance Shares or Performance Units, Performance Shares and Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the Participant’s death, to the Participant’s Beneficiary or, if no Beneficiary has been designated by the Participant, by will or by the laws of descent and distribution. Further, except as otherwise provided in the Participant's agreement evidencing his or her Award of Performance Shares or Performance Units, a Participant's rights under the Plan shall inure during his or her lifetime only to such Participant.

ARTICLE 10. OTHER STOCK-BASED AWARDS AND CASH AWARDS

               10.1Other Stock-Based Awards.  The Committee may, subject to the limitations of Sections 4.1 and 4.2 herein, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or any Subsidiary, affiliate or business unit thereof, or any other factors designated by the Committee, and awards valued by reference to the book value of Shares or the value of securities of, or the performance of specified Subsidiaries, affiliates or other business units of the Company (“Other Stock-Based Awards”).  The Committee shall determine the terms and conditions of such Other Stock-Based Awards, including, without limitation, the number of underlying Shares, the purchase price, if any, vesting (which may, but need not, be subject to achievement of Qualifying Performance Goals), if any, forfeiture and transferability.

               10.2Cash Awards.  Subject to the limitations of Section 4.2 herein, the Committee may grant cash awards (“Cash Awards”) to any Participant.  The Committee shall determine the terms and conditions of such Cash Awards, including, without limitation, performance criteria which must be satisfied (which may, but need not, include Qualifying Performance Goals).

               10.3Section 409A Compliance.  To the extent any Award is made pursuant to this Article 10 that constitutes “deferred compensation” under Section 409A, the terms of such Award shall be required to comply with Section 409A.

ARTICLE 11. QUALIFIED PERFORMANCE-BASED COMPENSATION

11.1          General.  Notwithstanding any other terms of the Plan, the vesting, payability, and value (as determined by the Committee) of each Award other than an Option or SAR that, at the time of grant, the Committee intends to be Qualified Performance-Based Compensation shall be determined by the attainment of one or more Qualifying Performance Goals as determined by the Committee in conformity with Code Section 162(m). The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the Qualifying Performance Goal(s) applicable to such Awards within ninety (90) days after the commencement of the period to which the Qualifying Performance Goal(s) relate(s) or such earlier time as is required to comply with Code Section 162(m) and the regulations thereunder. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the Qualifying Performance Goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an Award of Qualified Performance-Based Compensation above the maximum value determined under the performance formula by the attainment of the applicable Qualifying Performance Goal(s), but the Committee may reduce the value below such maximum if the terms of the Award so provide.

11.2          Qualifying Performance Measures.  Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Qualifying Performance Measures set forth in this Article 11, the Qualifying Performance Goal(s) upon which the payment or vesting of an Award that is intended to qualify as Qualified Performance-Based Compensation shall be limited to the following measures (referred to as “Qualifying Performance Measures”): earnings and earnings per share (before or after taxes); net income and net income per share (before or after taxes); pre-tax, pre-provision earnings and pre-tax, pre-provision earnings per share; core pre-tax, pre-provision earnings and core pre-tax, pre-provision earnings per share; pre-tax, pre-provision earnings or core pre-tax, pre-provision earnings to risk-weighted assets; revenues and gross profits (in total or with respect to specific categories or business units, including, without limitation, brokerage, trust and treasury management); operating or cash earnings; operating or cash earnings per share; return measures (including but not limited to total stockholder return, return on average assets, return on average stockholders’ equity and cash return on tangible equity); net interest income; net interest income on a tax equivalent basis; net interest margin; net interest margin on a tax equivalent basis; net non-interest expense to average assets; interest-sensitivity gap levels; expense targets; operating efficiency; market share; assets under management; new or net growth in merchant processing sales; growth in assets, loans (in total or with respect to specific categories of loans) and/or deposits (in total or with respect to specific categories of deposit accounts, and with respect to number of account relationships or account balance amounts); growth in target market relationships; investments; value of assets; asset quality levels; charge-offs; loan-loss reserves; non-performing assets; Share price; regulatory compliance; satisfactory internal or external audits; book value and book value per share; tangible stockholders’ equity and tangible book value per share; tangible common equity and tangible common equity per share; tangible common equity to tangible assets; tangible common equity to risk-weighted assets; improvement of financial ratings; and achievement of balance sheet or income statement objectives, or other financial accounting or quantitative objectives established by the Committee.

Any Qualifying Performance Measure(s) may be used to measure the performance of the Company as a whole or any Subsidiary or business unit of the Company or any combination thereof, as the Committee may deem appropriate.  Such performance may be measured in absolute terms and/or relative to the performance of a group of other companies or a published or special index that the Committee, in its sole discretion, deems appropriate. In the agreement evidencing the Award, the Committee may provide for accelerated vesting of any Award based on the achievement of Qualifying Performance Goal(s).

The Committee may provide in the agreement evidencing an Award that any evaluation of attainment of a Qualifying Performance Goal may include or exclude the effects of any of the following events that occurs during the relevant period: (i) extraordinary, unusual and/or non-recurring items of gain or loss; (ii) asset write-downs; (iii) litigation or claim judgments or settlements; (iv) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (v) any reorganization and restructuring programs; and (vi) acquisitions or divestitures.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Qualifying Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.  For purposes of clarification, the Committee may, in its discretion, also grant performance-based Awards under the Plan that are not intended to satisfy, and do not satisfy, the requirements of Qualified Performance-Based Compensation.

    ARTICLE 12.  BENEFICIARY  DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit or right under the Plan is to be paid or transferred in case of his or her death before he or she receives any or all of such benefits or rights (a “Beneficiary or Beneficiaries”). Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime.  In the absence of any such designation, benefits or rights remaining at the Participant's death shall be paid or transferred to the Participant's estate.

ARTICLE 13.  RIGHTS  OF  EMPLOYEES  AND  DIRECTORS

               13.1Employment or Service.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.  For purposes of the Plan, transfer of employment or service of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment or service.

               13.2Participation.  Subject to Section 4.3 herein, no Employee or Director shall be entitled to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 14.  CHANGE  IN  CONTROL

Unless otherwise set forth in the applicable Award agreement, upon the occurrence of a Change in Control:

(a) Any and all outstanding Options and SARs granted hereunder shall become immediately exercisable and shall remain exercisable for the remainder of their terms, subject to Sections 6.8 and 6.9 (in the case of Options) and Sections 7.7 and 7.8 (in the case of SARs);

(b) Any Period of Restriction and other restrictions imposed on outstanding Shares of Restricted Stock and Restricted Stock Units shall lapse, and Restricted Stock Units shall be immediately payable;

(c) The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, performance-based Restricted Stock Units, Performance Units, and Performance Shares (including but not limited to Awards intended to be Qualified Performance-Based Compensation) shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change of Control and:

(i) The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change of Control, and shall be paid out to Participants within thirty (30) days following the effective date of the Change of Control; and

(ii) Awards denominated in cash shall be paid to Participants in cash within thirty (30) days following the effective date of the Change of Control; and

        (d) All Cash-Based Awards and Other Stock-Based Awards shall immediately be vested.

The Board has final authority to determine the exact date on which a Change in Control has been deemed to have occurred.

ARTICLE 15.  AMENDMENT,  MODIFICATION  AND  TERMINATION

                15.1Amendment, Modification and Termination.  The Board or the Committee may, at any time and from time to time, terminate, amend, or modify the Plan without the consent of stockholders or Participants, except that any such action will be subject to the approval of the Company’s stockholders if, when and to the extent such stockholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or if the Board, in its discretion, determines to seek such stockholder approval.  In addition, Options and SARs issued under the Plan may not be repriced, replaced or regranted through cancellation, exchanged for cash or other Awards or by lowering the Exercise or Grant Price of a previously granted Option or SAR (other than as described in Section 4.5 herein) except with the approval of the Company’s stockholders and in compliance with Section 409A.  Neither the Board nor the Committee may materially waive any conditions of, or rights of the Company under, or modify or amend the terms of any outstanding Award, nor may the Board or Committee amend, alter, suspend, discontinue or terminate any outstanding Award without the consent of the Participant or holder thereof, except as otherwise herein provided, including, without limitation as provided in Section 15.2 herein.  No Award granted on or before December 31, 2004 that was not as of December 31, 2004 subject to Section 409A may be amended, modified, extended or renewed after December 31, 2004 in a manner that would subject the Award to Section 409A, unless such Award is intended to be subject to Section 409A and such amendment, modification, extension or renewal is made in accordance with Section 409A.

               15.2Awards Previously Granted.  No termination, amendment, or modification of the Plan shall in any manner adversely affect any Award previously granted under the Plan, without the written consent of the Participant; provided, however, that the Participant shall be required to consent to any amendment or modification required by law or for the Plan to comply with Section 409A.

    ARTICLE 16.  WITHHOLDING

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan.  The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold Shares or the Participant making other arrangements acceptable to the Committee.

    ARTICLE 17.  INDEMNIFICATION

Each Person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company's charter or by-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 18.  SUCCESSORS

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company.

ARTICLE 19.  REQUIREMENTS  OF  LAW

               19.1Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

               19.2Governing Law.  To the extent not preempted by Federal law, (i) with respect to Awards made prior to November 6, 2001, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, and (ii) with respect to Awards made on or after November 6, 2001, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.

19.3          TARP and Other Regulatory Requirements.  Anything in this Plan or an Award to the contrary notwithstanding, it is intended that, to the extent required, that this Plan and Awards granted hereunder comply with the requirements of the TARP Capital Purchase Program (and applicable regulations issued thereunder) and with any similar legislative or regulatory limitations or requirements which may become applicable to the Company and the Awards made hereunder (collectively, the “Regulatory Requirements”), including, but not limited to, provisions limiting payment of certain bonus, incentive or retention compensation or “golden parachute payments” to certain officers or highly compensated employees, requiring that the Company may recover (claw-back) bonus and incentive compensation in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of Company, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to the Company and a Participant. The application of this Section 19.3 is intended to, and shall be interpreted, administered and construed to, cause the Plan and Awards to comply with the Regulatory Requirements and, to the maximum extent consistent with this Section 19.3 and the Regulatory Requirements, to permit the operation of the Plan and each Award in accordance with the terms and provision thereof before giving effect to the provisions of this Section 19.3 or the Regulatory Requirements.

           ARTICLE 20.  ADDITIONAL PROVISIONS

           20.1           Election to Defer.  To the extent provided by the Committee under this Plan or an applicable deferral plan established by the Company or a Subsidiary, the receipt of payment of cash or delivery of Shares that would otherwise be due to a Participant pursuant to an Award hereunder,other than Options and SARs, may be deferred at the election of the Participant.  Any such deferral elections and the payment of any amounts so deferred shall be made in accordance with such rules and procedures as the Committee may establish under this Plan or the applicable deferral plan, which rules and procedures shall comply with Section 409A of the Code.

    20.2          Other Restrictions, Limitations and Clawback; Compliance with Law, Rules and Regulations.  The Committee may provide that a Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment, to delayed or deferred payment or to holding period requirements upon the occurrence of certain specified events or circumstances in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to, (a) termination of employment for Cause, (b) fraudulent or illegal actions or other misconduct, (c) violation of any Company and/or Subsidiary code of ethics, conflict of interest, insider trading or similar policy or code of conduct applicable to the Participant, (d) failure to enter into, or the breach of, any noncompetition, nonsolicitation, confidentiality, or other restrictive covenant that may apply to the Participant, (e) other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries or (f) requirements of applicable laws, rules or regulations, including the Regulatory Requirements (as described in Section 19.3).  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted), or in other circumstances subjecting Participants to the obligation to repay, and for the Company to recoup (clawback) incentive or other compensation, the Participant shall reimburse the Company with respect to payments received upon exercise or in settlement of an Award earned or accrued, and/or outstanding Awards shall be reduced, surrendered or cancelled, in such amount and with respect to such time period as the Committee shall determine to be required by applicable law, rule or regulation.

    20.3           Compliance with Section 409A.  This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A and shall be construed and interpreted in accordance with such intent.  To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled, or deferred ina manner that will comply with Section 409A, except as otherwise determined by the Committee.  Any provision of this Plan that would cause th grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.  In the case of amounts not intended to be referrals of compensation subject to Section 409A, such as, but not limited to, annual incentive Awards, payment or settlement of amounts under such Awards shall occur not later than March 15 of the year following the year in which the Participant has a legally-binding right to payment or settlement.  In the case of amounts intended to be deferral of compensation subject to Section 409A the initial deferral election shall be made and become irrevocable no later tha December 31 of the year immediately preceding the year in which the Participant first performs services related to such compensation, provided that the timing of such initial deferral election may be later as provided in Section 409A with respect to initial participation in the Plan and for "performance-based compensation" as defined under Section 409A.  If an amount payable under an Award as a result of the separation from service (other than due to death) occurring while the Participant is a "specified employee" constitutes a deferral of compensation subject to Section 409A, then payment of such amount shall not occur until six (6) months and a day after the date of Participant;s "separation from service: except as permitted under Section 409A.

APPENDIX B

Set forth below is the text of the proposed amendment to the charter of MB Financial, Inc. (the “Company”) discussed in Proposal IV (deletions shown by strikethrough; additions shown by underline).  Article 7 of the Company’s charter would be amended to read in its entirety substantially as follows:

“ARTICLE 7.  Directors. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.  Management of the Corporation.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  All powers of the Corporation may be exercised by or under the authority of the Board of Directors, except as conferred on or as reserved to the stockholders by law or by the Charter or the By-laws of the Corporation.

B.  Number, Class and Terms of Directors; Cumulative Voting.  The number of directors of the Corporation shall be ~~17,~~nine, which number may, subject to any limitations and/or voting requirements set forth in the By-laws of the Corporation, be increased or decreased from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the “Whole Board”); provided, however, that such number shall never be less than the minimum number of directors permitted by the Maryland General Corporation Law (“MGCL”) now or hereafter in force.  ~~The~~Except with respect to any directors~~, other than those~~ who may be elected by the holders of any class or series of Preferred Stock or Other Stock, ~~shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class (“Class I”) to expire at the conclusion of the first annual meeting of stockholders, the term of office of the second class (“Class II”) to expire at the conclusion of the annual meeting of stockholders one year thereafter and the term of office of the third class (“Class III”) to expire at the conclusion of the annual meeting of stockholders two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified.  At each annual meeting of stockholders, directors elected to succeed those~~at the 2012 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term of office to expire at the ~~third succeeding annual meeting of stockholders after~~2013 annual meeting of stockholders, at the 2013 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term of office to expire at the 2014 annual meeting of stockholders and at the 2014 annual meeting of stockholders and each annual meeting of stockholders thereafter, the successors of the directors whose terms expire at each such meeting shall be elected for a term of office expiring at the annual meeting of stockholders next following their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

The names of the ~~individuals who will serve as~~current directors of the Corporation, who shall serve until their successors are elected and ~~qualify~~qualified, are as follows:

~~(1) Class I directors:~~

~~Burton J. Field~~
~~Lawrence E. Gilford~~
~~Patrick Henry~~
~~Richard J. Holmstrom~~
~~Clarence Mann~~
~~Kenneth A. Skopec~~

~~(2) Class II directors:~~ David P. Bolger, Robert S. Engelman, Jr.~~Alfred Feiger~~
~~Richard I. Gilford~~, Mitchell Feiger, Charles J. Gries, James N. Hallene, Thomas H. Harvey, Richard J. Holmstrom, Karen J. May and Ronald D. Santo.
~~Eugene Sawyer~~

~~(3) Class III directors:~~

~~E.M. Bakwin~~
~~Mitchell Feiger~~
~~James N. Hallene~~
~~Leslie S. Hindman~~

B-1

~~David Husman~~

Stockholders shall not be permitted to cumulate their votes in the election of directors.

C.  Vacancies.  Subject to the rights of the holders of any class or series of Preferred Stock or Other Stock then outstanding and except as otherwise provided in the By-laws of the Corporation, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and~~, by virtue of the Corporation's election made hereby to be subject to Section 3-804(c)(3) of the MCGL,~~ any director so chosen shall hold office ~~for the remainder of the full term of the class of directors in which the vacancy occurred and until a~~until the next annual meeting of stockholders and until his or her successor is elected and qualified.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D.  Removal.  Subject to the rights of the holders of any class or series of Preferred Stock or Other Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 5 hereof) voting together as a single class.

E.  Stockholder Proposals and Nominations of Directors.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.

B-2

MB FINANCIAL, INC. 6111 N. RIVER RD. ATTN: DORIA L. KOROS ROSEMONT, IL 60018
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M34537-P04350	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MB FINANCIAL, INC.
The Board of Directors recommends you vote FOR
each of the following:

Vote on Directors			For	Against	Abstain
1. Election of Directors
Nominee:
1a. Richard J. Holmstrom			☐	☐	☐

1b. Karen J. May			☐	☐	☐

Vote on Proposals					For	Against	Abstain

The Board of Directors recommends you vote FOR the following proposals:
2. Advisory (non-binding) vote on executive compensation.					☐	☐	☐

3. Approval of the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan.					☐	☐	☐

4. Approval of an amendment to the Company's charter to declassify the Board of Directors and certain related amendments.					☐	☐	☐

5. Ratification of the appointment of McGladrey & Pullen, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011.					☐	☐	☐

In their discretion, the proxies are authorized to vote on any other business that may come before the Meeting or any adjournment or postponement thereof.

NOTE: The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Meeting, a Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M34538-P04350

MB FINANCIAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS - JUNE 13, 2011

The undersigned hereby appoints David P. Bolger, Robert S. Engelman, Jr., Thomas H. Harvey and Ronald D. Santo, and each of them, with full power of substitution, acting by a majority of those present and voting, or if only one is present and voting then that one, to act as attorneys and proxies for the undersigned to vote all shares of common stock of MB Financial, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the "Meeting"), to be held on Monday, June 13, 2011, at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois, at 8:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if present.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR THE APPROVAL OF THE MB FINANCIAL, INC. SECOND AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN, FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S CHARTER TO DECLASSIFY THE BOARD OF DIRECTORS AND CERTAIN RELATED AMENDMENTS AND FOR THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY THE INTERNET OR PHONE.

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

MB FINANCIAL, INC.

Meeting Information

Meeting Type: Annual
For holders as of: March 28, 2011
Date: June 13, 2011 **Time:** 8:30 AM CDT
Location: MB Financial Center
6111 North River Road
Rosemont, Illinois 60018

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M33440-P04350

Voting Items

1. Election of Directors

Nominees:

01) Richard J. Holmstrom
02) Karen J. May

2. Advisory (non-binding) vote on executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M33442-P04350